As filed with the Securities and Exchange Commission on April 17, 2025

Registration No. 333-266211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gainbridge Life Insurance Company

(Exact name of registrant as specified in its charter)

Delaware	6311	47-3023521
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

Gainbridge Life Insurance Company

10555 Group 1001 Way

Zionsville, Indiana 46077

(866) 459-5360

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation Systems

1209 N. Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Dodie C. Kent

Eversheds Sutherland (US) LLP

1114 Avenue of the Americas, New York, NY 10036

T: +1.212.389.5080

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I

PROSPECTUS

The OneUpTM RILA

Modified Single Premium Individual Deferred Annuity

with One or More Indexed Strategies

Issued by:

Gainbridge Life Insurance Company

P.O. Box 80509, Indianapolis, Indiana 46280

1-866-252-9439

WWW.GAINBRIDGE.IO

May 1, 2025

This Prospectus describes the OneUpTM RILA, a registered modified single premium individual deferred annuity contract with one or more index-linked strategies (the “Contract”) issued by Gainbridge Life Insurance Company (the “Company,” “we,” “us,” or “Gainbridge Life”). The Contract is designed for retirement or other long-term investment purposes. We only accept payments during the first 180 days of the Contract. Although certain disclosures in this Prospectus are only applicable at the point of sale and/or at the time the Contract is issued, the Contract is no longer available for sale to new purchasers.

The Contract is a complex insurance and investment vehicle designed for long-term investment purposes, and it is not suitable for all investors. It is not intended for someone who needs ready access to cash or who is seeking complete protection from downside risk. The Contract may not be a good fit for your individual circumstances. Before you invest, you should carefully read this Prospectus and consult with a third-party financial professional about whether the Contract’s features, benefits, risks, and fees are appropriate for you based on your financial situation and objectives. The Contract is available only for direct purchases, and all purchases must be made online at www.gainbridge.io.

All purchases of the Contract were made without a recommendation by the Company, Gainbridge Insurance Agency, LLC (“Gainbridge Insurance Agency”), J Alden Associates, Inc. (“Alden Associates”), or any other third-party sales organization and are not subject to state or federal suitability requirements or best interest obligations. See also the “Other Information – Distribution” section.”

The Contract has two phases: (i) an Accumulation Phase, during which you allocate payments (and any earnings) (“Contract Value”) to investment options (“Strategies”) to which we credit interest (“Interest”), positive or negative, based on the relevant Strategy’s fixed interest or market index-linked return at the end of specified investment periods; and (ii) an annuity phase, during which we will apply the value of your Contract to make either periodic payments or a single lump sum payment, depending on the option you choose.

Strategies. The Contract offers two general Strategy types, as follows:

The Fixed Interest Strategy, which is based on a fixed interest rate. We calculate and credit Interest daily for the Fixed Interest Strategy based on an annual fixed interest rate that we declare at the start of each Contract Year, subject to a guaranteed minimum interest rate. We offer the Fixed Interest Strategy for all Contracts.

Indexed Strategies, which are based on the performance of a market index (the “Reference Index”) for a specified period of time (“Indexed Strategy Term”). We offer one or more of the following three Indexed Strategies as investment options, depending on when you purchase the Contract: The Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.

•	If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.

•	If you purchased the Contract on or after July 1, 2024, we offer only the Coupon Indexed Strategy.

We may from time-to-time add Strategies subject to any applicable regulatory approval. We also reserve the right to discontinue offering, or accepting reallocations into, any Strategy. We guarantee always to offer the Coupon Indexed Strategy and the Fixed Interest Strategy. If you purchased your Contract before July 1, 2024, and we exercise our right only to offer the Coupon Rate Indexed Strategy with a minimum Coupon Rate of 0.20% annually, and you are not satisfied, you may surrender the Contract, but the surrender may incur Withdrawal Charges and may be subject to taxes (including a 10% additional tax before age 59 1/2).

We calculate and credit Interest daily, which can be positive or negative, for each Indexed Strategy (“Daily Index Credit”) based on changes in the value of the Reference Index throughout the Indexed Strategy Term. Your investment exposure to positive index performance is unlimited during and at the end of the Indexed Strategy Term. We calculate any additional interest credit at the end of the Indexed Strategy Term (“Indexed Strategy Credit”).

The Indexed Strategy Credit is either a Buffer Credit, a Coupon Credit, or a Floor Credit, depending on the Indexed Strategy you select. The Coupon Credit both reduces potential losses and increases potential gains. The Buffer and Floor Credits each reduce potential losses but do not increase potential gains.

We do not provide any level of protection from negative index performance prior to the end of the Indexed Strategy Term. You are only protected from potential losses at the end of the Indexed Strategy Term when we apply the Indexed Strategy Credit.

All obligations of the Company are subject to its creditworthiness and claims paying ability.

You may lose money, including some or substantially all of your Purchase Payments and any credited Interest. Depending on the performance of the Reference Index for any Indexed Strategy or Strategies you select, such losses may be significant. The risk of loss is greater if you take a withdrawal from or surrender the Contract before the end of an Indexed Strategy Term. This is because Indexed Strategy Credits are only applied at the end of the applicable Indexed Strategy Term, and any amounts withdrawn or surrendered before the end of the Indexed Strategy Term will not be subject to downside protection. In other words, amounts withdrawn or surrendered during an Indexed Strategy Term will reduce the amount of the Indexed Strategy Credit at the end of the Indexed Strategy Term, and that reduction could be significant. This also means that amounts available for withdrawals during the Indexed Strategy Term, including required minimum distributions, systematic withdrawals, annuitization, death benefit payments, amounts payable upon exercise of your right to cancel the Contract and full surrender, could be less, even significantly less, than at the end of the Indexed Strategy Term.

Also, we will apply a Withdrawal Charge, subject to any available Free Withdrawal Amount for partial withdrawals, to any withdrawal from or full surrender of the Contract during the first six Contract Years (the “Withdrawal Charge Period”).

For additional information on risks associated with owning the Contract, see the “Contract Risk Factors” section.

The Company is not an investment advisor and does not provide any investment advice with respect to the Contract. Alden Associates is the underwriter for the Contract. Alden Associates does not provide any investment advice to you with respect to the Contract. The Contract is available for purchase exclusively online at www.gainbridge.io (“Gainbridge website”), which is operated and maintained by Gainbridge Insurance Agency, an affiliate of the Company. The Gainbridge website is a digital platform that provides investors with direct access to apply for, purchase, and manage select annuity products online.

This Prospectus describes all material rights and obligations under the Contract but is not the Contract or made part of the Contract. You should therefore familiarize yourself with the Contract. Furthermore, you should study this Prospectus in conjunction with any applicable Prospectus supplements and retain them along with a copy of the Contract for future reference.

If you are a new investor in the Contract, you may cancel your Contract for any reason within 10 days of receipt, without paying fees or penalties, or within any longer period as required by applicable law in the state where the Contract was delivered. Upon cancellation, you will receive an amount equal to the Contract Value (which will reflect investment performance, positive or negative), unless applicable state law requires the return to be based on the Purchase Payments paid or another amount. See the “Right to Cancel” section for more detail.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is not an offer to sell securities, and is not soliciting an offer to buy securities, in any state where the offer or sale is not permitted. The Contract is not a bank deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

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1.	Definitions

Accumulation Phase: The period of time during which You may allocate the Contract Value to one or more Strategies, which will end on the Annuity Income Date.

Annuitant: The individual identified as the Annuitant in the Contract, or as changed in accordance with the Contract, on whose life Settlement Option payments involving a life contingency is based. The Annuitant must be a natural person. The Annuitant must be the Owner.

Annuity Income Date: The date on which the first annuity payment is made pursuant to any Settlement Option under the Contract. The Annuity Income Date cannot be later than the Maturity Date.

Application: The written document(s) and any written supplements to it that were completed to request the Contract and are attached to the Contract.

Beneficiary or Beneficiaries: The person(s) or entity(ies) to whom the Death Benefit will be paid.

Buffer: The maximum Buffer Credit payable at the end of the applicable Indexed Strategy Term for the Buffer Indexed Strategy. The Buffer for any Indexed Strategy Term for the Buffer Indexed Strategy will equal the Buffer Credit Base multiplied by the Buffer Factor.

Buffer Credit: An amount credited to the Indexed Strategy Value for the Buffer Indexed Strategy at the end of each Indexed Strategy Term for the Buffer Indexed Strategy. The Buffer Credit can never be less than zero.

Buffer Credit Base: The value used to determine each Buffer Credit. At the beginning of each Indexed Strategy Term, the Buffer Credit Base is equal to the amount allocated to the Buffer Indexed Strategy for such Indexed Strategy Term and is adjusted to reflect any Deductions from the Buffer Indexed Strategy over the applicable Indexed Strategy Term. The Buffer Credit Base is a measuring value and is not available for withdrawal, surrender, as a Death Benefit, or for application to any Settlement Option.

Buffer Factor: The percentage applied over the Indexed Strategy Term and also at the end of the Indexed Strategy Term for the Buffer Indexed Strategy to the Buffer Credit Base when determining the Buffer.

Buffer Indexed Strategy: An Indexed Strategy that limits the amount of negative Interest that may be applied by providing a Buffer Credit at the end of the applicable Indexed Strategy Term. We currently offer the Buffer Indexed Strategy for Contracts purchased before July 1, 2024.

Business Day: Any day the New York Stock Exchange (“NYSE”) is open for regular trading and that is a day on which we process financial transactions and requests. We will consider all financial transactions, including Purchase Payments, withdrawal requests and transfer instructions, to be received on the next Business Day if we receive them (i) on a day that is not a Business Day or (ii) after the close of regular trading on the NYSE, which is normally 4:00 p.m., Eastern Time.

Code: The Internal Revenue Code of 1986, as amended.

Contract Anniversary: The date in each calendar year on the anniversary of the Contract Date. If the Contract is issued on February 29th, the Contract Anniversary will be March 1st of each subsequent year.

Contract Date: The effective date of the Contract.

Contract Value: The sum of the Fixed Interest Strategy Value and all applicable Indexed Strategy Values.

Contract Year: The period from the Contract Date to, but not including the first Contract Anniversary or from one Contract Anniversary to, but not including, the immediately following Contract Anniversary, as the case may be. For example, if the Contract Date is January 17, 2024, then the first Contract Year is the twelve-month period between January 17, 2024 and January 16, 2025.

Coupon Credit: An amount credited to the Indexed Strategy Value for the Coupon Indexed Strategy at the end of each Indexed Strategy Term for the Coupon Indexed Strategy. The Coupon Credit can never be less than zero.

Coupon Credit Base: The value used to determine each Coupon Credit. At the beginning of each Indexed Strategy Term, the Coupon Credit Base is equal to the amount allocated to the Coupon Indexed Strategy for such Indexed Strategy Term and is reduced, dollar-for-dollar, to reflect any Deductions from the Coupon Indexed Strategy over the applicable Indexed Strategy Term. The Coupon Credit Base is a measuring value and is not available for withdrawal, surrender, as a Death Benefit, or for application to any Settlement Option.

Coupon Indexed Strategy: An Indexed Strategy that provides an additional Coupon Credit at the end of the applicable Indexed Strategy Term, whether the performance of the Reference Index is positive of negative over the applicable Indexed Strategy Term. We guarantee to always offer the Coupon Indexed Strategy. We offer the Coupon Indexed Strategy for all Contracts.

Coupon Rate: The percentage applied over the Indexed Strategy Term for the Coupon Indexed Strategy and also at the end of the Indexed Strategy Term to the Coupon Credit Base when determining the Coupon Credit. Because the Coupon Credits are issued quarterly at the end of each three-month Indexed Strategy Term, each Coupon Credit is calculated by applying 25% of the annual Coupon Rate.

Daily Index Credits: The interest we credit at the end of each Business Day during the Indexed Strategy Term (including the last day of the Indexed Strategy Term), based on the change in the value of the Reference Index from the previous Business Day, which may be positive or negative.

Death Benefit: The amount payable to the Beneficiaries upon the death of the Owner.

Deductions: For each Indexed Strategy, all amounts deducted that reduce the Indexed Strategy Value during the Indexed Strategy Term, including but not limited to withdrawals, Withdrawal Charges, any optional benefit fees, and reallocations away from the relevant Indexed Strategy.

Due Proof of Death: An original or an originally certified copy of an official death certificate, or an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and, in respect of each Beneficiary, our claim form, properly completed, and any other information or documents we may request to establish the identity of any Beneficiary.

Fixed Interest Rate: The annual interest rate, which is subject to a guaranteed minimum, applicable to the Fixed Interest Strategy. The initial Fixed Interest Rate is identified in the Contract. We will specify in each annual statement the Fixed Interest Rate for the following Contract Year.

Fixed Interest Strategy: The methodology available under the Contract for calculating and crediting Interest at the Fixed Interest Rate. We guarantee to always offer the Fixed Interest Strategy. We offer the Fixed Interest Strategy for all Contracts.

Fixed Interest Strategy Value: The total current value of your allocations to the Fixed Interest Strategy.

Floor Credit: An amount credited to the Indexed Strategy Value for the Floor Indexed Strategy at the end of each Indexed Strategy Term for the Floor Indexed Strategy. The Floor Credit can never be less than zero.

Floor Credit Base: The value used to determine each Floor Credit. The Floor Credit Base represents the minimum Indexed Strategy Value guaranteed at the end of the Indexed Strategy Term for the Floor Indexed Strategy. At the start of each Indexed Strategy Term the Floor Credit Base is equal to the product of (i) the amount allocated to the Floor Indexed Strategy for such Indexed Strategy Term and (ii) the Floor Factor, which is adjusted to reflect any Deductions from the Floor Indexed Strategy over the remainder of the applicable Indexed Strategy Term. The Floor Credit Base is a measuring value and is not available for withdrawal, surrender, as a Death Benefit, or for application to any Settlement Option.

Floor Factor: The percentage applied to calculate the Floor Credit Base at the beginning of the Indexed Strategy Term for the Floor Indexed Strategy.

Floor Indexed Strategy: An Indexed Strategy that establishes a minimum Indexed Strategy Value by providing a Floor Credit at the end of the applicable Indexed Strategy Term. We currently offer the Floor Indexed Strategy for Contracts purchased before July 1, 2024.

Free Withdrawal Amount: The aggregate amount of withdrawals you may make in any Contract Year without incurring a Withdrawal Charge.

Guaranteed Annuity Payment Period: The certain period of time selected by you during which annuity payments are guaranteed to be paid under any available Settlement Option that provides guaranteed payments over a specified period of time, whether or not the Annuitant is living.

Indexed Strategy: Each methodology available under the Contract for calculating and crediting Interest based on the performance of the Reference Index. We reserve the right to discontinue offering, or accepting reallocations into, any particular Indexed Strategy; however, we guarantee to always offer the Fixed Indexed Strategy and the Coupon Indexed Strategy.

Indexed Strategy Credit: A credit that accrues at the end of the applicable Indexed Strategy Term and includes, as may be applicable, each of the Buffer Credits, Coupon Credits, Floor Credits, and any credits accrued at the end of the applicable Indexed Strategy Term for any other Indexed Strategy that may become available under the Contract.

Indexed Strategy Term: For each Indexed Strategy, the time period during which the Contract Value you have allocated to the Indexed Strategy is held in the Indexed Strategy. Reallocations into or out of any Indexed Strategy may only be made at the end of the Indexed Strategy Term. Indexed Strategy Credits are only applied at the end of the Indexed Strategy Term. The end of any Indexed Strategy Term may not exceed the Maturity Date.

Indexed Strategy Value: For each Indexed Strategy, the total current value of your allocations to that Indexed Strategy.

Interest: Any amount we credit to a Strategy to which you have made allocations. For any amount allocated to the Fixed Interest Strategy, we will calculate and credit Interest on each Business Day at the Fixed Interest Rate. For any amount allocated into any Indexed Strategy, we will credit Interest (i) at the end of each Business Day (including the last day of the Indexed Strategy Term) in an amount equal to the Daily Index Credit for such Business Day and (ii) at the end of each Indexed Strategy Term in an amount equal to the Indexed Strategy Credit for such Indexed Strategy Term.

Maturity Date: The latest date on which you may elect a Settlement Option. The Maturity Date is the Contract Anniversary following the day on which the Annuitant turns age 100. The Maturity Date is fixed and may not be changed.

Owner (“you,” “your”): The owner of the Contract, as identified in the Contract, or as changed in accordance with the Contract.

Premium Tax: The amount of tax, if any, charged by the state or municipality in which your Contract is issued.

Purchase Payment: Any amount paid to the Company as consideration for the benefits provided by the Contract, including both the initial Purchase Payment and any additional Purchase Payment(s) made within the Purchase Payment Period. The minimum initial Purchase Payment we will accept in the Contract without prior Company approval is $1,000.

Purchase Payment Period: The period of time during which we will accept Purchase Payments. We will only accept additional Purchase Payments that we receive on or before the last Business Day of the Purchase Payment Period. Current Contract owners may not make additional Purchase Payments since the time period is beyond 180 days from the Contract Date.

Qualified Contract: A Contract used in connection with a personal retirement or deferred compensation plan that receives favorable U.S. federal income tax treatment under Sections 401, 403, 408, 408A, or 457 of the Code.

Qualified Contracts issued by the Company are subject to the terms of the Qualified Contract endorsement, attached to your Contract. All Contracts other than Qualified Contracts are “Non-Qualified Contracts.”

Reference Index Value: On any Business Day, the reported closing value of the Reference Index as of the close of trading on the NYSE on that Business Day. For any day when the closing value of the Reference Index is not reported as of the close of trading on the NYSE, the Reference Index Value is the reported closing value of the Reference Index on the previous Business Day.

Separate Account: The non-insulated separate account of the Company identified as Gainbridge Sep 2. The Separate Account consists of assets set aside by the Company, the investment performance of which is separate from that of the general assets of the Company.

Service Address: The address to which all correspondence concerning the Contract should be sent. The Service Address is P.O. Box 80242, Indianapolis, Indiana 46280-0242.

Settlement Option: Any available payment option from which you may select to annuitize the Contract.

Strategy: Any of the Fixed Interest Strategy or Indexed Strategies. We may from time-to-time add Strategies as approved under the applicable regulatory authority. We reserve the right to discontinue offering, or accepting reallocations into, any particular Strategy; however, we guarantee to always offer the Fixed Interest Strategy and the Coupon Indexed Strategy.

Surrender Value: The amount you would receive in connection with a full surrender of the Contract. The Surrender Value on any date is equal to the Contract Value at the end of the day on such date, less any applicable Withdrawal Charges.

Treasury Regulations: Regulations that interpret the Code which are generally issued by the U.S. Department of the Treasury.

Withdrawal Charge Percentage: The rate used for calculating Withdrawal Charges with respect to any Contract Year.

Withdrawal Charge Period: The certain period of time during which we charge a Withdrawal Charge in connection with any withdrawal from or full surrender of the Contract. The Withdrawal Charge Period begins on the Contract Date and does not reset for additional Purchase Payments made during the Purchase Payment Period.

Withdrawal Charges: The charges we will subtract from the Contract Value in the event that a withdrawal or surrender is made from the Contract during the lifetime of the Owner prior to the end of the Withdrawal Charge Period.

Written Request: A request in writing received by us and signed by you in a form acceptable to us. Written Requests may be sent via mail to the Service Address or any electronic means acceptable to us.

2.	At a Glance Product Summary

What is the OneUpTM RILA and who is it designed for?

The OneUpTM RILA is a modified single premium individual deferred annuity contract that may help you accumulate retirement or other savings. It is also known as a registered indexed-linked annuity or RILA. Your Contract can help you save for retirement because your Contract Value can earn Interest from the Fixed Interest Strategy or one or more Indexed Strategies on a tax-deferred basis and you can later elect to receive retirement income for life or a period of years.

The Contract is intended for long-term investment purposes and not for someone who needs ready access to cash. It is designed for an investor who seeks a higher level of protection for their investment than is available with variable annuities, while providing potential higher returns than are available on traditional fixed annuities. The Contract is not intended for someone who is seeking complete protection from downside risk.

The Contract has an Accumulation Phase, during which you may allocate your Contract Value to available Strategies that offer different levels of potential income and different protection against investment loss. The Accumulation Phase ends on the Annuity Income Date, which is the earlier of the date on which you begin to receive annuity payments pursuant to any Settlement Option and the Maturity Date. The following is a brief description of the key features related to the Contract.

How can I purchase the Contract?

Although certain disclosures in this Prospectus are only applicable at the point of sale and/or at the time the Contract is issued, the Contract is no longer available for sale to new purchasers.

The Contract is a complex insurance and investment vehicle designed for long-term investment purposes, and it is not suitable for all investors. It is not intended for someone who needs ready access to cash or who is seeking complete protection from downside risk. The Contract may not be a good fit for your individual circumstances. Sales of the Contract are direct through the Gainbridge website are made without a recommendation by the Company, Gainbridge Insurance Agency, Alden Associates, or any other third-party sales organization and are not subject to state or federal suitability requirements or best interest obligations. See the “Self-Directed Purchase Risk” section. Before you invest, you should carefully read this Prospectus and consult with a third-party financial professional about whether the Contract’s features, benefits, risks, and fees are appropriate for you based on your financial situation and objectives. See also the “Other Information – Distribution” section.

The Contract is available for applicants who are age 80 and younger. You can purchase the Contract with a minimum Purchase Payment of $1,000. The Contract is a modified single premium contract, which means we will accept additional Purchase Payments for a limited period of time.

We will not accept any Purchase Payments after the end of the Purchase Payment Period or after the Owner attains age 81. Currently, the Purchase Payment Period is 180 days from the Contract Date, which is the date we issue your Contract and it becomes effective. We may change the Purchase Payment Period for future purchasers of the Contract. You will be permitted to make subsequent Purchase Payments during the Purchase Payment Period, in increments equal to or greater than $500, as long as the total Purchase Payments do not exceed $3,000,000 without prior Company approval. You are not required to make any subsequent Purchase Payments.

In all events, no Purchase Payments are permitted on or after the Annuity Income Date. Furthermore, we reserve the right to not accept any Purchase Payment.

On the Contract Date, we will allocate your initial Purchase Payment to one or more of the Strategies based on the selection you made on your Application. You may only allocate Purchase Payments to Indexed Strategies on your Contract Date and at the beginning of a new Indexed Strategy Term. New Indexed Strategy Terms for the 72-month Buffer Indexed Strategy, the three-month Coupon Indexed Strategy, and the 72-month Floor Indexed Strategy are available on your Contract Date and every three months thereafter (i.e., on a quarterly basis, from your Contract Date). We will allocate any Purchase Payment we receive after the Contract Date during the Purchase Payment Period to the Fixed Interest Strategy until the beginning of the next available Indexed Strategy Term (i.e., the next quarterly anniversary of the Contract Date), at which time you may reallocate the subsequent Purchase Payment from the Fixed Interest Strategy to any available Indexed Strategy you then select as described in the “Allocation and Reallocation of Purchase Payments and Contract Value” section. If you do not reallocate the subsequent Purchase Payment from the Fixed Interest Strategy on the first available Indexed Strategy Term, then you will not be permitted to reallocate that amount until the following available Indexed Strategy Term at the next quarterly anniversary of the Contract Date. This means any Purchase Payment received after your Contract Date will not participate in any index performance until (and if) you reallocate it to an Indexed Strategy at the beginning of a new Indexed Strategy Term. Please note that you may not reallocate Indexed Strategy Value prior to the end of the Indexed Strategy Term, as described in the “Allocation and Reallocation of Purchase Payments and Contract Value” section.

For more information, see the “Purchasing the Contract” section.

What investment options are available?

The Contract offers the Fixed Interest Strategy and one or more Indexed Strategies (as described below), depending on when you purchased the Contract.

•	If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.
•	If you purchased the Contract on or after July 1, 2024, we offer only the Coupon Indexed Strategy.

We reserve the right to discontinue offering, or accepting reallocations into, any particular Strategy; however, we guarantee always to offer the Coupon Indexed Strategy and the Fixed Interest Strategy.

If your Contract solely offers the Coupon Indexed Strategy, either currently or in the future, any Indexed Strategy Value may only be protected from 0.20% of annual downside loss.

What is the Fixed Interest Strategy?

The Fixed Interest Strategy accrues Interest daily at the Fixed Interest Rate, which will always be equal to or greater than the guaranteed minimum fixed interest rate of 1.00%. The current Fixed Interest Rate is guaranteed for each Contract Year and will be provided in a notice prior to the end of each Contract Year with respect to the subsequent Contract Year.

For more information, see the “Fixed Interest Strategy” section.

What are the Indexed Strategies?

We currently offer one or more of the following three Indexed Strategies as investment options, depending on when you purchased the Contract: The Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.

•	If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.
•	If you purchased the Contract on or after July 1, 2024, we offer only the Coupon Indexed Strategy.

The Buffer Indexed Strategy and the Floor Indexed Strategy each has a 72-month (six-year) Indexed Strategy Term, and the Coupon Indexed Strategy has a three-month Indexed Strategy Term. When you choose an Indexed Strategy, you should consider the length of the Indexed Strategy Term and the level of protection of the Indexed Strategy in your selection. Specifically, the Buffer and Floor Indexed Strategies provide a stated level of downside protection at the end of any 72-month Indexed Strategy Term, respectively, whereas the Coupon Indexed Strategy, with a shorter three-month Indexed Strategy Term, does not provide a stated level of downside protection at the end of each three-month term but instead provides positive credits, which serve to reduce any losses or increase potential gains.

The Indexed Strategies accrue Interest daily based on changes in the value of the Reference Index throughout the Indexed Strategy Term (including on the last day), which can be positive or negative. Each Indexed Strategy is linked to the performance of a Reference Index for an Indexed Strategy Term. We calculate and credit Interest for each Indexed Strategy both at the end of an Indexed Strategy Term and during an Indexed Strategy Term based on changes in the value of the Reference Index. By investing in an Indexed Strategy, you are not investing in the Reference Index, in any stock included in the Reference Index, in a mutual fund or exchange-traded fund that tracks the Reference Index, or in any underlying securities. For more information about how Interest is calculated and credited, see the “Contract Value” section.

Certain Indexed Strategies may not be available in your state if you purchase the Contract. For more information, see Appendix B-State Variations.

There are two Reference Indices available: the S&P 500® Total Return Index and the S&P 500® Price Return Index. The S&P 500® Total Return Index is the Reference Index for the Coupon Indexed Strategy, and the S&P 500®

Price Return Index is the Reference Index for the Buffer Indexed Strategy and the Floor Indexed Strategy. For more information about the Reference Indices, see the “About the Reference Indices” section.

There is no guarantee that the Reference Index will remain available for the entire time you own your Contract or for the duration of any individual Indexed Strategy Term. We may remove an existing Reference Index for future allocations. We may also substitute a Reference Index during an Indexed Strategy Term. For more information, see the “Substitution and/or Removal of a Reference Index” section.

The following chart lists the Reference Index, Indexed Strategy Term, and, as applicable, Buffer Factor, Coupon Rate, or Floor Factor that is currently available for each Indexed Strategy:

Indexed Strategy	Reference Index	Indexed Strategy Term	Buffer Factor, Coupon Rate, or Floor Factor, as applicable
Buffer Indexed Strategy	S&P 500® Price Return Index	72 Months (6 Years)	Buffer Factor: 40.00%
Coupon Indexed Strategy	S&P 500® Total Return Index	3 Months	Coupon Rate: 0.25% per Indexed Strategy Term; 1% annually for four Indexed Strategy Terms
Floor Indexed Strategy	S&P 500® Price Return Index	72 Months (6 Years)	Floor Factor: 90.00%

If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy. If you purchased the Contract on or after July 1, 2024, we offer the Coupon Indexed Strategy.

None of the Indexed Strategies limit exposure to upside performance, either during or at the end of the Indexed Strategy Term.

The Indexed Strategies offer different levels of downside protection against negative Interest, resulting from negative performance of the Reference Index, through the payment of an Indexed Strategy Credit on the last day of the Indexed Strategy Term. The Indexed Strategy Credit will never be less than zero. The Indexed Strategies do not offer any level of downside protection on any other day of the Indexed Strategy Term. This is because the Buffer Credit, Coupon Credit and Floor Credit only apply on the last day of the Indexed Strategy Term. In other words, amounts withdrawn or surrendered during an Indexed Strategy Term will reduce the amount of the Indexed Strategy Credit at the end of the Indexed Strategy Term, and that reduction could be significant. Therefore, the Indexed Strategy Value available for withdrawal during the Indexed Strategy Term, including required minimum distributions, systematic withdrawals, annuitization, Death Benefit payments, amounts payable upon exercise of your right to cancel the Contract and full surrender, could be less, even significantly less, than at the end of the Indexed Strategy Term.

The Coupon Credit both reduces potential losses and increases potential gains. The Buffer and Floor Credits each reduce potential losses but do not increase potential gains.

We will never offer a Buffer Factor less than 20.00%; a Coupon Rate less than 0.20% annually; or a Floor Factor less than 75.00%. We guarantee always to offer the Fixed Interest Strategy and the Coupon Indexed Strategy.

If your Contract solely offers the Coupon Indexed Strategy, either currently or in the future, any Indexed Strategy Value may only be protected from 0.20% of annual downside loss.

For more information, see the “Available Strategies” section.

How is Interest credited to the Indexed Strategies?

We calculate a Daily Index Credit, which can be positive or negative, for each Indexed Strategy on each Business Day of the Indexed Strategy Term (including on the last day) based on changes in the value of the Reference Index. We calculate an Indexed Strategy Credit, which can only be greater than or equal to zero, at the end of the Indexed Strategy Term. You may therefore lose money, including some or substantially all of your Purchase Payments and any previously credited Interest. Depending on the performance of the Reference Index for any Indexed Strategy or Strategies you select, such losses may be significant. By investing in an Indexed Strategy, you are not investing in the Reference Index, in any stock included in the Reference Index, in a mutual fund or exchange-traded fund that tracks the Reference Index, or in any underlying securities.

Daily Index Credits. During the Indexed Strategy Term, we compare the value of the Reference Index at the end of each Business Day (including the last day of the Indexed Strategy Term) to its value at the end of the previous Business Day to determine the Daily Index Credit. The Daily Index Credit will reflect the Reference Index’s positive or negative performance without adjustment.

The Indexed Strategy Value will increase or decrease by the application of the Daily Index Credit on each Business Day throughout the Indexed Strategy Term. We do not provide any level of protection from negative index performance prior to the end of the Indexed Strategy Term

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Your investment exposure to positive index performance is unlimited during and at the end of the Indexed Strategy Term. For more information about how Daily Index Credits are calculated and credited, see the “Daily Index Credits” section.

Indexed Strategy Credits. On the last day of each Indexed Strategy Term, in addition to the Daily Index Credit, we calculate and credit the Indexed Strategy Credit. Depending on the Indexed Strategy you choose, the Indexed Strategy Credit will be in the form of a Buffer Credit, Coupon Credit, or Floor Credit. If the Indexed Strategy Credit is greater than zero, it will provide some level of downside protection at the end of the Indexed Strategy Term or, in the case of the Coupon Indexed Strategy, the Coupon Credit will either provide some downside protection or increase gains at the end of the Indexed Strategy Term. The Indexed Strategy Credit will never be less than zero.

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If the Reference Index performance is positive over the Indexed Strategy Term, your Indexed Strategy Value at the end of the Indexed Strategy Term will reflect the positive performance without adjustment (due to the application of the Daily Index Credits over the course of the Indexed Strategy Term), plus, in the case of the Coupon Indexed Strategy, application of the Coupon Credit. This means that your investment exposure to positive index performance is unlimited and can be increased by the Coupon Credit, if applicable.

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If the Reference Index performance is negative over the Indexed Strategy Term, your Indexed Strategy Value at the end of the Indexed Strategy Term will reflect the negative performance (due to the application of the Daily Index Credits over the course of the Indexed Strategy Term), subject to a stated level of downside protection provided by the Indexed Strategy Credit, if any. This means that we may provide some level of protection from negative index performance over the Indexed Strategy Term.

For more information about how the Indexed Strategy Credits are calculated and credited, see the “Available Strategies” section and the “Contract Value” section.

The Buffer Credit is an amount that will be credited to the Indexed Strategy Value for the Buffer Indexed Strategy at the end of the applicable Indexed Strategy Term. Each Buffer Credit reduces any losses, in whole or in part, from negative performance of the Reference Index over the Indexed Strategy Term, up to the value of the Buffer. The Coupon Credit is an amount that will be credited to the Indexed Strategy Value for the Coupon Indexed Strategy at the end of the applicable Indexed Strategy Term. Each Coupon Credit will increase any gains when the performance of the Reference Index is positive over the Indexed Strategy Term and will reduce any losses when the performance of the Reference Index is negative over the Indexed Strategy Term. The Floor Credit is an amount that will be credited to the

Indexed Strategy Value for the Floor Indexed Strategy at the end of the applicable Indexed Strategy Term. Each Floor Credit reduces any losses from negative performance of the Reference Index over the Indexed Strategy Term to the extent they exceed the Floor Credit Base. See also the “How can I access my money?” section for information regarding the potential significant effect of withdrawals.

The Buffer Credit, Coupon Credit, and Floor Credit only apply on the last day of the Indexed Strategy Term. This means you are only protected from potential losses at the end of the Indexed Strategy Term. You are not protected from losses at any other point during the Indexed Strategy Term. Please see the discussion under “How can I access my money?” in this “At a Glance Product Summary” section for information about how the unavailability of the Indexed Strategy Credit on any day other than the last day of the Indexed Strategy Term increases the risk of loss. if you take a withdrawal from or surrender the Contract before the end of Indexed Strategy Term. In addition, amounts withdrawn during an Indexed Strategy Term will reduce the amount of the Indexed Strategy Credit at the end of the Indexed Strategy Term, and that reduction could be significant. See the “Contract Value” section.

What is the Buffer Indexed Strategy?

We currently offer the Buffer Indexed Strategy for Contracts purchased before July 1, 2024. The Buffer Indexed Strategy provides downside protection by offsetting losses up to a maximum amount (i.e., the Buffer). If the Reference Index performance over the Indexed Strategy Term has been negative, the Indexed Strategy Value will reflect this negative performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, a Buffer Credit is credited to the Indexed Strategy Value, which will reduce these losses, in whole or in part, up to the Buffer. You will bear any losses in excess of the Buffer. The Buffer is calculated as a percentage (“Buffer Factor”) of the amount you allocated to the Buffer Indexed Strategy, adjusted to reflect any Deductions from the Buffer Indexed Strategy, over the applicable Indexed Strategy Term and also at the end of the Indexed Strategy Term (the “Buffer Credit Base”). The Buffer Credit only applies on the last day of the Indexed Strategy Term. This means you are only protected from potential losses at the end of the Indexed Strategy Term.

The Buffer Credit Base is a measuring value and is not available for withdrawal, surrender, as a Death Benefit, or for application to any Settlement Option.

If the Reference Index performance over the Indexed Strategy Term has been positive, the Indexed Strategy Value will reflect this positive performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, the Buffer Credit will be zero because the Buffer Credit does not increase potential gains. It only provides downside protection in the event of negative index performance over the Indexed Strategy Term.

For example: If the Reference Index performance over the Indexed Strategy Term is -15.00% and the Buffer Factor is 10.00%, we will protect you from 10.00% of the negative Reference Index performance by providing a Buffer Credit at the end of the applicable Indexed Strategy Term equal to 10.00% of the negative Reference Index performance, and you will bear the loss of -5.00% (the extent to which the negative Reference Index performance exceeds the Buffer Factor). This example assumes you do not make any Deductions from the Buffer Indexed Strategy over the applicable Indexed Strategy Term, which will reduce the Buffer Credit.

For more detailed examples, see the “Buffer Indexed Strategy Value” section.

What is the Coupon Indexed Strategy?

The Coupon Indexed Strategy provides a Coupon Credit that both reduces potential losses and increases potential gains, regardless of whether the performance of the Reference Index over the Indexed Strategy Term has been positive or negative. This means that the Coupon Credit will always increase any gains when the performance of the Reference Index is positive over the Indexed Strategy Term and also at the end of the Indexed Strategy Term and will always reduce any losses when the performance of the Reference Index is negative over the Indexed Strategy Term and also at the end of the Indexed Strategy Term. The Coupon Credit is calculated as a percentage (“Coupon Rate”) of the amount you allocated to the Coupon Indexed Strategy, adjusted to reflect any Deductions from the Coupon Indexed Strategy over the applicable Indexed Strategy Term (“Coupon Credit Base”). The Coupon Credit only applies on the last day of the Indexed Strategy Term. This means you are only protected from potential losses at the end of the Indexed Strategy Term. It also means you are not eligible for any increased gains before the end of the Indexed Strategy Term.

The Coupon Credit Base is a measuring value and is not available for withdrawal, surrender, as a Death Benefit, or for application to any Settlement Option.

If the Reference Index performance over the Indexed Strategy Term has been negative, the Indexed Strategy Value will reflect this negative performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, the Coupon Credit is credited to the Indexed Strategy Value, which will reduce these losses, in whole or in part. You will bear any losses in excess of the Coupon Credit.

If the Reference Index performance over the Indexed Strategy Term has been positive, the Indexed Strategy Value will reflect this positive performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, the Coupon Credit is credited to the Indexed Strategy Value, which will increase these gains.

For example: If the Reference Index performance over the Indexed Strategy Term is 15.00% and the Coupon Rate is 0.25%, we will credit you with an additional 0.25% of your initial Indexed Strategy Value by providing a Coupon Credit at the end of the Indexed Strategy Term, increasing your gains from 15.00% to 15.25%. Alternatively, if the Reference Index performance over the Indexed Strategy Term is -15.00%, we will credit you with an additional 0.25% of your initial Indexed Strategy Value by providing a Coupon Credit at the end of the applicable Indexed Strategy Term, reducing your losses from -15.00% to -14.75%. This example assumes you do not make any Deductions from the Coupon Indexed Strategy over the applicable Indexed Strategy Term, which will reduce the Coupon Credit.

If your Contract solely offers the Coupon Indexed Strategy, either currently or in the future, any Indexed Strategy Value may only be protected from 0.20% of annual downside loss.

For more detailed examples, see the “Coupon Indexed Strategy Value” section.

What is the Floor Indexed Strategy?

We currently offer the Floor Indexed Strategy for Contracts purchased before July 1, 2024. The Floor Indexed Strategy provides downside protection by establishing a minimum Indexed Strategy Value (“Floor Credit Base”).

If the Reference Index performance over the Indexed Strategy Term has been negative, the Indexed Strategy Value will reflect this negative performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, a Floor Credit is credited to the Indexed Strategy Value, which will reduce these losses to the extent they exceed the Floor Credit Base. You will bear any losses up to the Floor Credit Base. The Floor Credit Base is calculated as a percentage (“Floor Factor”) of the amount you allocated to the Floor Indexed Strategy, adjusted to reflect any Deductions from the Floor Indexed Strategy over the applicable Indexed Strategy Term. The Floor Credit only applies on the last day of the Indexed Strategy Term. This means you are only protected from potential losses at the end of the Indexed Strategy Term.

The Floor Credit Base is a measuring value and is not available for withdrawal, surrender, as a Death Benefit, or for application to any Settlement Option.

If the Reference Index performance over the Indexed Strategy Term has been positive, the Indexed Strategy Value will reflect this positive performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, the Floor Credit will be zero because the Floor Credit does not increase potential gains. It only provides downside protection in the event of negative index performance over the Indexed Strategy Term.

For example: If the Reference Index performance over the Indexed Strategy Term is -15.00% and the Floor Factor is 90.00%, you will bear the loss of -10.00% (the negative Reference Index performance not covered by the

90.00% Floor Factor), and we will protect you from the remaining 5.00% of negative Reference Index performance by providing a Floor Credit at the end of the applicable Indexed Strategy Term equal to 5.00% of the negative Reference Index performance. This example assumes you do not make any Deductions from the Floor Indexed Strategy over the applicable Indexed Strategy Term, which will reduce the Floor Credit.

For more detailed examples, see the “Floor Indexed Strategy Value” section.

Do the Indexed Strategies limit my upside exposure?

No. Your investment exposure to positive index performance is unlimited during the Indexed Strategy Term, including on the last day. The Daily Index Credit will credit any positive Reference Index performance on each Business Day of the term, without any adjustment. If the Reference Index performance is positive over the Indexed Strategy Term, the Indexed Strategy Credit on the last day of the term will be zero or positive depending on your Indexed Strategy election.

How is my Contract Value determined?

The Contract Value on any date equals the sum of the Fixed Interest Strategy Value and any Indexed Strategy Values as of such date. We may return the remaining Contract Value to you, reduced by any applicable Premium Tax or similar tax, in a lump sum payment if at any time the Contract Value is less than $500.

For additional information about the effect of withdrawals on Contract Value, see “How can I access my money?” section.

Who supports the guarantees provided by my OneUpTM RILA Contract?

All guarantees under the Contracts are backed by the Company’s general account, which consists of all assets of the Company other than those allocated to an insulated separate account of the Company and is subject to the claims of creditors. Guarantees supported by the Company’s general account are subject to the claims-paying ability of the Company.

We hold certain assets in a Separate Account we established to help support our guarantees under the Contracts. Like our general account, all of the assets of the Separate Account are subject to the liabilities arising from any of our other contract holders, creditors and other business, in addition to being chargeable with the claims under this Contract. Owners of the Contract do not participate in the performance of the assets held in the Separate Account and do not have any direct claim on them. We guarantee all benefits relating to your value in the Contract, regardless of whether assets supporting it are held in the Separate Account or our general account. You should look to the financial strength of the Company for its claims-paying ability.

Can I reallocate my Indexed Strategy Value to a different Strategy or do I have to stay in the same Strategy?

Yes, investors may reallocate Contract Value at the end of any Indexed Strategy Term among the available Strategies. And, you may remain in the same Strategy if it is available. Strategies are offered every quarter for new Purchase Payments and reallocations of Contract Value at the end of a Term among available Strategies.

Prior to the end of each Indexed Strategy Term in which you are invested, we will provide you with a reallocation notice showing the current Fixed Interest Rate and available Indexed Strategies for the next Indexed Strategy Term. To reallocate your Contract Value, you must provide us your new allocation instructions at least 10 days prior to the end of each Indexed Strategy Term. You may submit your instructions by Written Request on our form or by other means acceptable to us, which may include by telephone or by electronic submission as we may specify on the reallocation notice.

For more information, see the “Allocation and Reallocation of Purchase Payments and Contract Value” section.

How can I access my money?

During the Accumulation Phase, you may make unlimited withdrawals from the Contract Value by Written Request. We will reduce the Contract Value by the amount of the withdrawal and any applicable Withdrawal Charges. Because the Death Benefit is equal to the Contract Value, withdrawals will also reduce the value of the Death Benefit. If a withdrawal reduces the Contract Value below $500, then we will treat your withdrawal request as a full surrender of the Contract. You should bear in mind that your ability to increase your Contract Value (and Death Benefit) through additional Purchase Payments is limited by the Purchase Payment Period.

You may specify how any withdrawal is to be taken from among the Strategies to which you are allocated at the time of the Written Request. If no direction is provided, then we will deduct the withdrawal from each Strategy to which you are allocated on a pro rata basis, calculated at the end of the Business Day upon which the withdrawal occurs. Withdrawals, whether from the Fixed Interest Strategy or an Indexed Strategy, will reduce the applicable Strategy’s value dollar-for-dollar by the amount withdrawn plus any applicable Withdrawal Charges.

During the Accumulation Phase, you may also surrender the Contract for the Surrender Value, reduced by the amount of any applicable Premium Tax or similar tax, by Written Request. You must return the Contract along with your Written Request for a surrender. A surrender will terminate the Contract. No benefits will be paid, including the Death Benefit, after termination.

If you make a withdrawal or surrender this Contract during the Withdrawal Charge Period, the Company may apply Withdrawal Charges to the Contract Value, as described in the “Contract Fees and Charges” section. Withdrawals and surrenders may be subject to U.S. federal and state income taxes, including a 10% additional tax before age 59 1/2. For more information, see the “Tax Information” section. You will not be permitted to make any withdrawals or surrender the Contract after the Annuity Income Date, following an annuitization of the Contract as described in the “Annuity Payments” section.

If you withdraw amounts from an Indexed Strategy before the end of the Indexed Strategy Term, you may significantly reduce or eliminate the Indexed Strategy Credit applicable at the end of the Indexed Strategy Term. Deductions (which include any applicable Withdrawal Charges) from the Coupon Indexed Strategy during the Indexed Strategy Term will reduce the Coupon Credit Base by the amount of such Deductions on a dollar-for-dollar basis. Deductions from the Buffer or Floor Indexed Strategies during the applicable Indexed Strategy Term will reduce the Buffer or Floor Credit Base on a pro rata basis (i.e., in the same proportion that the Deductions reduce the Indexed Strategy Value), and this reduction could be significantly more than the dollar amount of such Deductions. If the Buffer or Floor Credit Base at the time of any Deduction is greater than the Indexed Strategy Value, the reduction to the Buffer or Floor Credit Base will be greater than the amount of the Deduction. Because the Indexed Strategy Credit at the end of the Indexed Strategy Term is determined with reference to the applicable credit base, these reductions may significantly reduce or eliminate the Indexed Strategy Credit.

Further, you are only protected from potential losses at the end of the Indexed Strategy Term, so the risk of loss is greater if you take a withdrawal from or surrender the Contract before the end of Indexed Strategy Term. This is because Indexed Strategy Credits are only applied at the end of the applicable Indexed Strategy Term. This means that if you make a withdrawal when the Reference Index is performing negatively, any amounts withdrawn will not be subject to any downside protection. This also means that the Indexed Strategy Value available for withdrawals and full surrenders during the Indexed Strategy term could be less, even significantly less, than at the end of the Indexed Strategy Term.

For more information about these risks, see the “Contract Risk Factors” section.

How do I begin receiving annuity income payments?

During the Accumulation Phase, you may elect by Written Request to annuitize the Contract and direct us to apply the entire Contract Value to one of several Settlement Options. Amounts available to annuitize your Contract before the end of an Indexed Strategy Term could be less, even significantly less, than at the end of the Indexed Strategy Term. This is because Indexed Strategy Credits are only applied at the end of the applicable Indexed Strategy Term. This means that if the Reference Index is performing negatively, any amounts applied to a Settlement Option will not be subject to downside protection.

For more information, see the “Annuity Payments” section.

What happens if I die before the Annuity Income Date?

In the event of the death of any Owner during the Accumulation Phase, we will pay the Death Benefit following receipt by us of Due Proof of Death of the Owner, subject to the terms of the Contract and pursuant to the terms of the Beneficiary designation in effect at the time of death of the Owner. The Death Benefit is equal to the Contract Value on the date on which the Company receives Due Proof of Death from at least one Beneficiary plus applicable interest, reduced by any applicable Premium Tax or similar tax. The Death Benefit payable before the end of an Indexed Strategy Term could be less, even significantly less, than it would have been at the end of the Indexed Strategy Term. This is because Indexed Strategy Credits are only applied at the end of the applicable Indexed Strategy Term. This means that if the Reference Index is performing negatively, any Death Benefit amount payable will not be subject to downside protection.

For more information, see the “Benefits Available Under the Contract” section.

What are the costs of owning the Contract?

If you take a withdrawal or surrender the Contract during the Withdrawal Charge Period (i.e., the first six Contract Years), we will apply a Withdrawal Charge, subject to any available Free Withdrawal Amount. The Free Withdrawal Amount is the aggregate amount of withdrawals you may make in any Contract Year without incurring a Withdrawal Charge. The Free Withdrawal Amount does not apply to a full surrender of the Contract. The amount subject to Withdrawal Charges is equal to the amount of total Purchase Payments less any amount you withdrew previously to which we applied Withdrawal Charges. We will not apply Withdrawal Charges on any amounts withdrawn or surrendered in excess of the total Purchase Payments. The Withdrawal Charge Period begins on the Contract Date and does not reset for additional Purchase Payments made during the Purchase Payment Period.

In addition to Withdrawal Charges, we reserve the right to deduct any Premium Taxes or similar tax required by applicable state law in connection with your Purchase Payment or other values under the Contract. We will deduct from any payment under the Contract any withholding taxes or other taxes required by applicable law.

For more information, see the “Contract Fees and Charges” section.

3.	Contract Risk Factors

The Contract has various risks associated with it. We list these risk factors below, as well as other important information you should know before purchasing a Contract.

Self-Directed Purchase Risk

The Contracts are offered solely to self-directed investors through the Gainbridge website at www.gainbridge.io. Purchases of the Contract are made without a recommendation by the Company, Gainbridge Insurance Agency, Alden Associates, or any other third-party sales organization and, therefore, these entities are not subject to state and federal suitability requirements and best interest obligations in connection with your purchase of the Contract. Alden Associates is not subject to state or federal suitability requirements or best interest obligations in connection with your purchase of the Contract. This means that a financial professional will not conduct a suitability review of your purchase of the Contract to determine if the Contract’s features, benefits, risks, and fees are appropriate for you based on your financial situation and objectives. The Contract is a complex insurance and investment vehicle designed for long-term investment purposes, and it is not suitable for all investors. You should consult with a third-party financial professional. It is not intended for someone who needs ready access to cash or who is seeking complete protection from downside risk. The Contract may not be a good fit for your individual circumstances.

Risk of Loss

Amounts allocated to the Indexed Strategies will fluctuate in value based on the performance of the Reference Index over the applicable Indexed Strategy Term. Interest can be positive or negative, and you may therefore lose money, including some or substantially all of your Purchase Payments and any previously credited Interest. Depending on the performance of the Reference Index for any Indexed Strategy or Strategies you select, such losses may be significant.

While there is also a risk of loss at the end of the Indexed Strategy Term, the risk of loss becomes greater if you take a withdrawal from or surrender the Contract before the end of the Indexed Strategy Term. This is because Indexed Strategy Credits only apply at the end of the applicable Indexed Strategy Term. This means that if you make a withdrawal when the Reference Index is performing negatively, any amounts withdrawn will not be subject to any downside protection. For more information, see the “Available Strategies” section and the “Contract Value” section.

In addition, amounts withdrawn or surrendered during an Indexed Strategy Term will reduce the amount of the Indexed Strategy Credit at the end of the Indexed Strategy Term, and that reduction could be significant.

Last, we will apply a Withdrawal Charge, subject to any available Free Withdrawal Amount for partial withdrawals, to any withdrawal from or full surrender of the Contract during the Withdrawal Charge Period. Withdrawals and surrenders may be subject to federal and state income taxes, including a 10% additional tax before age 59 1/2.

Liquidity Risk

We designed the Contract to be a long-term investment, which you can use to help build and provide income for retirement or to support other long-term savings goals. As such, it is not suitable as a short-term investment vehicle. You may withdraw up to the Free Withdrawal Amount annually without incurring a Withdrawal Charge; however, the remaining Free Withdrawal Amount is not applied to a full surrender of the Contract. Unless an exception applies, withdrawals taken during the Withdrawal Charge Period will be subject to a Withdrawal Charge. For more information, see the “Contract Fees and Charges” section. Withdrawals may be subject to federal and state income taxes, including a 10% additional tax before age 59 1/2. For more information, see the “Tax Information” section. Withdrawals are not permitted on or after the Annuity Income Date. Beginning on the Annuity Income Date, your access to your money will be limited to the Settlement Option you selected.

Each Strategy calculates and credits Interest daily. However, Indexed Strategy Credits are credited only at the end of the applicable Indexed Strategy Term. This means that if you make a withdrawal, or surrender your Contract, when the Reference Index is performing negatively, amounts withdrawn or surrendered will not be subject to any downside protection. In addition, any amounts withdrawn during an Indexed Strategy Term will reduce the amount upon which Indexed Strategy Credits are based. Such withdrawals could significantly reduce or eliminate the Indexed Strategy Credit.

Last, amounts available for withdrawals during the Indexed Strategy Term, including for required minimum distributions, systematic withdrawals, annuitization, Death Benefit payments, amounts payable upon exercise of your right to cancel the Contract and full surrender, could be less, even significantly less, than if you waited until the end of the Indexed Strategy Term (when the downside protection features apply; i.e., when any Buffer Credit, Coupon Credit or Floor Credit is credited, as applicable to their respective Indexed Strategy Values).

No Downside Protection Prior to the End of the Indexed Strategy Term Risk

The Buffer Credit, Coupon Credit and Floor Credit are only applied on the last day of the Indexed Strategy Term. This means you are only protected from potential losses at the end of Indexed Strategy Term. You are not protected from losses on any other day of the Indexed Strategy Term. If you need to make a withdrawal or surrender the Contract when the Reference Index is performing negatively, you will realize any negative performance since the beginning of the Indexed Strategy Term.

Limited Downside Protection Risk

•	If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.
•	If you purchased the Contract on or after July 1, 2024, we currently offer only the Coupon Indexed Strategy.

We reserve the right to cease offering the Buffer Indexed Strategy and Floor Indexed Strategy to Contract owners who purchased their Contract before July 1, 2024. If we do so, the Coupon Indexed Strategy will be the only Indexed Strategy available.

We guarantee not to offer future Coupon Rates less than 0.20% annually. This means that if the Coupon Rate Indexed Strategy is the only Indexed Strategy available to you, either currently or in the future, you may only be protected from 0.20% of annual downside loss.

Purchase Payment Restriction Risk

We limit the amount of Purchase Payments and the time period (“Purchase Payment Period”) during which you may make Purchase Payments to the Contract and other contracts issued by the Company with the same or related Owners and Annuitants on a nondiscriminatory basis. The applicable Purchase Payment Period has ended for current Contract owners. We will not accept, without our prior approval, a Purchase Payment that would cause the total Purchase Payments to exceed $3,000,000. We will not accept a Purchase Payment after the Owner attains age 81. Our restrictions related to Purchase Payments may affect the value of your Contract.

Furthermore, we reserve the right to not accept any Purchase Payment, to the extent permitted by applicable state law. For Qualified Contracts, your Purchase Payments may be further restricted by the Code’s maximum contribution limits. For more information, see the “Tax Information” section.

This means you no longer have the ability to increase the value of your Contract and its benefits, including the Death Benefit, through Purchase Payments.

You may only allocate Purchase Payments to Indexed Strategies on your Contract Date and at the beginning of a new Indexed Strategy Term. We will allocate any Purchase Payment we receive after the Contract Date during the Purchase Payment Period to the Fixed Interest Strategy until the beginning of the next available Indexed Strategy Term, at which time you may reallocate the subsequent Purchase Payment as described in the “Allocation and Reallocation of Purchase Payments and Contract Value” section. This means any Purchase Payment received after your Contract Date will not participate in any index performance until (and if) you reallocate it to an Indexed Strategy at the beginning of a new Indexed Strategy Term.

Right to Cancel Risk

If you exercise your Right to Cancel the Contract and we are required in your state to return your Contract Value, you should note that your Contract Value will reflect any negative performance since the beginning of the Indexed Strategy Term. This is because any Indexed Strategy Credits (which provide varying levels of downside protection) only apply on the last day of the Indexed Strategy Term.

Changes to Current Fixed Interest Rate, Buffer Factor, Coupon Rate, and Floor Factor

The Fixed Interest Rate may vary from Contract Year to Contract Year, and the rates and factors offered on any Indexed Strategy may vary from the initial Indexed Strategy Term to each new Indexed Strategy Term.

We will declare a Fixed Interest Rate for each Contract Year for the Fixed Interest Strategy. The Fixed Interest Rate we declare is determined in our sole discretion, without reference to any particular benchmark rate. The Fixed Interest Rate for each new Contract Year may be higher, lower, or equal to the Fixed Interest Rate for the current Contract Year. If it is lower, it will reduce the amount of Interest you will receive on any amounts allocated to the Fixed Interest Strategy.

From time-to-time, we may change the applicable factors and credit rates, including the Buffer Factor, Coupon Rate, and Floor Factor, for the new Indexed Strategy Term for the Indexed Strategies. These factors and rates may be higher, lower, or equal to the factors and rates for the current Indexed Strategy Term (subject to our guaranteed minimums). If the factors or rates are not comparable to the factors or rates declared for the current Indexed Strategy Term, then your Indexed Strategy Credit for the new Indexed Strategy Term may be lower than the maximum Indexed Strategy Credit you could receive at the end of the current Indexed Strategy Term.

Risks Associated with the Index

The Indexed Strategies do not directly participate in the returns of the underlying securities of any Reference Index and do not directly receive any dividends or other distributions declared on the underlying securities. Daily Index Credits that accrue with respect to any Indexed Strategy will reflect the performance of the Reference Index, positive or negative. The performance of a Reference Index that does not include dividends or distributions (such as the S&P 500® Price Return Index) will not reflect the full investment performance of the underlying securities because it does not reflect dividends or distributions paid on the underlying securities.

The historical performance of the Reference Index does not guarantee future results. The S&P 500® Total Return Index and the S&P 500® Price Return Index are comprised of a collection of equity securities. The value of the component securities is subject to market risk, or the risk that market fluctuations may cause the value of the component securities to go up or down, sometimes rapidly and unpredictably. In addition, the value of equity securities may decline for reasons directly related to the issuers of the securities.

The performance of the Reference Index will be influenced by international and national economic, financial, regulatory, geographic, judicial, political, and other factors that can affect the performance of securities in the Reference Index and interest rates in the Fixed Interest Strategy. In recent years, the financial markets have experienced periods of significant volatility and negative returns, contributing to an uncertain and evolving economic environment. The performance of the markets in recent years has been impacted by several interrelating factors such as, but not limited to, changes in interest rates and monetary policies, geopolitical turmoil and military conflict, international trade disputes and actions by governmental authorities. It is not possible to predict the future performance of the markets with certainty. Any of these factors could adversely affect the performance of the securities that comprise the Reference Index and may lead to losses on your investment in the Indexed Strategies.

S&P 500® Total Return Index and S&P 500® Price Return Index Risk

Currently, the S&P 500® Total Return Index is the Reference Index for the Coupon Indexed Strategy, and the S&P 500® Price Return Index is the Reference Index for the Buffer Indexed Strategy and the Floor Indexed Strategy.

The S&P 500® Total Return Index and the S&P 500® Price Return Index are comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, especially during periods of economic expansion.

The S&P 500® Total Return Index includes dividends and other distributions declared by the companies included in the index by assuming they are reinvested in the entire index. The S&P 500® Price Return Index does not include dividends declared by any of the companies included in the index. The performance of a Reference Index that does not include dividends or distributions (such as the S&P 500® Price Return Index) will not reflect the full investment performance of the underlying securities because it does not reflect dividends or distributions paid on the underlying securities.

Fixed Interest Strategy Risk

We guarantee that we will credit Interest to amounts you allocate to the Fixed Interest Strategy. Subject to the guaranteed minimum fixed interest rate of 1.00%, we will determine the Fixed Interest Rate in our sole discretion. The guaranteed minimum fixed interest rate may be lower in some states. International and national economic, financial, regulatory, geographic, judicial, political, and other factors may influence the Fixed Interest Rate we declare and the amount of Interest you will receive on any amounts allocated to the Fixed Interest Strategy. You assume the risk that the Fixed Interest Rate will not exceed the guaranteed minimum fixed interest rate.

Reallocation Risk

You may not reallocate Indexed Strategy Value prior to the end of the current Indexed Strategy Term. If the Buffer Indexed Strategy and the Floor Indexed Strategy are currently available under your Contract, we currently offer 72-month (six-year) Indexed Strategy Terms. We currently offer three-month Indexed Strategy Terms for the Coupon Indexed Strategy. This means if you are not satisfied with the Reference Index performance during the Indexed Strategy Term, you will not have the ability to transfer out of the Indexed Strategy until the end of the current Indexed

Strategy Term. Your only recourse will be to remain invested, apply your Contract Value to a Settlement Option, or take a withdrawal from the Indexed Strategy or surrender your Contract, which may incur Withdrawal Charges and could, in the case of a withdrawal, significantly reduce or eliminate the Indexed Strategy Credits for the current Indexed Strategy Term. No withdrawn or surrendered amounts (including amounts to be applied to a Settlement Option) will be subject to any downside protection or be eligible for any Coupon Credit, if applicable. Withdrawals and surrenders may be subject to federal and state income taxes, including a 10% additional tax before age 59 1/2.

If we do not receive your Written Request for a reallocation at least 10 days prior to the end of the new Indexed Strategy Term, as specified in the reallocation notice, you will be deemed to have elected to continue the same allocations, without any reallocation, or rebalancing from the previous Indexed Strategy Term. If this occurs, you will not have the ability to transfer the reinvested amount out of the Indexed Strategy until the end of the Indexed Strategy Term. In the case of the Buffer or Floor Indexed Strategies, this would be a 72-month (six-year) Indexed Strategy Term. In the case of the Coupon Indexed Strategy, this would be a three-month Indexed Strategy Term. Your only recourse will be to remain invested for the remainder of the Indexed Strategy Term, apply your Contract Value to a Settlement Option, or take a withdrawal from the Indexed Strategy or surrender your Contract, which may incur Withdrawal Charges and could, in the case of a withdrawal, significantly reduce or eliminate the Indexed Strategy Credit for the new Indexed Strategy Term. No withdrawn or surrendered amounts (including amounts applied to a Settlement Option) will be subject to any downside protection or be eligible for any Coupon Credit, if applicable. Withdrawals and surrenders may be subject to federal and state income taxes, including a 10% additional tax before age 59 1/2.

All Indexed Strategies (other than the Coupon Indexed Strategy) may not be available for reallocation at the beginning of a new Indexed Strategy Term. If an Indexed Strategy you are invested in becomes unavailable and we do not timely receive your Written Request for reallocation, we will automatically reallocate your Indexed Strategy Value to the Fixed Interest Strategy. In this case, you will not be permitted to reallocate that amount until the following available Indexed Strategy Term at the next quarterly anniversary of the Contract Date. We will notify you 30 days prior to the end of the Indexed Strategy Term, so that you may provide us with reallocation instructions for your Indexed Strategy Value. If we do not receive your Written Request for a reallocation at least 10 days prior to the end of the Indexed Strategy Term, you will be deemed to have elected to continue the same allocations, without any reallocation, or rebalancing from the previous Indexed Strategy Term.

•	If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.
•	If you purchased the Contract on or after July 1, 2024, we currently offer only the Coupon Indexed Strategy.

We guarantee always to offer the Coupon Indexed Strategy and the Fixed Interest Strategy only for reallocation. If you purchased your Contract on or after July 1, 2024, these are the only Strategies available to you. We reserve the right to cease offering the Buffer Indexed Strategy and the Floor Indexed Strategy to Contract owners who purchased their Contract before July 1, 2024. If we do so, the Coupon Indexed Strategy and the Fixed Interest Strategy will be the only investment options available to you. If you are not satisfied with these options, you may surrender the Contract, but the surrender may incur Withdrawal Charges and may be subject to taxes (including a 10% additional tax before age 59 1/2).

Substitution and/or Removal of a Reference Index Risk

There is no guarantee that a Reference Index will be available during the entire time you own the Contract. We may replace a Reference Index for future allocations. We may also substitute a Reference Index during an Indexed Strategy Term. We would take these actions if:

•	The Reference Index is no longer published;

•

We determine that our use of the Reference Index should be discontinued because, for example, if changes to the Reference Index make it impractical or expensive to purchase securities or derivatives to hedge the Reference Index or we are no longer licensed to use the Reference Index; or

•	There is a substantial change in the calculation of the Reference Index, resulting in significantly different values and performance.

We may replace the terminated Reference Index with an alternate Reference Index. We will attempt to choose an alternate Reference Index that is comparable to the removed Reference Index, but there is no guarantee we will be able to do so. For future allocations, we will notify you before the end of your Indexed Strategy Term in your reallocation notice, and we will include information about all available Indexed Strategies (including the new Reference Index).

For current Indexed Strategy allocations, if we are unable to select and substitute an alternate Reference Index for an existing Reference Index, we will calculate and credit the applicable Indexed Strategy Credit and your Indexed Strategy Value will automatically be reallocated to the Fixed Interest Strategy. This means there is a risk that your proceeds from the Indexed Strategy will not participate in any index performance during the period from the date the Reference Index is removed until the beginning of a subsequent Indexed Strategy Term.

If we substitute the existing Reference Index with an alternate Reference Index during the Indexed Strategy Term, the substitution will not result in a recalculation of any previously credited Interest for the Indexed Strategy Term. In other words, the positive or negative performance of the existing Reference Index from the beginning of the Indexed Strategy Term to the substitution date that has been credited to the Indexed Strategy Value through the application of Daily Index Credits will not be affected. However, any change in Reference Index may affect the Daily Index Credits and the Indexed Strategy Credits you earn in the future (i.e., from the substitution date to the end of the Indexed Strategy Term). There is risk that the performance of the new index may not be comparable to the performance of the existing Reference Index. As a result, you may earn a rate of return that is lower than the return it would have earned if the Reference Index were not substituted.

If the alternate Reference Index is not acceptable to you, you will not have the ability to transfer out of the Indexed Strategy until the end of the Indexed Strategy Term and your only recourse will be to remain invested for the remainder of the Indexed Strategy Term, apply your Contract Value to a Settlement Option, or take a withdrawal from the Indexed Strategy or surrender your Contract, which may incur Withdrawal Charges and could, in the case of a withdrawal, significantly reduce or eliminate Indexed Strategy Credits for the current Indexed Strategy Term. No withdrawn or surrendered amounts (including amounts applied to a settlement option) will be subject to any downside protection or be eligible for any Coupon Credit, if applicable. Also, because the available Reference Indices are limited, at the end of the Indexed Strategy Term there is a risk that you will have no Indexed Strategy in which you wish to invest.

Adverse Tax Consequences

Certain transactions, such as withdrawals and surrenders, may lead to a taxable event. Withdrawals and surrenders may be subject to federal and state income taxes, including a 10% additional tax before age 59 1/2. Gains are generally taxed as ordinary income, rather than as capital gains. There is no additional tax benefit from purchasing the Contract through a qualified retirement plan. Existing tax laws may change at any time and may affect the tax treatment of the Contract. For more information, see the “Tax Information” section.

Our Financial Strength and Claims-Paying Ability

No company other than Gainbridge Life has any legal responsibility to pay amounts owed under the Contract. You should look to the financial strength of the Company for its claims-paying ability.

We may hold some assets to support these guarantees and obligations in both our general account and the Separate Account. Owners of the Contract do not participate in the performance of the assets held in the Separate Account and do not have any direct claim on them. Like our general account, all of the assets of the Separate Account are chargeable with the claims under this Contract and any of our annuity contract owners, as well as our creditors, and are subject to the liabilities arising from any of our other business.

Whether we hold the assets in the general account or the Separate Account, our guarantees and obligations under the Contract, including any Interest, Death Benefit payments, amounts allocated to the Fixed Interest Strategy, and income payments under available Settlement Options, are subject to our financial strength and long-term claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. See “Company Related Risk Factors” for more information about risks associated with our business and industry.

Certain Regulatory Protections Do Not Apply

The Company and the Separate Account are not investment companies and are not registered as investment companies under the Investment Company Act of 1940. The protections provided to investors by that Act are not applicable to the Contract.

No Ownership of Underlying Securities

Purchasing the Contract is not equivalent to purchasing shares in a mutual fund that invests in securities comprising the Reference Index, nor is it equivalent to directly investing in such securities. Hence, you will not be investing in the Reference Index, in any stock included in the Reference Index, in a mutual fund or exchange-traded fund that tracks the Reference Index, or any underlying securities.

Business Disruption and Cyber Security Risks

Our business is highly dependent upon the effective operation of our computer systems and those of our service providers and other business partners, including, but not limited to, the platform used to distribute the Contract through the Gainbridge website at www.gainbridge.io. As such, our business is vulnerable to systems failures, cyber security incidents, and operational disruptions, any of which could have a material, negative impact on the Company, as well as on you and your Contract.

Financial services companies and their service providers are increasingly targets of cyber-attacks. Cyber-attacks may be systemic (e.g., affecting infrastructure generally) or targeted (e.g., affecting our systems specifically). While we have established controls to help identify threats and protect our systems, our systems have in the past been, and will likely in the future be, subject to cyber-attacks or other cyber security incidents. Due to the increasing sophistication of cyber-attacks, a breach could occur and persist for an extended period of time without detection. There is no guarantee that we will always be successful in protecting our systems against future attacks or incidents.

The operational and information security risks to which we are exposed include (but are not limited to) utility outages; the loss, theft, misuse, corruption, destruction, or malicious encryption of data; interference with or denial of service; attacks on systems and websites; hardware and software malfunctions; physical break-ins; fraud; and unauthorized release of confidential customer information. Cyber security incidents may impede our ability to process Contract transactions, calculate and credit Daily Index Credits or Indexed Strategy Credits at the end of any Indexed Term, or otherwise administer the Contract. They could also subject us to regulatory fines, litigation, or financial losses and/or cause reputational damage. Such systems failures and cybersecurity incidents affecting us, the Reference Indices, their underlying securities, and intermediaries or other affiliated or third-party service providers may adversely affect us and your Contract Value.

We are also exposed to risks related to natural and man-made disasters and other severe events, such as (but not limited to) storms, fires, floods, earthquakes, public health crises, malicious acts, terrorist acts, and military actions, any of which could adversely affect our ability to conduct business operations. We maintain business continuity plans, but we cannot assure you that severe events will not impair our ability to administer the Contract. Severe events may impact our ability to calculate and credit Daily Index Credits or Indexed Strategy Credits at the end of any Indexed Term, or process Contract transactions, and could have other possible negative impacts. They may also impact our service providers, the Reference Indices, or their underlying securities, which may cause your Contract to lose value. There can be no assurance that we, or our service providers and other business partners, will be able to avoid negative impacts associated with natural and man-made disasters or other severe events.

4.	Purchasing the Contract

Contracts were only purchased through Gainbridge Insurance Agency, on its self-directed electronic platform accessible through the Gainbridge website at www.gainbridge.io. For more information about the Gainbridge website, see “How is the Contract Purchased?” in the “At A Glance Product Summary” section. The Contract was offered to personal retirement and deferred compensation plans, some of which qualify for favorable U.S. federal income tax treatment under Sections 401, 403, 408, 408A, or 457 of the Code. We refer to Contracts used with plans that receive favorable tax treatment as “Qualified Contracts.” We refer to all Contracts other than Qualified Contracts as “Non-Qualified Contracts.” A qualified retirement plan generally provides tax-deferral regardless of whether the plan invests in an annuity contract. A decision to purchase the Contract should not be based on the assumption that the purchase of an annuity contract is necessary to obtain tax-deferral benefits under a qualified retirement plan. Qualified Contracts issued by the Company are subject to the terms of the Qualified Contract endorsement attached to your Contract. Non-Qualified Contracts must be owned by a natural person or held by a trust or other entity as agent for a natural person(s) for the Non-Qualified Contract to receive income tax treatment as an annuity. For more information about the tax treatment of the Contract, see the “Tax Information” section.

The Contract can be owned by an individual who is a natural person. The Owner will also be the Annuitant. The Contract may be issued with respect to any Owner up to a maximum age of 80 years. The Contract issued in your state may provide different features and benefits from, and impose different costs than, those described in this Prospectus because of state law variations. These differences may include rights to cancel, issue age limitations, and the general availability of certain features.

This Prospectus describes the material rights and obligations of the Owner. There are no material state variations to the Contract. You should read and retain your Contract, amendments and/or endorsements along with a copy of this Prospectus.

The Contract is structured in two periods: an Accumulation Phase and an annuity phase. During the Accumulation Phase, the Contract Value accrues Interest on a tax-deferred basis based on the Strategies that you select. If you select an Indexed Strategy, the Daily Index Credits may be positive or negative based on the performance of the Reference Index. The Contract Value may also grow on a tax-deferred basis based on the Fixed Interest Rate for any amounts allocated to the Fixed Interest Strategy. You will be taxed on gains when you take a distribution from the Contract, such as a withdrawal or an annuity payment. Distributions before you reach age 59 1/2 may also be subject to a 10% additional tax. For more information, see the “Tax Information” section.

The annuity phase commences when you or a designated payee begin receiving annuity payments pursuant to a Settlement Option. At the start of the annuity phase, you can choose any Settlement Option offered under the Contract. Annuity payments will start on the Annuity Income Date and continue based on the Settlement Option you elect. The Contract offers Settlement Options based on the life of the Annuitant or on any other basis acceptable to the Company. The annuity phase ends when we make the last annuity payment under your selected Settlement Option. For more information, see the “Annuity Payments” section.

Purchase Payments

A Purchase Payment is any amount you pay to the Company as consideration for the benefits provided by the Contract and refers to both the initial Purchase Payment and any additional Purchase Payment(s) made within the Purchase Payment Period. The current Purchase Payment Period is 180 days from the Contract Date. Current Contract owners may not make additional Purchase Payments since the time period is beyond 180 days from the Contract Date. This means you no longer have the ability to increase the value of your Contract and its benefits, including the death benefit through additional Purchase Payments.

If you have questions about the information we require, or whether you can submit certain information by fax, email, or through the Gainbridge website at the Gainbridge website at www.gainbridge.io, please contact us through the chat function on the Gainbridge website, by calling 1-866-252-9439, or by writing to our Service Address.

You may only allocate Purchase Payments to Indexed Strategies on your Contract Date and at the beginning of a new Indexed Strategy Term. New Indexed Strategy Terms begin on the Contract Date and every three months thereafter (i.e., on a quarterly basis). We will allocate any Purchase Payment we receive after the Contract Date during the Purchase Payment Period to the Fixed Interest Strategy until the beginning of the next available Indexed Strategy Term, at which time it can be reallocated as described in the “Allocation and Reallocation of Purchase Payments and Contract Value” section. This means any Purchase Payment received after your Contract Date will not participate in any index performance until (and if) you reallocate it to an Indexed Strategy.

We are not liable for applications that we do not receive. We accept applications exclusively through the Gainbridge website at the Gainbridge website. We do not accept applications by fax, e-mail or physical mail under any circumstance. Our electronic systems (fax, email or website) may not always be available; any electronic system can experience outages or slowdowns which may delay application processing. Although we have taken precautions to help our system manage heavy use, we cannot promise complete reliability. If you experience problems, please contact us by calling 1-866-252-9439. We reserve the right to discontinue or modify our electronic application policy at any time and for any reason.

Right to Cancel the Contract

You may cancel the Contract for any reason within 10 days of receipt or within any longer period as required by applicable law in the state where the Contract was delivered or issued for delivery by sending written notice of cancellation to the Company or to an agent of the Company, by phone at 1-866-252-9439 or by return of the Contract to our Service Address or to the office of the Company. If the Contract is replacing another contract, the time period in which you may cancel the Contract is 30 days unless another time period is applicable under state law. Upon cancellation, the Company will return an amount equal to the Contract Value (unless applicable state law requires the return to be based on the Purchase Payments paid or another amount), less any proceeds paid by the Company. Withdrawal Charges are not assessed if you exercise your right to cancel. See Appendix B – State Variations for variations in the right to cancel that may apply based on your state. If you exercise your Right to Cancel and we are required to return your Contract Value, you should note that your Contract Value will reflect any negative performance since the beginning of the Indexed Strategy Term. This is because any Indexed Strategy Credits (which provide a level of downside protection) only apply on the last day of the Indexed Strategy Term.

Allocation and Reallocation of Purchase Payments and Contract Value

We will allocate your initial Purchase Payment to one or more Strategies based on the selection you made on your Application.

We will allocate any Purchase Payments we receive after the Contract Date but during the Purchase Payment Period to the Fixed Interest Strategy until the beginning of the next available Indexed Strategy Term (i.e., the next quarterly anniversary of the Contract Date), at which time you may reallocate the subsequent Purchase Payment as described below.

During the Accumulation Phase and subject to the following, you may request to reallocate your Contract Value at the end of any Indexed Strategy Term to/among the available Strategy(ies) by notifying us by Written Request.

We will notify you 30 days prior to the end of the Indexed Strategy Term, so that you may provide us with reallocation instructions for your Indexed Strategy Value. If we do not receive your Written Request for a reallocation at least 10 days prior to the end of the Indexed Strategy Term, as specified in the reallocation notice, you will be deemed to have elected to continue the same allocations, without any reallocation, or rebalancing from the previous Indexed Strategy Term. If this occurs, you will not have the ability to transfer the reinvested amount out of the Indexed Strategy until the end of the Indexed Strategy Term. In the case of the Buffer or Floor Indexed Strategies, this would be a 72-month (six-year) Indexed Strategy Term. In the case of the Coupon Indexed Strategy, this would be a three-month Indexed Strategy Term. Your only recourse will be to remain invested for the remainder of the Indexed Strategy Term, apply your Contract Value to a Settlement Option, or take a withdrawal from the Indexed Strategy or surrender your Contract, which may incur Withdrawal Charges. Withdrawals and surrenders may be subject to federal and state income taxes, including a 10% additional tax before age 59 1/2.

If you purchased your Contract before July 1, 2024, any currently available Indexed Strategies may not be available for reallocation at the beginning of any new Indexed Strategy Term. If an Indexed Strategy you are invested in becomes unavailable and we do not timely receive your Written Request for reallocation, we will automatically reallocate your related Indexed Strategy Value to the Fixed Interest Strategy. In this case, you will not have the ability to transfer the amount that was reallocated to the Fixed Interest Strategy into an Indexed Strategy until the beginning of the next available Indexed Strategy Term for the applicable Indexed Strategy. Allocations and reallocations to any Strategy must be in whole percentages and not less than $500. You may not allocate Contract Value to an Indexed Strategy Term that ends after the Maturity Date. We may remove an existing Reference Index for future allocations.

New Indexed Strategy Terms begin on the Contract Date and every three months thereafter (i.e., on a quarterly basis). You may make allocations to multiple Indexed Strategy Terms of the same Indexed Strategy. If we do not receive your Written Request for a reallocation at least 10 days prior to the end of the Indexed Strategy Term, you will be deemed to have elected to continue the same allocations, without any reallocation, or rebalancing from the previous Indexed Strategy Term. If this occurs, you will not have the ability to transfer the reinvested amount out of the Indexed Strategy until the end of the Indexed Strategy Term. In the case of the Buffer or Floor Indexed Strategies, this would be a 72-month (six-year) Indexed Strategy Term. In the case of the Coupon Indexed Strategy, this would be a three-month Indexed Strategy Term. Your only recourse will be to remain invested for the remainder of the Indexed Strategy Term, apply your Contract Value to a Settlement Option, or take a withdrawal from the Indexed Strategy or surrender your Contract, which may incur Withdrawal Charges. Allocations and reallocations to any Strategy must be in whole percentages and not less than $500. You may not allocate Contract Value to an Indexed Strategy Term that ends after the Maturity Date.

5.	Available Strategies

The Contract offers the Fixed Interest Strategy and one or more Indexed Strategies (as described below), depending on when you purchased the Contract.

We reserve the right to discontinue offering, or accepting reallocations into, any particular Strategy; however, we guarantee to always offer the Coupon Indexed Strategy and the Fixed Interest Strategy.

Fixed Interest Strategy

We calculate and credit Interest daily for the Fixed Interest Strategy based on the Fixed Interest Rate, which will always be at least 1.00%. The guaranteed minimum fixed interest rate may be lower in some states. We set a current rate for each Contract Year, which is provided in a notice delivered prior to the end of each Contract Year with respect to the subsequent Contract Year. The current Fixed Interest Rates for the Contract can be found in each reallocation notice, annual statement, and will be made available on the Gainbridge website at www.gainbridge.io. The Fixed Interest Strategy Value is increased by Purchase Payment allocations and Contract Value reallocations to the Fixed Interest Strategy and daily credited Interest on amounts allocated to the Fixed Interest Strategy. The Fixed Interest Strategy Value is decreased by withdrawals (including any applicable Withdrawal Charge or Premium Taxes) and reallocations from the Fixed Interest Strategy to an Indexed Strategy.

Indexed Strategies

We currently offer one or more of the following three Indexed Strategies as investment options, depending on when you purchased the Contract: The Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.

•	If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.
•	If you purchased the Contract on or after July 1, 2024, we offer only the Coupon Indexed Strategy.

The Buffer Indexed Strategy and the Floor Indexed Strategy each has a 72-month (six-year) Indexed Strategy Term, and the Coupon Indexed Strategy has a three-month Indexed Strategy Term. When you choose an Indexed Strategy, you should consider the length of the Indexed Strategy Term and the level of protection of the Indexed Strategy in your selection. Specifically, the Buffer and Floor Indexed Strategies provide a stated level of downside protection at the end of any 72-month Indexed Strategy Term, respectively, whereas the Coupon Indexed Strategy, with a shorter three-month Indexed Strategy Term, does not provide a stated level of downside protection at the end of each three-month term but instead provides positive credits, which serve to reduce any losses or increase potential gains.

The Indexed Strategies accrue Interest daily based on changes in the value of the Reference Index throughout the Indexed Strategy Term (including on the last day), which can be positive or negative. Each Indexed Strategy is linked to the performance of a Reference Index for an Indexed Strategy Term. We calculate and credit Interest for each Indexed Strategy both at the end of an Indexed Strategy Term and during an Indexed Strategy Term based on changes in the value of the Reference Index. By investing in an Indexed Strategy, you are not investing in the Reference Index, in any stock included in the Reference Index, in a mutual fund or exchange-traded fund that tracks the Reference Index, or in any underlying securities. None of the Indexed Strategies limits exposure to upside performance. For more information about how Interest is calculated and credited, see the “Contract Value” section.

There are two Reference Indices available: the S&P 500® Total Return Index and the S&P 500® Price Return Index. The S&P 500® Total Return Index is the Reference Index for the Coupon Indexed Strategy, and the S&P 500® Price Return Index is the Reference Index for the Buffer Indexed Strategy and the Floor Indexed Strategy. For more information about the Reference Indices, see the “About the Reference Indices” section.

The following chart lists the Reference Index, Indexed Strategy Term, and, as applicable, Buffer Factor, Coupon Rate, or Floor Factor that is currently available for each Indexed Strategy:

Indexed Strategy	Reference Index	Indexed Strategy Term	Current Buffer Factor, Coupon Rate, or Floor Factor, as applicable
Buffer Indexed Strategy	S&P 500® Price Return Index	72 Months (6 Years)	Buffer Factor: 40.00%
Coupon Indexed Strategy	S&P 500® Total Return Index	3 Months	Coupon Rate: 0.25% per Indexed Strategy Term; 1% annually for four Indexed Strategy Terms
Floor Indexed Strategy	S&P 500® Price Return Index	72 Months (6 Years)	Floor Factor: 90.00%

If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy. If you purchased the Contract on or after July 1, 2024, we offer the Coupon Indexed Strategy.

None of the Indexed Strategies limit exposure to upside performance, either during or at the end of the Indexed Strategy Term.

The Indexed Strategies offer different levels of downside protection against negative Interest, resulting from negative performance of the Reference Index, through the payment of an Indexed Strategy Credit on the last day of the Indexed Strategy Term. The Indexed Strategy Credit will never be less than zero. The Indexed Strategies do not offer any level of downside protection on any other day of the Indexed Strategy Term. This is because the Buffer Credit, Coupon Credit and Floor Credit only apply on the last day of the Indexed Strategy Term. In other words, amounts withdrawn or surrendered during an Indexed Strategy Term will reduce the amount of the Indexed Strategy Credit at the end of the Indexed Strategy Term, and that reduction could be significant. Therefore, the Indexed Strategy Value available for withdrawal during the Indexed Strategy Term, including required minimum distributions, systematic withdrawals, annuitization, Death Benefit payments, amounts payable upon exercise of your right to cancel the Contract and full surrender, could be less, even significantly less, than at the end of the Indexed Strategy Term.

The Coupon Credit both reduces potential losses and increases potential gains. The Buffer and Floor Credits each reduce potential losses but do not increase potential gains.

•	If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy.
•	If you purchased the Contract on or after July 1, 2024, we offer only the Coupon Indexed Strategy.

We may add additional Indexed Strategies. Such Indexed Strategies may include features that limit upside performance, include new Reference Indices, or provide longer or shorter Indexed Strategy Terms. We will never offer a Buffer Factor less than 20.00%; a Coupon Rate less than 0.20% annually; or a Floor Factor less than 75.00%. We guarantee always to offer the Fixed Interest Strategy and the Coupon Indexed Strategy. If you purchase your Contract on or after July 1, 2024, the only Indexed Strategy available is the Coupon Indexed Strategy. In addition, we reserve the right to offer a single Indexed Strategy, the Coupon Indexed Strategy, to Contract owners who purchase their Contract before July 1, 2024. Because the guaranteed minimum Coupon Rate is 0.20% annually, if the Coupon Rate Indexed Strategy is the only Indexed Strategy available to you, either at present or in the future, your Indexed Strategy Value may only be protected from 0.20% of downside loss. For more detailed examples, see the “Coupon Indexed Strategy Value” section.

If you purchased your Contract before July 1, 2024, and we exercise our right only to offer the Coupon Rate Indexed Strategy, and you are not satisfied, you may surrender the Contract, but the surrender may incur Withdrawal Charges and may be subject to taxes (including a 10% additional tax before age 59 1/2).

Currently, you may choose from the following Indexed Strategies depending upon when you purchased the Contract:

The Buffer Indexed Strategy

We currently offer the Buffer Indexed Strategy for Contracts purchased before July 1, 2024. The Buffer Indexed Strategy provides downside protection by offsetting losses up to a maximum amount (i.e., the Buffer). If the Reference Index performance over the Indexed Strategy Term has been negative, the Indexed Strategy Value will reflect this negative performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, a Buffer Credit is credited to the Indexed Strategy Value, which will reduce these losses, in whole or in part, up to the Buffer. You will bear any losses in excess of the Buffer. The Buffer is calculated as a percentage (“Buffer Factor”) of the amount you allocated to the Buffer Indexed Strategy, adjusted to reflect any Deductions from the Buffer Indexed Strategy over the applicable Indexed Strategy Term (the “Buffer Credit Base”). The Buffer Credit only applies on the last day of the Indexed Strategy Term. This means you are only protected from potential losses at the end of the Indexed Strategy Term.

If the Reference Index performance over the Indexed Strategy Term has been positive, the Indexed Strategy Value will reflect this positive performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, the Buffer Credit will be zero because the Buffer Credit does not increase potential gains. It only provides downside protection in the event of negative index performance over the Indexed Strategy Term.

The Coupon Indexed Strategy

The Coupon Indexed Strategy does not directly limit losses but instead provides a Coupon Credit that both reduces potential losses and increases potential gains, regardless of whether the performance of the Reference Index over the Indexed Strategy Term has been positive or negative. This means that the Coupon Credit will always increase any gains when the performance of the Reference Index is positive over the Indexed Strategy Term and will always reduce any losses when the performance of the Reference Index is negative over the Indexed Strategy Term. The Coupon Credit is calculated as a percentage (“Coupon Rate”) of the amount you allocated to the Coupon Indexed Strategy, adjusted to reflect any Deductions from the Coupon Indexed Strategy over the applicable Indexed Strategy Term (“Coupon Credit Base”). The Coupon Credit only applies on the last day of the Indexed Strategy Term. This means you are only protected from potential losses at the end of the Indexed Strategy Term. It also means you are not eligible for any increased gains before the end of the Indexed Strategy Term.

If the Reference Index performance over the Indexed Strategy Term has been negative, the Indexed Strategy Value will reflect this negative performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, the Coupon Credit is credited to the Indexed Strategy Value, which will reduce these losses, in whole or in part. You will bear any losses in excess of the Coupon Credit.

If the Reference Index performance over the Indexed Strategy Term has been positive, the Indexed Strategy Value will reflect this positive performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, the Coupon Credit is credited to the Indexed Strategy Value, which will increase these gains.

The Floor Indexed Strategy

We currently offer the Floor Indexed Strategy for Contracts purchased before July 1, 2024. The Floor Indexed Strategy provides downside protection by establishing a minimum Indexed Strategy Value (“Floor Credit Base”).

If the Reference Index performance over the Indexed Strategy Term has been negative, the Indexed Strategy Value will reflect this negative performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, a Floor Credit is credited to the Indexed Strategy Value, which will reduce these losses to the extent they exceed the Floor Credit Base. You will bear any losses up to the Floor Credit Base. The Floor Credit Base is calculated as a percentage (“Floor Factor”) of the amount you allocated to the Floor Indexed Strategy, adjusted to reflect any Deductions from the Floor Indexed Strategy over the applicable Indexed Strategy Term. The Floor Credit only applies on the last day of the Indexed Strategy Term. This means you are only protected from potential losses at the end of the Indexed Strategy Term.

If the Reference Index performance over the Indexed Strategy Term has been positive, the Indexed Strategy Value will reflect this positive performance due to the application of the Daily Index Credits over the Indexed Strategy Term. On the last day of the Indexed Strategy Term, the Floor Credit will be zero because the Floor Credit does not increase potential gains. It only provides downside protection in the event of negative index performance over the Indexed Strategy Term.

Examples

The Coupon Credit both reduces potential losses and increases potential gains. The Coupon Credit is an annual credit of 1.00% if you reallocate the Indexed Strategy Value for four Indexed Strategy Terms. The Buffer and Floor Credits each reduce potential losses but do not increase potential gains. The table below illustrates how each Indexed Strategy provides downside protection and, in the case of the Coupon Indexed Strategy, increases potential gains. These examples assume you do not make any Deductions, which will reduce the applicable Indexed Strategy Credit.

Indexed Strategy	Buffer Factor, Coupon Rate, or Floor Factor, as applicable	Reference Index Performance over Indexed Strategy Term[1]	Indexed Strategy Credit	Gain or Loss You Bear
Buffer Indexed Strategy	10.00%	-15.00%	10.00%	-5.00%
Coupon Indexed Strategy	0.25%	-15.00%	0.25%	-14.75%
Coupon Indexed Strategy	0.25%	15.00%	0.25%	15.25%
Floor Indexed Strategy	90.00%	-15.00%	5.00%	-10.00%

1

Note that the Buffer and Floor Indexed Strategies have Indexed Strategy Terms of 72 months, while the Coupon Indexed Strategy has a shorter Indexed Strategy Term of three months. If you purchased the Contract before July 1, 2024, we currently offer the Buffer Indexed Strategy, the Coupon Indexed Strategy, and the Floor Indexed Strategy. If you purchased the Contract on or after July 1, 2024, we offer the Coupon Indexed Strategy.

For more detailed examples, see the “Contract Value” section.

About the Reference Indices

S&P 500® Total Return Index

The S&P 500® Total Return Index supports the Coupon Indexed Strategy. The S&P 500® Total Return Index was established by Standard & Poor’s. The S&P 500® Total Return Index includes 500 leading companies in leading industries of the U.S. economy, capturing 75.00% coverage of U.S. Equities. The S&P 500® Total Return Index includes dividends and other distributions declared by the companies included in the index by assuming they are reinvested in the entire index.

S&P 500® Price Return Index

The S&P 500® Price Return Index supports the Buffer Indexed Strategy and the Floor Indexed Strategy. The S&P 500® Price Return Index was established by Standard & Poor’s. The S&P 500® Price Return Index includes 500 leading companies in leading industries of the U.S. economy, capturing 75.00% coverage of U.S. Equities. The S&P 500® Price Return Index does not include dividends declared by any of the companies included in this index.

The Indexed Strategies do not directly participate in the returns of the underlying securities of either Reference Index and do not directly receive any dividends or other distributions declared on the underlying securities. By investing in an Indexed Strategy, you are not investing in the Reference Index, in any stock included in the Reference Index, in a mutual fund or exchange-traded fund that tracks the Reference Index, or in any underlying securities. The performance of the S&P 500® Price Return Index will not reflect the full investment performance of the underlying securities because it does not reflect dividends or distributions paid on the underlying securities.

There is additional information about the use of the S&P 500® Total Return Index and the S&P 500® Price Return Index as the Reference Indices in Appendix C – Index Disclaimers.

Substitution and/or Removal of a Reference Index

There is no guarantee that the Reference Index will remain available for the entire time you own your Contract or for the duration of any individual Indexed Strategy Term.

We may remove an existing Reference Index for future allocations. We may also substitute a Reference Index during an Indexed Strategy Term. We would take these actions if:

•	The Reference Index is no longer published;
•

We determine that our use of the Reference Index should be discontinued because, for example, changes to the Reference Index make it impractical or expensive to purchase securities or derivatives to hedge the Reference Index or we are no longer licensed to use the Reference Index; or

•	There is a substantial change in the calculation of the Reference Index.

We will attempt to choose an alternate Reference Index that is comparable to the original Reference Index, but there is no guarantee we will be able to do so. The selection criteria for an alternative Reference Index may include the following:

•

There is a sufficiently large market in exchange traded and/or over-the-counter options, futures, and similar derivative instruments based on the index to allow the Company to hedge Indexed Strategy Credits;

•	The index is recognized as a broad-based index for the relevant market; and
•	The publisher of the index allows the Company to use the index in the Contract and other materials for a reasonable fee.

Any replacement index will be submitted for prior approval to the insurance regulatory authority of the state in which your Contract is issued, if required to do so by state law.

For future allocations, we will notify you in your reallocation notice, and we will include information about all available Indexed Strategies (including the new Reference Index).

For current Indexed Strategy allocations, if we are unable to select and substitute an alternate Reference Index for the existing Reference Index, we will calculate and credit the applicable Indexed Strategy Credit and we will automatically reallocate your Indexed Strategy Value to the Fixed Interest Strategy. This means your risk of not participating in any index performance during the period from which the Reference Index is removed until the beginning of the subsequent Indexed Strategy Term.

If we substitute the existing Reference Index with an alternate Reference Index during the Indexed Strategy Term, the substitution will not result in a recalculation of any previously credited Interest for the Indexed Strategy Term. In other words, the positive or negative performance of the existing Reference Index from the beginning of the Indexed Strategy Term to the substitution date that has been credited to the Indexed Strategy Value through the application of Daily Index Credits, will not be affected. However, any change in Reference Index may affect the Daily Index Credits and the Indexed Strategy Credits you earn in the future (i.e., from the substitution date to the end of the Indexed Strategy Term). There is risk that the performance of the new index may not be comparable to the performance of the existing Reference Index. As a result, you may earn a rate of return that is lower than the rate of return it would have earned if the existing Reference Index was not substituted.

If the alternate Reference Index is not acceptable to you, you will not have the ability to transfer out of the Indexed Strategy until the end of the Indexed Strategy Term, and your only recourse will be to remain invested for the remainder of the Indexed Strategy Term, or take a withdrawal from the Indexed Strategy or surrender your Contract Value, which may incur Withdrawal Charges and could, in the case of withdrawals, significantly reduce or eliminate your Indexed Strategy Credits for the current Indexed Strategy Term. No withdrawn or surrendered amounts (including amounts applied to a settlement option) will be subject to any downside protection. Also, because the available Reference Indices are limited, at the end of the Indexed Strategy Term, there is a risk that you will have no Indexed Strategy in which you wish to invest.

The Buffer Rate, Coupon Factor or Floor Rate in effect for the current Indexed Strategy Term will not change as a result of the substitution.

You may elect to have the Indexed Strategy Value reallocated to one or more of the available Strategies at the end of the Indexed Strategy Term by providing us Written Notice no later than two Business Days prior to the end of the Indexed Strategy Term. If you do not provide us Written Notice of such election, the Indexed Strategy Value, including any Interest credited, will be automatically reallocated to the Fixed Interest Strategy at the end of the Indexed Strategy Term.

In general, because the number of available Reference Indices are limited, there is a risk that there will be no Indexed Strategy in which you wish to invest at the end of the applicable Indexed Strategy Term.

6.	Contract Value

The Contract Value on any date equals the sum of the Fixed Interest Strategy Value and all Indexed Strategy Values as of such date.

Fixed Interest Strategy Value

For any amount allocated to the Fixed Interest Strategy, we will calculate and credit Interest daily at the Fixed Interest Rate. The Fixed Interest Strategy Value is increased by Purchase Payment allocations and Contract Value reallocations from the Indexed Strategies and daily credited Interest on amounts allocated to the Fixed Interest Strategy. The Fixed Interest Strategy Value is decreased by withdrawals (including any applicable Withdrawal Charge or Premium Taxes) and reallocations from the Fixed Interest Strategy to an Indexed Strategy. The Fixed Interest Rate is guaranteed never to be less than 1.00%. The initial Fixed Interest Rate will be included in your Contract; the Fixed Interest Rate for each subsequent Contract Year will be provided to you in a reallocation notice before the end of the previous Contract Year.

Daily Index Credits

For each Indexed Strategy to which you have allocated Contract Value, we will determine the Daily Index Credit to be credited at the end of each Business Day (including the last day of the Indexed Strategy Term) based on changes in the value of the applicable Reference Index, which may be positive or negative.

We calculate the Daily Index Credit as follows:

Step One: Subtract the Reference Index Value at the end of the previous Business Day from the Reference Index Value at the end of the current Business Day. The result is the difference between the Reference Index Value at the end of the previous Business Day and the Reference Index Value at the end of the current Business Day.

Step Two: Convert the difference into a percentage by dividing the result of Step One by the Reference Index Value at the end of the previous Business Day. The result is the percentage change in the Reference Index Value from the end of the previous Business Day to the end of the current Business Day.

Step Three: Multiply the Indexed Strategy Value at the end of the previous Business Day by the result of Step Two (i.e., the percentage change in the Reference Index Value). The result is the Daily Index Credit.

The Daily Index Credit, whether positive of negative, will be added to the Indexed Strategy Value as part of the Indexed Strategy Value calculation for that Business Day. The calculation of the Indexed Strategy Value is discussed more fully in the “Buffer Indexed Strategy Value,” “Coupon Indexed Strategy Value,” and “Floor Indexed Strategy Value” sections below.

Daily Index Credit Example 1: Reference Index Positive Performance

Assume the following:

•	The Indexed Strategy Value at the end of the previous Business Day = $8,500
•	Reference Index Value at the end of the previous Business Day = $4,300
•	Reference Index Value at the end of the current Business Day = $4,400

Step One: We first calculate the difference in the Reference Index Value by subtracting the Reference Index Value at the end of the previous Business Day ($4,300) from the Reference Index Value at the end of the current Business Day ($4,400).

$4,400 – $4,300 = $100

Step Two: Next, we calculate the percentage change in the Reference Index Value from the end of the previous Business Day to the end of the current Business Day by dividing the result of Step One ($100) by the Reference Index Value at the end of the previous Business Day ($4,300).

$100/$4,300 = 2.33%

Step Three: We then multiply the Indexed Strategy Value at the end of the previous Business Day ($8,500) by the result of Step Two (2.33%).

2.33% x $8,500 = $198.05

The Daily Index Credit is $198.05 and is added to the Indexed Strategy Value.

Because the Daily Index Credit is positive, the Indexed Strategy Value will be increased by the Daily Index Credit.

Daily Index Credit Example 2: Reference Index Negative Performance

Assume the following:

•	The Indexed Strategy Value at the end of the previous Business Day = $8,500
•	Reference Index Value at the end of the previous Business Day = $4,300
•	Reference Index Value at the end of the current Business Day = $4,200

Step One: We first calculate the difference in the Reference Index Value by subtracting the Reference Index Value at the end of the previous Business Day ($4,300) from the Reference Index Value at the end of the current Business Day ($4,200).

$4,200 – $4,300 = -$100

Step Two: Next, we calculate the percentage change in the Reference Index Value from the end of the previous Business Day to the end of the current Business Day by dividing the result of Step One (-$100) by the Reference Index Value at the end of the previous Business Day ($4,300).

-$100/$4,300 = -2.33%

Step Three: We then multiply the Indexed Strategy Value at the end of the previous Business Day ($8,500) by the result of Step Two (-2.33%).

-2.33% x $8,500 = -$198.05

The Daily Index Credit is -$198.05 and is added to the Indexed Strategy Value.

Because the Daily Index Credit is negative, the Indexed Strategy Value will be decreased by the Daily Index Credit.

Buffer Indexed Strategy Value

We will determine the Indexed Strategy Value for the Buffer Indexed Strategy for each Business Day on which you have an allocation to the Buffer Indexed Strategy.

At the beginning of the Indexed Strategy Term:

The Indexed Strategy Value is equal to the amount of your allocation to the Buffer Indexed Strategy, including reallocations.

The Buffer Credit Base is equal to the Indexed Strategy Value.

On each Business Day during the Indexed Strategy Term:

The Indexed Strategy Value is equal to the Indexed Strategy Value at the end of the previous Business Day, plus the Daily Index Credit for the Buffer Indexed Strategy, minus any Deductions from the Buffer Indexed Strategy on that day.

The Buffer Credit Base is determined by taking the Buffer Credit Base at the end of the previous Business Day and reducing it for any Deductions taken from the Buffer Indexed Strategy since the end of the previous Business Day on a pro rata basis. If no Deductions are taken from the Buffer Indexed Strategy, the Buffer Credit Base will not change.

The Buffer Credit Base is calculated as  A x (1 – (B/C))

where:

•	A	= The Buffer Credit Base at the end of the previous Business Day
•	B	= The amount of all Deductions taken from the Buffer Indexed Strategy since the end of the previous Business Day
•	C	= The Indexed Strategy Value before any Deductions

Deductions from the Buffer Indexed Strategy during the Indexed Strategy Term will reduce the Buffer Credit Base on a pro rata basis (i.e., in the same proportion that the Deductions reduce the Indexed Strategy Value), and this reduction could be significantly more than the dollar amount of such Deductions. If the Buffer Credit Base at the time of the Deduction is greater than the Indexed Strategy Value, the reduction to the Buffer Credit Base will be greater than the amount of the Deduction. Because the Buffer Credit at the end of the Indexed Strategy Term is determined with reference to the Buffer Credit Base, these reductions may significantly reduce or eliminate the Buffer Credit that would otherwise apply on the last day of the Indexed Strategy Term.

For example, assume the Reference Index performance has decreased since the beginning of the Indexed Strategy Term, and your Indexed Strategy Value has decreased to $8,574 while your Buffer Credit Base is $10,000. Further assume that a $2,000 Deduction is taken from the Buffer Indexed Strategy. The Deduction will reduce your Indexed Strategy Value by $2,000 (a dollar-for-dollar reduction) to $6,574. However, the Deduction will reduce your Buffer Credit Base by $2,333 (a pro rata reduction) to $7,667, as shown below:

$10,000 Buffer Credit Base x (1 – ($2,000 Deduction / $8,574 Indexed Strategy Value before Deduction)) = $7,667

Because the Buffer Credit Base was greater than the Indexed Strategy Value at the time of the Deduction, the reduction to the Buffer Credit Base was more than the amount deducted.

Alternatively, assume the Reference Index performance has increased since the beginning of the Indexed Strategy Term and your Indexed Strategy Value has increased to $11,576 when the Deduction is taken. The Deduction will reduce your Indexed Strategy Value by $2,000 (a dollar-for-dollar reduction) to $9,576. However, the Deduction will reduce your Buffer Credit Base by $1,728 (a pro rata reduction) to $8,272, as shown below:

$10,000 Buffer Credit Base x (1 – ($2,000 Deduction / $11,576 Indexed Strategy Value before Deduction)) = $8,272

Because the Buffer Credit Base was less than the Indexed Strategy Value at the time of the Deduction, the reduction to the Buffer Credit Base was less than the amount deducted.

More detailed examples are provided below.

On the last day of the Indexed Strategy Term:

The Indexed Strategy Value is equal to the Indexed Strategy Value at the end of the previous Business Day, plus the Daily Index Credit for the Buffer Indexed Strategy, plus any applicable Buffer Credit, minus any Deductions from the Buffer Indexed Strategy on that day.

If the Indexed Strategy Value before any Deductions from or reallocations to the Buffer Indexed Strategy is greater than the Buffer Credit Base at the end of the previous Business Day, then the Buffer Credit is zero.

If the Indexed Strategy Value before any Deductions from or reallocations to the Buffer Indexed Strategy is less than or equal to the Buffer Credit Base at the end of the previous Business Day, then the Buffer Credit is equal to the lesser of:

(i) the Buffer Credit Base at the end of the previous Business Day, minus the Indexed Strategy Value before any Deductions from or reallocations to the Buffer Indexed Strategy; and

(ii) the Buffer on the last day of the Indexed Strategy Term.

If the last day of the Indexed Strategy Term falls on a non-Business Day, then the Buffer Credit will be calculated as of that day.

Buffer Indexed Strategy Example 1: Buffer Credit with Positive Reference Index Performance

Assume the following:

•	You make a single allocation to the Buffer Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;
•	The Buffer Factor is 40%;
•	There are no Deductions during the Indexed Strategy Term; and
•	The Indexed Strategy Value increases by 4.0% annually over the Indexed Strategy Term.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Buffer Credit Base	Buffer	Indexed Strategy Value After Growth	Buffer Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$10,000	-	$10,000	-	$10,000

	1	$10,000	$10,000	-	$10,400	-	$10,400

	2	$10,400	$10,000	-	$10,816	-	$10,816

	3	$10,816	$10,000	-	$11,249	-	$11,249

	4	$11,249	$10,000	-	$11,699	-	$11,699

	5	$11,699	$10,000	-	$12,167	-	$12,167

(b)	6	$12,167	$10,000	$4,000	$12,653	$0	$12,653

(a)	On the Contract Date, your Indexed Strategy Value and your Buffer Credit Base are equal to your initial Purchase Payment of $10,000.
(b)	At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is greater than the Buffer Credit Base. Therefore, the Buffer Credit is $0.

Buffer Indexed Strategy Example 2: Buffer Credit with Negative Reference Index Performance Exceeding the Buffer

Assume the following:

•	You make a single allocation to the Buffer Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;
•	The Buffer Factor is 40%;
•	There are no Deductions during the Indexed Strategy Term; and
•	The Indexed Strategy Value decreases by 10.0% annually over the Indexed Strategy Term.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Buffer Credit Base	Buffer	Indexed Strategy Value After Growth	Buffer Credit	End of Year Indexed Strategy Value ($)

(a)	0	$10,000	$10,000	-	$10,000	-	$10,000

	1	$10,000	$10,000	-	$ 9,000	-	$ 9,000

	2	$ 9,000	$10,000	-	$ 8,100	-	$ 8,100

	3	$ 8,100	$10,000	-	$ 7,290	-	$ 7,290

	4	$ 7,290	$10,000	-	$ 5,905	-	$ 6,561

	5	$ 6,561	$10,000	-	$ 5,905	-	$ 5,905

(b)	6	$ 5,905	$10,000	$4,000	$ 5,314	$4,000	$ 9,314

(a)	On the Contract Date, your Indexed Strategy Value and your Buffer Credit Base are equal to your initial Purchase Payment of $10,000.
(b)

At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is less than the Buffer Credit Base. The Buffer Credit is equal to the lesser of the difference between the Buffer Credit Base and the Indexed Strategy Value ($4,686) and the Buffer ($4,000). The end of year Indexed Strategy Value thus reflects a $4,000 Buffer Credit.

Buffer Indexed Strategy Example 3: Buffer Credit with Negative Reference Index Performance That is Less Than the Buffer

Assume the following:

•	You make a single allocation to the Buffer Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;

•	The Buffer Factor is 40%;
•	There are no Deductions during the Indexed Strategy Term; and
•	The Indexed Strategy Value decreases by 1.0% annually over the Indexed Strategy Term.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Buffer Credit Base	Buffer	Indexed Strategy Value After Growth	Buffer Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$10,000	-	$10,000	-	$10,000

	1	$10,000	$10,000	-	$9,900	-	$ 9,900

	2	$9,900	$10,000	-	$9,801	-	$ 9,801

	3	$9,801	$10,000	-	$9,703	-	$ 9,703

	4	$9,703	$10,000	-	$9,606	-	$ 9,606

	5	$9,606	$10,000	-	$9,510	-	$ 9,510

(b)	6	$9,510	$10,000	$4,000	$9,415	$585	$10,000

(a)	On the Contract Date, your Indexed Strategy Value and your Buffer Credit Base are equal to your initial Purchase Payment of $10,000.
(b)

At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is less than the Buffer Credit Base. The Buffer Credit is equal to the lesser of the difference between the Buffer Credit Base and the Indexed Strategy Value ($585) and the Buffer ($4,000). The end of year Indexed Strategy Value thus reflects a $585 Buffer Credit.

Buffer Indexed Strategy Example 4: Effect of Withdrawal on Buffer Credit Base When Buffer Credit Base is Greater Than Indexed Strategy Value at Time of Withdrawal

Assume the following:

•	You make a single allocation to the Buffer Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;
•	The Buffer Factor is 40%;
•	The Indexed Strategy Value decreases by 5.0% annually over the Indexed Strategy Term; and

You make a single $2,000 withdrawal (Deduction) from the Buffer Indexed Strategy in Contract Year 3, to which no Withdrawal Charge applies. Under other circumstances, a Withdrawal Charge may apply.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Buffer Credit Base	Indexed Strategy Value After Growth	Deduction Amount	Indexed Strategy Value After Deductions	Buffer Credit Base After Deductions	Buffer	Buffer Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$10,000	$10,000	-	$10,000	-	$10,000	-	$10,000

	1	$10,000	$10,000	$9,500	-	$9,500	-	$10,000	-	$9,500

	2	$9,500	$10,000	$9,025	-	$9,025	-	$10,000	-	$9,025

(b)	3	$9,025	$10,000	$8,574	$2,000	$6,574	$7,667	-	-	$6,574

	4	$6,574	$7,667	$6,245	-	$6,245	$7,667	-	-	$6,245

	5	$6,245	$7,667	$5,933	-	$5,933	$7,667	-	-	$5,933

(c)	6	$5,933	$7,667	$5,636	-	$5,636	$7,667	$3,067	$2,031	$7,667

(a)	On the Contract Date, your Indexed Strategy Value and your Buffer Credit Base are equal to your initial Purchase Payment of $10,000.
(b)

The $2,000 withdrawal reduces the Indexed Strategy Value by $2,000 and the Buffer Credit Base by $2,333, proportional to the reduction in Indexed Strategy Value. At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is less than the Buffer Credit Base.

(c)

The Buffer Credit is equal to the lesser of the difference between the Buffer Credit Base and the Indexed Strategy Value ($2,031) and the Buffer ($3,067). The end of year Indexed Strategy Value thus reflects a $ 2,031 Buffer Credit.

Buffer Indexed Strategy Example 5: Effect of Withdrawal on Buffer Credit Base when Buffer Credit Base is Less Than Indexed Strategy Value at Time of Withdrawal

Assume the following:

•	You make a single allocation to the Buffer Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72 month (six-year) Indexed Strategy Term;
•	The Buffer Factor is 40%;
•	The Indexed Strategy Value increases by 5.0% annually over the Indexed Strategy Term; and
•	You make a single $2,000 withdrawal (Deduction) from the Buffer Indexed Strategy in Contract Year 3, to which no Withdrawal Charge applies. Under other circumstances, a Withdrawal Charge may apply.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Buffer Credit Base	Indexed Strategy Value After Growth	Deduction Amount	Indexed Strategy Value After Deductions	Buffer Credit Base After Deductions	Buffer	Buffer Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$10,000	$10,000	-	$10,000	$10,000	-	-	$10,000

	1	$10,000	$10,000	$10,500	-	$10,500	$10,000	-	-	$10,500

	2	$10,500	$10,000	$11,025	-	$11,025	$10,000	-	-	$11,025

(b)	3	$11,025	$10,000	$11,576	$2,000	$9,576	$8,272	-	-	$9,576

	4	$9,576	$8,272	$10,055	-	$10,055	$8,272	-	-	$10,055

	5	$10,055	$8,272	$10,558	-	$10,558	$8,272	-	-	$10,558

(c)	6	$10,558	$8,272	$11,086	-	$11,086	$8,272	$3,309	$0	$11,086

(a)	On the Contract Date, your Indexed Strategy Value and your Buffer Credit Base are equal to your initial Purchase Payment of $10,000.
(b)	The $2,000 withdrawal reduces the Indexed Strategy Value by $2,000 and the Buffer Credit Base by $1,728, proportional to the reduction in Indexed Strategy Value.
(c)	At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is greater than the Buffer Credit Base. Therefore, the Buffer Credit is $0.

Coupon Indexed Strategy Value

We will determine the Indexed Strategy Value for the Coupon Indexed Strategy for each Business Day on which you have an allocation to the Coupon Indexed Strategy.

At the beginning of the Indexed Strategy Term:

The Indexed Strategy Value is equal to the amount of your allocation to the Coupon Indexed Strategy, including reallocations.

The Coupon Credit Base is equal to the Indexed Strategy Value.

On each Business Day during the Indexed Strategy Term:

The Indexed Strategy Value is equal to the Indexed Strategy Value at the end of the previous Business Day, plus the Daily Index Credit for the Coupon Indexed Strategy, minus any Deductions from the Coupon Indexed Strategy on that day.

The Coupon Credit Base is equal to the Coupon Credit Base at the end of the previous Business Day minus the amount of all Deductions taken from the Coupon Indexed Strategy since the end of the previous Business Day. Each Deduction will reduce the Coupon Credit Base by the dollar amount of the Deduction.

On the last day of the Indexed Strategy Term:

The Indexed Strategy Value is equal to the Indexed Strategy Value at the end of the previous Business Day, plus the Daily Index Credit for the Coupon Indexed Strategy, plus any applicable Coupon Credit, minus any Deductions from the Coupon Indexed Strategy on that day.

The Coupon Credit is determined by multiplying the Coupon Credit Base at the end of the previous Business Day by the Coupon Rate (which is expressed as an annual rate), adjusted for the length of the Indexed Strategy Term (i.e., three months). In other words, the Coupon Rate is multiplied by the length of the Indexed Strategy Term (in months) and divided by twelve before it is applied to the Coupon Credit Base at the end of the Indexed Strategy Term.

The Coupon Credit is calculated as:

CCT	=	CRT	x	CCBt-1	x	CT
12

where:

• CCT	=	The Coupon Credit for the Indexed Strategy Term
• CRT	=	The Coupon Rate applicable to the Indexed Strategy Term
• CCBt-1	=	The Coupon Credit Base at the end of the previous Business Day
• CT	=	The Indexed Strategy Term in months

If the last day of the Indexed Strategy Term falls on a non-Business Day, then the Coupon Credit will be calculated as of that day.

Coupon Indexed Strategy Example 1: Coupon Credit with Positive Reference Index Performance

Assume the following:

•	You make a single allocation to the Coupon Indexed Strategy of $10,000 on the Contract Date;
•	There is a three-month Indexed Strategy Term;
•	The Coupon Rate is 1.00%;
•	The Indexed Strategy Value increases by 1.00% monthly during the first two Indexed Strategy Terms;
•	There are no Deductions during the Indexed Strategy Terms; and
•	At the end of the first Indexed Strategy Term, the entire Indexed Strategy Value is reallocated into the Coupon Indexed Strategy.

	Month	Indexed Strategy Term Month	Beginning of Month Indexed Strategy Value	Coupon Credit Base	Indexed Strategy Value After Growth	Coupon Credit	End of Month Indexed Strategy Value

(a)	0	0	$10,000	$10,000	$10,000	-	$10,000

	1	1	$10,000	$10,000	$10,100	-	$10,100

	2	2	$10,100	$10,000	$10,201	-	$10,201

(b)	3	3	$10,201	$10,000	$10,303	$25	$10,328

(c)	4	1	$10,328	$10,328	$10,431	-	$10,431

	5	2	$10,431	$10,328	$10,536	-	$10,536

(d)	6	3	$10,536	$10,328	$10,641	$26	$10,667

(a)	On the Contract Date, your Indexed Strategy Value and your Coupon Credit Base are equal to your initial Purchase Payment of $10,000.
(b)

At the end of the first Indexed Strategy Term, the Coupon Credit is calculated by multiplying the Coupon Rate by the Coupon Credit Base and further multiplying by the length of the Indexed Strategy Term in months, divided by 12 (1.0% x $10,000 x 3 / 12 = $25). The resulting Indexed Strategy Value thus reflects a $25 Coupon Credit.

(c)	At the beginning of the new Indexed Strategy Term, the Coupon Credit Base is set equal to the Indexed Strategy Value.
(d)

At the end of the second Indexed Strategy, the Coupon Credit is calculated by multiplying the Coupon Rate by the Coupon Credit Base and further multiplying by the length of the Indexed Strategy Term in months, divided by 12 (1.0% x $10,328 x 3 / 12 = $26). The resulting Indexed Strategy Value thus reflects a $26 Coupon Credit.

Coupon Indexed Strategy Example 2: Coupon Credit with Negative Reference Index Performance

Assume the following:

•	You make a single allocation to the Coupon Indexed Strategy of $10,000 on the Contract Date;
•	There is a three-month Indexed Strategy Term;
•	The Coupon Rate is 1.00%;
•	The Indexed Strategy Value decreases by 1.00% monthly during the first two Indexed Strategy Terms;
•	There are no Deductions during the Indexed Strategy Terms; and
•	At the end of the first Indexed Strategy Term, the entire Indexed Strategy Value is reallocated into the Coupon Indexed Strategy.

	Month	Indexed Strategy Term Month	Beginning of Month Indexed Strategy Value	Coupon Credit Base	Indexed Strategy Value After Growth	Coupon Credit	End of Month Indexed Strategy Value

(a)	0	0	$10,000	$10,000	$10,000	-	$10,000

	1	1	$10,000	$10,000	$9,900	-	$9,900

	2	2	$9,900	$10,000	$9,801	-	$9,801

(b)	3	3	$9,801	$10,000	$9,703	$25	$9,728

(c)	4	1	$9,728	$9,728	$9,631	-	$9,631

	5	2	$9,631	$9,728	$9,534	-	$9,534

(d)	6	3	$9,534	$9,728	$9,439	$24	$9,463

(a)	On the Contract Date, your Indexed Strategy Value and your Coupon Credit Base are equal to your initial Purchase Payment of $10,000.
(b)

At the end of the first Indexed Strategy Term, the Coupon Credit is calculated by multiplying the Coupon Rate by the Coupon Credit Base and further multiplying by the length of the Indexed Strategy Term in months, divided by 12 (1.0% x $10,000 x 3 / 12 = $25). The resulting Indexed Strategy Value reflects a $25 Coupon Credit.

(c)	At the beginning of the new Indexed Strategy Term, the Coupon Credit Base is set equal to the Indexed Strategy Value.
(d)

At the end of the second Indexed Strategy Term, the Coupon Credit is calculated by multiplying the Coupon Rate by the Coupon Credit Base and further multiplying by the length of the Indexed Strategy Term in months, divided by 12 (1.0% x $9,728 x 3 / 12 = $24). The resulting Indexed Strategy Value thus reflects a $24 Coupon Credit.

Coupon Indexed Strategy Example 3: Effect of Withdrawal on Coupon Credit Base

Assume the following:

•	You make a single allocation to the Coupon Indexed Strategy of $10,000 on the Contract Date;
•	There is a three-month Indexed Strategy Term;
•	The Coupon Rate is 1.00%;
•	The Indexed Strategy Value increases by 1.00% monthly during the first two Indexed Strategy Terms;
•	At the end of the first Indexed Strategy Term, the entire Indexed Strategy Value is reallocated into the Coupon Indexed Strategy; and
•	You make a single $2,000 withdrawal (Deduction) from the Coupon Indexed Strategy in Contract month 5, to which no Withdrawal Charge applies. Under other circumstances, a Withdrawal Charge may apply.

	Month	Indexed Strategy Term Month	Beginning of Month Indexed Strategy Value	Coupon Credit Base	Indexed Strategy Value After Growth	Deduction Amount	Indexed Strategy Value After Deductions	Coupon Credit Base After Deductions	Coupon Credit	End of Month Indexed Strategy Value

(a)	0	0	$10,000	$10,000	$10,000	-	$10,000	$10,000	-	$10,000

	1	1	$10,000	$10,000	$10,100	-	$10,100	$10,000	-	$10,100

	2	2	$10,100	$10,000	$10,201	-	$10,201	$10,000	-	$10,201

(b)	3	3	$10,201	$10,000	$10,303	-	$10,303	$10,000	$25	$10,328

(c)	4	1	$10,328	$10,328	$10,431	-	$10,431	$10,328	-	$10,431

(d)	5	2	$10,431	$10,328	$10,536	$2,000	$8,536	$8,328	-	$8,536

(e)	6	3	$8,536	$8,328	$8,621	-	$8,621	$8,328	$21	$8,642

(a)	On the Contract Date, your Indexed Strategy Value and your Coupon Credit Base are equal to your initial Purchase Payment of $10,000.
(b)

At the end of the first Indexed Strategy Term, the Coupon Credit is calculated by multiplying the Coupon Rate by the Coupon Credit Base and further multiplying by the length of the Indexed Strategy Term in months, divided by 12 (1.0% x $10,000 x 3 / 12 = $25). The resulting Indexed Strategy Value thus reflects a $25 Coupon Credit.

(c)	At the beginning of the new Indexed Strategy Term, the Coupon Credit Base is set equal to the Indexed Strategy Value.
(d)	The $2,000 withdrawal reduces both the Indexed Strategy Value and Coupon Credit Base by $2,000.
(e)

At the end of the second Indexed Strategy Term, the Coupon Credit is calculated by multiplying the Coupon Rate by the Coupon Credit Base and further multiplying by the length of the Indexed Strategy Term in months, divided by 12 (1.0% x $8,328 x 3 / 12 = $21). The resulting Indexed Strategy Value thus reflects a $21 Coupon Credit.

Floor Indexed Strategy Value

We will determine the Indexed Strategy Value for the Floor Indexed Strategy for each Business Day on which you have an allocation to the Floor Indexed Strategy.

At the beginning of the Indexed Strategy Term:

The Indexed Strategy Value is equal to the amount of your allocation to the Floor Indexed Strategy, including reallocations.

The Floor Credit Base is equal to the Indexed Strategy Value multiplied by the Floor Factor.

On each Business Day during the Indexed Strategy Term:

The Indexed Strategy Value is equal to the Indexed Strategy Value at the end of the previous Business Day, plus the Daily Index Credit for the Floor Indexed Strategy, minus any Deductions from the Floor Indexed Strategy on that day.

The Floor Credit Base is determined by taking the Floor Credit Base at the end of the previous Business Day and reducing it for any Deductions taken from the Floor Indexed Strategy since the end of the previous Business Day on a pro rata basis. If no Deductions are taken from the Floor Indexed Strategy, the Floor Credit Base will not change.

The Floor Credit Base is calculated as: A x (1 – (B/C))

where:

•	A	= The Floor Credit Base at the end of the previous Business Day
•	B	= The amount of all Deductions taken from the Floor Indexed Strategy since the end of the previous Business Day
•	C	= The Indexed Strategy Value before any Deductions

Deductions from the Floor Indexed Strategy during the Indexed Strategy Term will reduce the Floor Credit Base on a pro rata basis (i.e., in the same proportion that the Deductions reduce the Indexed Strategy Value), and this reduction could be significantly more than the dollar amount of such Deductions. If the Floor Credit Base at the time of the Deduction is greater than the Indexed Strategy Value, the reduction to the Floor Credit Base will be greater than the amount of the Deduction. Because the Floor Credit at the end of the Indexed Strategy Term is determined with reference to the Floor Credit Base, these reductions may significantly reduce or eliminate the Floor Credit that would otherwise apply on the last day of the Indexed Strategy Term.

For example, assume the Reference Index performance has decreased since the beginning of the Indexed Strategy Term and your Indexed Strategy Value has decreased to $8,574 while your Floor Credit Base is $9,000. Further assume that a $2,000 Deduction is taken from the Floor Indexed Strategy. The Deduction will reduce your Indexed Strategy Value by $2,000 (a dollar-for-dollar reduction) to $6,574. However, the Deduction will reduce your Floor Credit Base by $2,099 (a pro rata reduction) to $6,901, as shown below:

$9,000 Floor Credit Base x (1 – ($2,000 Deduction / $8,574 Indexed Strategy Value before Deduction)) = $6,901

Because the Floor Credit Base was greater than the Indexed Strategy Value at the time of the Deduction, the reduction to the Floor Credit Base was more than the amount deducted.

Alternatively, assume the Reference Index performance has increased since the beginning of the Indexed Strategy Term your Indexed Strategy Value has increased to $11,576 when the Deduction is taken. The Deduction will reduce your Indexed Strategy Value by $2,000 (a dollar-for-dollar reduction) to $9,576. However, the Deduction will reduce your Floor Credit Base by $1,555 (a pro rata reduction) to $7,445, as shown below:

$9,000 Floor Credit Base x (1 – ($2,000 Deduction / $11,576 Indexed Strategy Value before Deduction)) = $7,445

Because the Floor Credit Base was less than the Indexed Strategy Value at the time of the Deduction, the reduction to the Floor Credit Base was less than the amount deducted.

More detailed examples are provided below.

On the last day of the Indexed Strategy Term:

The Indexed Strategy Value is equal to the Indexed Strategy Value at the end of the previous Business Day, plus the Daily Index Credit for the Floor Indexed Strategy, plus any applicable Floor Credit, minus any Deductions from the Floor Indexed Strategy on that day.

If the Indexed Strategy Value before any Deductions from or reallocations to the Floor Indexed Strategy is greater than the Floor Credit Base, at the end of the previous Business Day then the Floor Credit is zero.

If the Indexed Strategy Value before any Deductions from or reallocations to the Floor Indexed Strategy is less than or equal to the Floor Credit Base, at the end of the previous Business Day, then the Floor Credit is equal to the Floor Credit Base at the end of the previous Business Day minus the Indexed Strategy Value on the last day of the Indexed Strategy Term before any Deductions from or reallocations to the Floor Indexed Strategy.

If the last day of the Indexed Strategy Term falls on a non-Business Day, then the Floor Credit will be calculated as of that day.

Floor Indexed Strategy Example 1: Floor Credit with Positive Reference Index Performance

Assume the following:

•	You make a single allocation to the Floor Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;
•	The Floor Factor is 90%;
•	There are no Deductions during the Indexed Strategy Term; and
•	The Indexed Strategy Value increases by 4.0% annually over the Indexed Strategy Term.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Floor Credit Base	Indexed Strategy Value After Growth	Floor Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$9,000	$10,000	-	$10,000

	1	$10,000	$9,000	$10,400	-	$10,400

	2	$10,400	$9,000	$10,816	-	$10,816

	3	$10,816	$9,000	$11,249	-	$11,249

	4	$11,249	$9,000	$11,699	-	$11,699

	5	$11,699	$9,000	$12,167	-	$12,167

(b)	6	$12,167	$9,000	$12,653	$0	$12,653

(a)

On the Contract Date, your Indexed Strategy Value is equal to your initial Purchase Payment of $10,000. Your Floor Credit Base is equal to your initial Purchase Payment multiplied by the Floor Factor ($10,000 x 90% = $9,000).

(b)	At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is greater than the Floor Credit Base. Therefore, the Floor Credit is $0.

Floor Indexed Strategy Example 2: Floor Credit with Negative Reference Index Performance that Remains Greater than the Floor Credit Base

Assume the following:

•	You make a single allocation to the Floor Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;
•	The Floor Factor is 90%;
•	There are no Deductions during the Indexed Strategy Term; and
•	The Indexed Strategy Value decreases by 1.5% annually over the Indexed Strategy Term.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Floor Credit Base	Indexed Strategy Value After Growth	Floor Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$9,000	$10,000	-	$10,000

	1	$10,000	$9,000	$9,850	-	$9,850

	2	$9,850	$9,000	$9,702	-	$9,702

	3	$9,702	$9,000	$9,557	-	$9,557

	4	$9,557	$9,000	$9,413	-	$9,413

	5	$9,413	$9,000	$9,272	-	$9,272

(b)	6	$9,272	$9,000	$9,133	$0	$9,133

(a)

On the Contract Date, your Indexed Strategy Value is equal to your initial Purchase Payment of $10,000. Your Floor Credit Base is equal to your initial Purchase Payment multiplied by the Floor Factor ($10,000 x 90% = $9,000).

(b)	At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is greater than the Floor Credit Base of $9,000. Therefore, the Floor Credit is $0.

Floor Indexed Strategy Example 3: Floor Credit with Negative Reference Index Performance Below the Floor Credit Base

Assume the following:

•	You make a single allocation to the Floor Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;
•	The Floor Factor is 90%;
•	There are no Deductions during the Indexed Strategy Term; and
•	The Indexed Strategy Value decreases by 5.0% annually over the Indexed Strategy Term.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Floor Credit Base	Indexed Strategy Value After Growth	Floor Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$9,000	$10,000	-	$10,000

	1	$10,000	$9,000	$9,500	-	$9,500

	2	$9,500	$9,000	$9,025	-	$9,025

	3	$9,025	$9,000	$8,574	-	$8,574

	4	$8,574	$9,000	$8,145	-	$8,145

	5	$8,145	$9,000	$7,738	-	$7,738

(b)	6	$7,738	$9,000	$7,351	$1,649	$9,000

(a)

On the Contract Date, your Indexed Strategy Value is equal to your initial Purchase Payment of $10,000. Your Floor Credit Base is equal to your initial Purchase Payment multiplied by the Floor Factor ($10,000 x 90.00% = $9,000).

(b)

At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is less than the Floor Credit Base. The Floor Credit is equal to the difference between the Floor Credit Base and the Indexed Strategy Value ($9,000-$7,351 = $1,649). The end of year Indexed Strategy Value thus reflects a $1,649 Floor Credit.

Floor Indexed Strategy Example 4: Effect of Withdrawal on Floor Credit Base when Floor Credit Base is Greater Than Indexed Strategy Value at Time of Withdrawal

Assume the following:

•	You make a single allocation to the Floor Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;
•	The Floor Factor is 90%;
•	The Indexed Strategy Value decreases by 5.0% annually over the Indexed Strategy Term; and
•	You make a single $2,000 withdrawal (Deduction) from the Buffer Indexed Strategy in Contract Year 3, to which no Withdrawal Charge applies. Under other circumstances, a Withdrawal Charge may apply.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Floor Credit Base	Indexed Strategy Value After Growth	Deduction Amount	Indexed Strategy Value After Deductions	Floor Credit Base After Deductions	Floor Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$9,000	$10,000	-	$10,000	$9,000	-	$10,000

	1	$10,000	$9,000	$9,500	-	$9,500	$9,000	-	$9,500

	2	$9,500	$9,000	$9,025	-	$9,025	$9,000	-	$9,025

(b)	3	$9,025	$9,000	$8,574	$2,000	$6,574	$6,901	-	$6,574

	4	$6,574	$6,901	$6,245	-	$6,245	$6,901	-	$6,245

	5	$6,245	$6,901	$5,933	-	$5,933	$6,901	-	$5,933

(c)	6	$5,933	$6,901	$5,636	-	$5,636	$6,901	$1,264	$6,901

(a)

On the Contract Date, your Indexed Strategy Value is equal to your initial Purchase Payment of $10,000. Your Floor Credit Base is equal to your initial Purchase Payment multiplied by the Floor Factor ($10,000 x 90.00% = $9,000).

(b)

The $2,000 withdrawal reduces the Indexed Strategy Value by $2,000 and the Floor Credit Base by $2,099, proportional to the reduction in Indexed Strategy Value. (c) At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is less than the Floor Credit Base.

(c)

The Floor Credit is equal to the difference between the Floor Credit Base and the Indexed Strategy Value ($6,901-$5,636 = $1,264). The end of year Indexed Strategy Value thus reflects a $1,264 Floor Credit.

Floor Indexed Strategy Example 5: Effect of Withdrawal on Floor Credit Base when Floor Credit Base is Less Than Indexed Strategy Value at Time of Withdrawal

Assume the following:

•	You make a single allocation to the Floor Indexed Strategy of $10,000 on the Contract Date;
•	There is a 72-month (six-year) Indexed Strategy Term;
•	The Floor Factor is 90%;
•	The Indexed Strategy Value increases by 5.0% annually over the Indexed Strategy Term; and
•	You make a single $2,000 withdrawal (Deduction) from the Floor Indexed Strategy in Contract Year 3, to which no Withdrawal Charge applies. Under other circumstances, a Withdrawal Charge may apply.

	Indexed Strategy Term Year	Beginning of Year Indexed Strategy Value	Floor Credit Base	Indexed Strategy Value After Growth	Deduction Amount	Indexed Strategy Value After Deductions	Floor Credit Base After Deductions	Floor Credit	End of Year Indexed Strategy Value

(a)	0	$10,000	$9,000	$10,000	-	$10,000	$9,000	-	$10,000
	1	$10,000	$9,000	$10,500	-	$10,500	$9,000	-	$10,500
	2	$10,500	$9,000	$11,025	-	$11,025	$9,000	-	$11,025
(b)	3	$11,025	$9,000	$11,576	$2,000	$9,576	$7,445	-	$9,576
	4	$9,576	$7,445	$10,055	-	$10,055	$7,445	-	$10,055
	5	$10,055	$7,445	$10,558	-	$10,558	$7,445	-	$10,558
(c)	6	$10,558	$7,445	$11,086	-	$11,086	$7,445	$0	$11,086

(a)

On the Contract Date, your Indexed Strategy Value is equal to your initial Purchase Payment of $10,000. Your Floor Credit Base is equal to your initial Purchase Payment multiplied by the Floor Factor ($10,000 x 90.00% = $9,000).

(b)	The $2,000 withdrawal reduces the Indexed Strategy Value by $2,000 and the Floor Credit Base by $1,555, proportional to the reduction in Indexed Strategy Value.
(c)	At the end of the Indexed Strategy Term, the applicable Indexed Strategy Value is greater than the Floor Credit Base. Therefore, the Floor Credit is $0.

7.	Benefits Available Under the Contract

Death Benefit

In the event of the death of the Owner during the Accumulation Phase, we will pay the Death Benefit following receipt by us of Due Proof of Death of the Owner, subject to the terms of the Contract and pursuant to the terms of the Beneficiary designation in effect at the time of death of the Owner. The Death Benefit is equal to the Contract Value, plus applicable interest, reduced by any applicable Premium Tax or similar tax. Indexed Strategy Credits are only applied at the end of the Indexed Strategy Term. Therefore, unless the day the Death Benefit is calculated coincides with the end of the Indexed Strategy Term, any Indexed Strategy Credits will not be applied in determining the amount of the Death Benefit. This means any Death Benefit payment will reflect any negative Reference Index performance when paid. Death Benefit payments on any day other than the last day of an Indexed Strategy Term are not subject to any level of downside protection. The Death Benefit is calculated as of close of business on the date Due Proof of Death is received. For example, if your Contract Value is $100,000 on the date of death and declines to $90,000 on the date we receive Due Proof of Death, the Death Benefit will equal $90,000. Your Beneficiaries will also get to keep any Interest received between your date of death and our receipt of Due Proof of Death.

The Death Benefit is payable to the Beneficiaries. A natural person Beneficiary must be alive on the date of death of the Owner. Unless otherwise provided by Written Request, the Beneficiaries are determined in the following order:

1.	The primary Beneficiaries, if living or in existence (in the case of a trust).
2.	The contingent Beneficiaries, if living or in existence (in the case of a trust).
3.	The Owner’s estate.

We do not permit the naming of any non-natural person Beneficiary, other than a trust.

Multiple Beneficiaries in the same class will share equally, unless you direct otherwise. However, if a Beneficiary is not alive or in existence on the date of death of the Owner and there are other Beneficiaries in the same class, then the Death Benefit will be shared among the other Beneficiaries of the same class unless you instruct us otherwise.

Each Beneficiary’s share of the Death Benefit will remain allocated to the current Strategies until we receive a claim form, properly completed, with respect to such Beneficiary and any other information or documents we may request to establish the identity of the Beneficiary.

If this is a Qualified Contract, then the terms of your Qualified Contract rider or endorsement will apply.

If this a Non-Qualified Contract, then the following provisions apply:

•

This Non-Qualified Contract is intended to comply with the laws and corresponding regulations of the Code including, without limitation, Section 72(s) of the Code, as applicable, and to qualify as an annuity contract for U.S. federal tax purposes. As such, the terms of this Non-Qualified Contract will be interpreted to maintain such compliance and qualification, notwithstanding any language to the contrary.

•

Death Before the Annuity Income Date: If the Owner dies before the Annuity Income Date, then the Death Benefit will be paid in a lump sum within five years of the Owner’s death. However, each Beneficiary that is a natural person may elect by Written Request to receive their portion of the Death Benefit in equal payments over the life of such Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary, provided such payments begin within one year of the Owner’s death. If the Owner’s surviving spouse (within the meaning of U.S. federal tax law) is the sole primary Beneficiary, then the surviving spouse may elect by Written Request to continue the Contract by becoming the Owner, and all benefits, rights, and requirements under the Contract will be based on the surviving spouse’s life. The surviving spouse will also become the Annuitant.

•

Death On or After the Annuity Income Date: If the Owner dies on or after the Annuity Income Date and before the entire interest in the contract has been distributed, then the remaining portion of such interest will be distributed at least as rapidly as under the method of distributions being used as of the date of the Owner’s death.

The Company may permit other methods of settlement. In no event shall any method of settlement be exercised that would violate the mandatory distribution requirements of Section 72(s) of the Code. For more information, see the “Tax Information” section.

If any Beneficiary does not elect one of the above settlement methods within 60 days of the date on which the Company receives Due Proof of Death, we will distribute the Death Benefit payable to such Beneficiary as a lump sum immediately but in all events within five years of the Owner’s death.

We may delay payment of a Death Benefit if we cannot find a Beneficiary. However, the Death Benefit will be paid in accordance with Section 72(s) of the Code in all events. For purposes of interpreting your Beneficiary designation, the word “child” means only a lawful child, including an adopted child. The word “child” does not mean stepchild or grandchild. We may require proof satisfactory to us that each Beneficiary is qualified to receive payment.

Interest on Death Benefit

We will accrue interest on the Death Benefit payable under the Contract as required by the laws of the state where the Contract was delivered or issued for delivery. Such accrued interest will be added to the Death Benefit to be paid.

Payments in General

We will issue all payments by us under the Contract to the Owner at the bank account you have specified or, if none is specified, by physical check, except that we will pay the Death Benefit to the Beneficiaries. You may request an alternative method of payment by Written Request.

We reserve the right to require proof of age of any payee, or proof that the applicable payee is living, prior to making payment under the Contract, but not more than once in any 12-month period.

Payments to Minors

If any payment is to be paid to a minor, then, unless otherwise provided by law, we will make such payment only to the duly authorized and acting conservator or guardian of the minor’s estate until such time as the minor passes the age of majority. Any such payment we make will release us to the extent of the payment.

Terminal Illness Benefit and Nursing Home Confinement Benefit

The Terminal Illness Benefit and the Nursing Home Confinement Benefit provide additional benefits through the waiver of certain Withdrawal Charges if the Owner becomes terminally ill or is confined to an Eligible Nursing Home. If the Owner is not a natural person, the Annuitant will be considered the Owner. These benefits terminate when the Contract terminates. Terminations will not affect the waiver of any Withdrawal Charges that occurred while the Contract was in force.

We will waive the related Withdrawal Charge in connection with any withdrawal from the Contract Value or full surrender of the Contract if: (i) after the Contract Date the Owner becomes terminally ill by any medical condition which a licensed physician certifies has reduced the Owner’s expected life span to nine months or less; and (ii) the Contract has been in force for as long as the eligibility waiting period, which will not exceed one year as of the date we receive the Written Request for such withdrawal or surrender. A licensed physician means a person authorized or licensed to practice medicine in any state of the United States of America or the District of Columbia.

You must provide proof of the qualifying terminal illness, which must include certification by a licensed physician who: (i) has examined the Owner and is qualified to provide such certification; and (ii) is neither the Owner nor a family member of the Owner. Family member means, with respect to the Owner, such person’s spouse or domestic partner, spouse’s or domestic partner’s parents, sons and daughters and their spouses or domestic partners, parents and their spouses or domestic partners, brothers and sisters and their spouses or domestic partners, grandparents and grandchildren and their spouses or domestic partners, and any individual related to the Owner by blood or affinity whose close association with the Owner is the equivalent of a family relationship. The certification must also state the date of diagnosis, which must be after the Contract Date. We reserve the right to require a second opinion and to have the Owner examined by a licensed physician of our choosing and at our expense. In such case, the opinions of both licensed physicians must agree in order to qualify for the benefit. In the event the second opinion conflicts with the first opinion, the second opinion will prevail.

If the Company finds the proof of terminal illness to be insufficient, we will notify you of the denial and provide you with the opportunity to: (i) provide additional proof of the qualifying terminal illness; (ii) accept the surrender or withdrawal proceeds, net of any Withdrawal Charges, that would otherwise apply absent this benefit; or (iii) withdraw your withdrawal or surrender request.

Furthermore, if the Contract was purchased prior to the Owner’s 76th birthday, we will waive the related Withdrawal Charge in connection with any full surrender of the Contract or withdrawal from the Contract Value if: (i) the Owner has been confined in an eligible nursing home for a period of 90 continuous days beginning on or after the Contract Date; and (ii) the Contract has been in force for as long as the eligibility waiting period, which will not exceed one year as of the date we receive the Written Request for such withdrawal or surrender. An eligible nursing home means a licensed hospital or licensed skilled or intermediate confinement nursing facility at which medical treatment is available on a daily basis and daily medical records are kept for each patient.

You must provide proof of the Owner’s confinement in an Eligible Nursing Home.

If the Company finds the proof of the Owner’s confinement to be insufficient, we will notify you of the denial and provide you with the opportunity to: (i) provide additional proof of the Owner’s confinement in an Eligible Nursing Home; (ii) accept the withdrawal or surrender proceeds, net of any Withdrawal Charges that would otherwise apply absent this benefit; or (iii) withdraw your withdrawal or surrender request.

8.	Contract Fees and Charges

Withdrawal Charges

At the time of any withdrawal or surrender of the Contract, the amount subject to Withdrawal Charges is equal to the amount of total Purchase Payments less any amount you withdrew previously to which we applied Withdrawal Charges. We will not apply Withdrawal Charges on any amounts withdrawn or surrendered in excess of the total Purchase Payments. However, note that withdrawals of the Free Withdrawal Amount do not reduce the overall amount subject to Withdrawal Charges. The Withdrawal Charge Period begins on the Contract Date and does not reset for additional Purchase Payments made during the Purchase Payment Period.

The rates used for calculating Withdrawal Charges with respect to any Contract Year, are the following: The applicable Withdrawal Charge Percentage corresponds to the Contract Year in which the withdrawal or surrender occurs.

Withdrawal Charge Percentages by Contract Year

Year	1	2	3	4	5	6	7+

Rate	5.00%	5.00%	4.00%	3.00%	2.00%	1.00%	0%

Free Withdrawal Amount

During the first Contract Year, the Free Withdrawal Amount is equal to 10.00% of the total amount of Purchase Payments. Thereafter, on each Contract Anniversary we will determine the Free Withdrawal Amount applicable for the Contract Year beginning on that Contract Anniversary, which will be equal to the greater of: (a) 10.00% of the Contract Value as of that Contract Anniversary; and (b) the required minimum distribution amount, if any, that must be distributed with respect to the Contract Value for any Qualified Contract for the current calendar year under Section 401(a)(9) of the Code (“RMD Amount”), if any, for the calendar year of that Contract Anniversary, as calculated by us under the Code and other applicable U.S. federal income tax law. Only one tax year’s RMD Amount can be taken without the application of Withdrawal Charges during any Contract Year.

We will reduce the Free Withdrawal Amount by any prior withdrawals taken during the same Contract Year. Any portion of the Free Withdrawal Amount that is not used during a Contract Year will not be available for use in future Contract Years.

The Free Withdrawal Amount is only applicable to partial withdrawals taken during a Contract Year. The Free Withdrawal Amount does not apply to a full surrender of the Contract.

Partial Withdrawals

The Withdrawal Charges will equal A x (the lesser amount of B and C)

where:

• A	= The applicable Withdrawal Charge Percentage
• B	= The total withdrawal amount, less any remaining Free Withdrawal Amount for the applicable Contract Year
• C	= The amount subject to Withdrawal Charges, if any, less any remaining Free Withdrawal Amount for the applicable Contract Year

Full Surrender

The Withdrawal Charges will equal A x B

where:

• A	= The applicable Withdrawal Charge Percentage
• B	= The amount subject to Withdrawal Charges, if any

Waiver of Withdrawal Charges

We will not apply, or will waive, Withdrawal Charges with respect to:

•	Any amounts withdrawn during the current Contract Year that are, in the aggregate, less than or equal to the Free Withdrawal Amount;
•	Any amounts applied to a Settlement Option;
•	Any amounts withdrawn after the Withdrawal Charge Period;
•	The portion of any amounts withdrawn that exceed the sum of all Purchase Payments;
•	Death Benefit payments; and
•	Amounts withdrawn under the Terminal Illness Benefit or the Nursing Home Confinement Benefit (see the “Terminal Illness Benefit and Nursing Home Confinement Benefit” section).

Example: Effect of Free Withdrawal Amount and Withdrawal Charges on Contract Value

Assume the following:

•	The Withdrawal Charge Period is 6 years
•	The Free Withdrawal Percentage is 10.00%

Contract Year	Purchase Payment	Contract Value (Beginning of Contract Year)	Free Withdrawal Amount	Contract Value Increase (Decrease)	Withdrawal Amount	Remaining Free Withdrawal Amount, if any	Withdrawal Amount	Contract Value (End of Contract Year)	Purchase Payment Still Subject to Withdrawal Charges	Withdrawal Charges Applicable to Full Surrender	Surrender Value
1	$100,000	$100,000	$10,000	-	-	$10,000	-	$100,000	$100,000	$5,000	$95,000
2	-	$100,000	$10,000	$10,000	-	$10,000	-	$110,000	$100,000	$5,000	$105,000
3(a)	-	$110,000	$11,000	$(5,000)	$17,000	-	$6,000	$88,000	$94,000	$3,760	$84,240
4	-	$88,000	$8,800	$2,000	-	$8,800	-	$90,000	$94,000	$2,820	$87,180
5(b)	-	$90,000	$9,000	$3,000	$8,000	$1,000	-	$85,000	$94,000	$1,880	$83,120
6	-	$85,000	$8,500	$(7,000)	-	$8,500	-	$78,000	$94,000	$940	$77,060
7	-	$78,000	$7,800	-	-	$7,800	-	$78,000	-	-	$78,000
8	-	$78,000	$7,800	$9,000	-	$7,800	-	$87,000	-	-	$87,000

(a)

In Contract Year 3, there is a request for a withdrawal of $17,000. The Free Withdrawal Amount of $11,000 equals 10.00% of $110,000, which was the Contract Value on the last Contract Anniversary. On full surrender, the Withdrawal Charges will always apply to the total amount of Purchase Payments not yet withdrawn. Withdrawals in excess of the Free Withdrawal Amount reduce the amount of Purchase Payments subject to Withdrawal Charges by the excess amount of the withdrawal over the Free Withdrawal Amount. Therefore, the Purchase Payments still subject to Withdrawal Charges are reduced by $6,000 ($17,000-$11,000) to $94,000. The total applicable Withdrawal Charges immediately after the withdrawal are $3,760 ($94,000 x 4.00%), and the full Surrender Value is $84,240, which is equal to the Contract Value less the applicable Withdrawal Charges ($88,000-$3,760).

(b)

In Contract Year 5, there is a request for a withdrawal of $8,000. The Free Withdrawal Amount of $9,000 equals 10.00% of $90,000, which was the Contract Value on the last Contract Anniversary. Because the withdrawal is less than the Free Withdrawal Amount, there is no reduction in the amount of Purchase Payments still subject to Withdrawal Charges. Immediately after the withdrawal, the Withdrawal Charges applicable to a full surrender of the Contract are $1,880 ($94,000 x 2.00%). The Surrender Value is $83,120, which is equal to the Contract Value less applicable Withdrawal Charges ($85,000-$1,880).

Deferral of Payments

The Company reserves the right to defer payment of any amount due in connection with a full surrender, a withdrawal, or a Death Benefit payment during any period that:

•	the NYSE is closed (except weekends and holidays);
•	trading on the NYSE is restricted;
•	the SEC declares that an emergency exists; or
•	the SEC, by order, permits us to delay payment.

Furthermore, the Company reserves the right to defer payment of any amount due in connection with a full surrender or a withdrawal for a period of six months after receiving the request, provided that we have obtained written approval to defer payments from the chief insurance regulator of the state where this contract was delivered or issued for delivery. Any amounts not allocated to the Fixed Interest Strategy will be transferred to the Fixed Interest Strategy and held there during the deferral period.

Withholding and Other Taxes; Premium Taxes

The Company will deduct from any payment under the Contract any withholding taxes or other taxes required by applicable law.

Premium Taxes may be applicable in certain states. Premium Tax applicability and rates vary by state and may change. We reserve the right to deduct such tax from the Purchase Payment when received or from the Contract Value of your Contract upon any withdrawal from or surrender of your Contract, the election of a Settlement Option, or the payment of a Death Benefit.

We may be required to pay state Premium Taxes currently ranging from 0.00% to 3.50%, in connection with a Purchase Payment or other values under the Contract. Depending upon applicable state law, we may deduct charges for the Premium Taxes we incur with respect to your Contract upon any withdrawal from or surrender of your Contract, the election of a Settlement Option, or the payment of a Death Benefit. In some states, charges for both direct Premium Taxes and retaliatory Premium Taxes may be imposed at the same or different times with respect to the same Purchase Payment, depending on applicable state law. For more information, see the “Tax Information” section.

9.	Annuity Payments

Available Settlement Options

During the Accumulation Phase, you may elect by Written Request to annuitize the Contract and direct us to apply the entire Contract Value to one of the several Settlement Options described below. Indexed Strategy Credits are only applied at the end of the Indexed Strategy Term. Therefore, if you choose to annuitize the Contract before the end of the Indexed Strategy Terms to which you have Contract Value allocated, any Indexed Strategy Credits will not be applied in determining the Contract Value available to be applied to the Settlement Option you chose. This means any amount applied to a Settlement Option will reflect any negative Reference Index performance. Amounts applied to a Settlement Option on any day other than the last day of an Indexed Strategy Term are not subject to any level of downside protection.

Withdrawals are no longer available after the Contract is annuitized.

•

Settlement Option (1) – Single Life Annuity: We will make payments as long as the Annuitant is living. Payments under this Settlement Option depend on the age and sex of the Annuitant on the Annuity Income Date. No further amounts will be payable under this Settlement Option after the Annuitant has died. This means that if the Annuitant dies after the first payment, then no further payments will be made.

•

Settlement Option (2) – Single Life Annuity with Guaranteed Annuity Payment Period Between 5 and 20 Years: We will make payments for a Guaranteed Annuity Payment Period chosen by you, which may be any annual period between five and 20 years, whether or not the Annuitant is living. After the Guaranteed Annuity Payment Period has ended, we will continue to make payments as long as the Annuitant is living. Payments under this Settlement Option depend on the age and sex of the Annuitant on the Annuity Income Date. If the Annuitant dies before the end of the Guaranteed Annuity Payment Period, (i) we will continue to make payments to the Beneficiaries for the remainder of the Guaranteed Annuity Payment Period and (ii) no further amounts will be payable under this Settlement Option after the Guaranteed Annuity Payment Period ends. See Appendix A – Monthly Annuity Payments for Settlement Option (2) for 5 and 10 years for a single life.

•

Settlement Option (3) – Guaranteed Annuity Payment Period Between 10 and 20 Years: We will make payments for a Guaranteed Annuity Payment Period chosen by you, which may be any annual period between 10 and 20 years, whether or not the Annuitant is living. The payments are not affected by the age of the Annuitant. If the Annuitant dies before the end of the Guaranteed Annuity Payment Period, (i) we will continue to make payments to the Beneficiaries for the remainder of the Guaranteed Annuity Payment Period and (ii) no further amounts will be payable under this Settlement Option after the Guaranteed Annuity Payment Period ends.

•

Settlement Option (4) – Other Options Offered by Us: You may select any other Settlement Option being offered by us, in our sole discretion, at the time you elect to apply a Settlement Option under the Contract.

Payment of Settlement Proceeds

At your direction, we will pay the proceeds of any Settlement Option in monthly, quarterly, semi-annual, or annual modal payments, as long as the periodic payment you select is equal to or greater than $100. If the amount to be applied under any Settlement Option is less than $100, then we will automatically select the next most frequent payment period for which the modal payment exceeds $100. If no available periodic payment results in payments greater than $100, then we will pay the Contract Value in a single payment.

Minimum payments for all Settlement Options are based on a 1.00% annuitization interest rate. The value of any Settlement Option will not be less than would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract from us by the same class of annuitants at the time of your election. At your Written Request, we will provide a schedule of projected minimum payments under any of the Settlement Options being offered by us, based on, as applicable, (i) the length of the Guaranteed Annuity Payment Period you specify and (ii) for payments that are based on the life of the Annuitant, the age and sex of the Annuitant at the election of such Settlement Option.

The payments to be made under a Settlement Option are fixed on the date the Contract Value is applied to the Settlement Option. We will make the first payment under any Settlement Option on the next Business Day unless you specify a later Annuity Income Date in your Written Request to elect a Settlement Option. You may change your Settlement Option by Written Request at any time prior to the Annuity Income Date. You may not change your Settlement Option. on or after the Annuity Income Date.

We will quote the dollar amount of each annuity payment for any age or combination of ages or modal payment period (quarterly, semi-annual, or annual) for any Settlement Option upon request.

If you purchase a Qualified Contract, then the terms of the related Qualified Contract rider or endorsement will also apply and the rider or endorsement may require the payments and/or the Guaranteed Annuity Payment Period under the Settlement Option to be modified. Qualified Contracts are subject to limitations under the required minimum distribution rules of the Code, which may require the payments and/or the Guaranteed Annuity Payment Period under the Settlement Option to be modified. For more information about limitations that apply to Qualified Contracts, see the “Tax Information” section.

10.	Ownership, Annuitants, Determining Life and Beneficiaries

Owner, Annuitant

The Contract is the Owner’s contract. The Owner of the Contract is identified in the Contract or is as changed in accordance with the Contract. The Owner has the right to exercise all rights under the Contract, subject to the rights of any assignee of record with us. The exercise of any rights by you must be done by Written Request.

The Owner is also the Annuitant, on whose life Settlement Option payments involving a life contingency are based. The Annuitant must be a natural person.

Change in Beneficiary

You may change any revocable Beneficiary at any time by Written Request. If you have named an “irrevocable” Beneficiary, then the irrevocable Beneficiary may only be changed with the consent of the irrevocable Beneficiary. We will not give effect to any change of Beneficiary request unless we receive and record your Written Request prior to the Death Benefit becoming payable. The change will take effect as of the date the Written Request was signed by you unless a future date is specified by you. However, we will not be liable for any payments made or actions we take before we receive the Written Request of a change of Beneficiary. We reserve the right to exclude the naming of any non-natural person Beneficiary, other than a trust.

Misstatement of Age or Sex

If the age or sex of any Annuitant, Beneficiary or Owner has been misstated, the amount payable by us will be that which would be due if the true age or sex had been stated. If we make or have made any overpayments due to the misstatement, we will charge the excess amount and interest at a rate of 1.00% per annum against the current or next succeeding payment(s) to be made. Any underpayments made by us will be adjusted in the same manner and credited with the current or next succeeding payment.

Assignment Including Ownership Change of the Contract

To the extent allowed by applicable law, we reserve the right to refuse any assignment or other transfer of the Contract. Furthermore, we reserve the right to refuse any assignment or other transfer of the Contract that would create joint ownership of the Contract or transfer ownership of the Contract to a non-natural person. In no event is assignment permitted after the Annuity Income Date.

In the case of a Non-Qualified Contract, the Contract may be assigned, including a complete ownership change, by Written Request. Unless otherwise specified in the Written Request, subject to our approval, any assignment will take effect on the date the Written Request is signed by the Owner, when received in good order, subject to any payments made or actions taken by us prior to receipt of the Written Request. If required under applicable state law, an assignment may require consent by an irrevocable Beneficiary. We assume no responsibility for the validity of any assignment. Any claim made under an assignment will be subject to proof of interest and the extent of the assignment. Assignment does not change the benefit or amount of the Contract. After assignment, Withdrawal Charges will continue to apply to the Contract during the Withdrawal Charge Period.

The Contract may be applied for and issued to qualify as a Qualified Contract, in which case ownership of the Contract would be restricted to comply with the Code and other applicable U.S. federal income tax law.

Assignment of the Contract may result in adverse tax consequences. For more information, see the “Tax Information” section.

Ownership of Assets

The Company has exclusive and absolute ownership and control of its assets, including all assets held in the Separate Account. The Company reserves the right to transfer, to the Company’s general account or any other separate account of the Company, any portion of the assets held in the Separate Account that are in excess of the reserves and other contract liabilities with respect to the Separate Account.

The Separate Account and the General Account

The Separate Account was established under the laws of the State of Delaware for the purpose of supporting our guarantees under the Contract, including any positive Interest, Death Benefit payments, and income payments under available Settlement Options. Like our general account, all of the assets of the Separate Account are chargeable with the claims under this Contract and any of our annuity contract owners, as well as our creditors, and are subject to the liabilities arising from any of our other business. The Separate Account is not registered under the Investment Company Act of 1940.

Owners of the Contract do not participate in the performance of the assets held in the Separate Account and do not have any direct claim on them. We own the assets of the Separate Account, as well as any favorable investment performance on those assets. We are obligated to pay all money we owe under the Contract. We may, as permitted by applicable State law, transfer all assets allocated to the Separate Account to our general account. In general, we intend to pay claims first from the general account and then from the Separate Account, but we are not obligated to do so.

The general account holds all the Company’s assets other than assets in our separate accounts, including the Separate Account. The general account assets support the guarantees under the Contract as well as our other general obligations. The general account is also not registered under the Investment Company Act of 1940. The guarantees in your Contract are subject to the Company’s financial strength and claims-paying ability. The general account is subject to the regulation and supervision by the Delaware Insurance Department and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

General account assets support guarantees under the Contract as well as our other general obligations. Assets in the general account are not segregated for the exclusive benefit of any particular Contract or obligation. General account assets are also available to the Company’s general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. We guarantee all benefits relating to your value in the Contract, regardless of whether assets supporting it are held in the Separate Account or our general account. You should look to the financial strength of the Company for its claims-paying ability.

For more information about the Company’s financial strength, you may review its financial statements elsewhere in this Prospectus and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the Strategies to which you may allocate your Contract Value.

11.	Tax Information

This section provides a summary explanation of the tax ramifications of purchasing a Contract. We do not provide individual tax advice. You should contact your tax advisor to discuss your Contract’s effects on your personal tax situation.

Tax Status of the Contracts

Tax law imposes several requirements that annuities, including your Contract, must satisfy in order to receive the tax treatment normally accorded to annuity contracts.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money generally for retirement purposes. If you invest in the Contract as part of an individual retirement plan, pension plan or employer-sponsored retirement program, your Contract will be treated as a Qualified Contract for purposes of U.S. federal income tax. If you invest in the Contract outside of any formal retirement or pension plan, your Contract will be treated as a Non- Qualified Contract. The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan.

Required Distributions. In order to be treated as an annuity contract for U.S. federal income tax purposes, Section 72(s) of the Code requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of the Owner. Specifically, Section 72(s) requires that (a) if the Owner dies on or after the Annuity Income Date, but prior to the time the entire interest in the Contract has been distributed, the entire interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of the Owner’s death; and (b) if the Owner dies prior to the Annuity Income Date, the entire interest in the Contract will be distributed within five years after the date of the Owner’s death. The latter requirement will be considered satisfied as to any portion of the Owner’s interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that designated beneficiary, provided that such distributions begin within one year of the Owner’s death. The designated beneficiary refers to a natural person designated by the Owner as a Beneficiary and to whom ownership of the Contract passes by reason of the Owner’s death. However, if the sole designated beneficiary is the surviving spouse of the deceased Owner, the Contract may be continued with the surviving spouse as the new Owner.

The Non-Qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

Taxation of Non-Qualified Contracts

Natural Persons. The following discussion generally applies to Contracts owned by natural persons.

Withdrawals. When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Contract Value immediately before the distribution over the Owner’s investment in the Contract (generally, the Purchase Payments or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the Owner’s investment in the Contract.

In the case of a Withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the “investment in the Contract” to the individual’s total account balance or accrued benefit under the retirement plan. The “investment in the Contract” generally equals the amount of any non-deductible Purchase Payments paid by or on behalf of any individual. In many cases, the “investment in the Contract” under a Qualified Contract can be zero.

Additional Tax on Certain Withdrawals. In the case of a distribution from a Non-Qualified Contract, there may be imposed an additional U.S. federal tax equal to 10% of the amount treated as income. In general, however, there is no additional U.S. federal tax on distributions:

•	made on or after the taxpayer reaches age 59 1/2;
•	made on or after the death of the Owner;
•	attributable to the taxpayer’s becoming disabled; or
•	made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. Also, additional exceptions apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the additional U.S. federal tax.

Annuity Payments. Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

Taxation of Death Benefit Proceeds. For a Non-Qualified Contract to be treated as an annuity contract for federal income tax purposes, the terms of the Contract must provide the following distribution rules:

(1) If the Owner dies before the date annuity payouts begin, the Contract Value must generally be distributed within five years after the date of death;

(2) If payable to a designated Beneficiary, the distributions may be paid over the life of that designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, so long as payouts start within one year of the Owner’s death;

(3) If the sole designated Beneficiary is the Owner’s Spouse, the Contract may be continued in the name of the Spouse as Owner; and

(4) If the Owner or Annuitant dies on or after the date annuity payments start, and before the entire interest in the Contract has been distributed, payments under the Contract must continue on the same or on a more rapid schedule than that provided for in the method in effect on the date of death.

If the Owner is not a natural person, these distribution rules apply upon the death or removal of any Annuitant.

Transfers, Assignments or Exchanges of a Contract. A transfer or assignment of ownership of a Contract, the selection of certain maturity dates, or the exchange of a Contract may result in certain adverse tax consequences that are not discussed herein. For example, you, not the transferee or assignee, may be liable for immediate taxes on your investment gains. An Owner contemplating any such transfer, assignment, or exchange, should consult a tax advisor as to the tax consequences.

Withholding. Annuity distributions are generally subject to withholding for the recipient’s U.S. federal and/or state income tax liability. Recipients may generally elect, however, not to have tax withheld from distributions to the extent allowable under federal and/or state law.

Multiple Contracts. All non-qualified deferred annuity contracts that are issued by us (or our affiliates) to the same Owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in such Owner’s income when a taxable distribution occurs.

Further Information. We believe that the Contracts will qualify as annuity contracts for U.S. federal income tax purposes and the above discussion is based on that assumption.

Taxation of Qualified Contracts

The tax rules applicable to Qualified Contracts vary according to the type of qualified contract and its terms and conditions. Adverse tax consequences may result if you do not ensure that contributions, distributions, and other transactions with respect to a Qualified Contract comply with the law.

The Contract may be available for purchase as an Individual Retirement Annuity, as defined in Section 408(b) of the Code (“IRA”), or it may be purchased by an Individual Retirement Account as defined in Section 408(a) for the benefit of the Underlying IRA Holder.

Individual Retirement Annuities. IRAs as described in Section 408 of the Code, permit individuals to make annual contributions of up to the lesser of a specified dollar amount for the year or the amount of compensation includible in the individual’s gross income for the year. The contributions may be deductible in whole or in part, depending on the individual’s income. Distributions from certain retirement plans may be “rolled over” into an IRA on a tax-deferred basis without regard to these limits. Distributions that are rolled over to an IRA within 60 days are not immediately taxable, however only one such rollover is permitted each year. An individual can make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs that are owned. The limit will apply by aggregating all of an individual’s IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of the limit. This limit does not apply to direct trustee-to-trustee transfers or conversions to Roth IRAs. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% additional tax generally applies to distributions made before age 59 1/2, unless an exception applies.

Roth IRAs. Roth IRAs, as described in Section 408A of the Code, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax. The Owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% additional tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% additional tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. Distributions that are rolled over to an IRA within 60 days are not immediately taxable, however only one such rollover is permitted each year, regardless of the number of IRAs that are owned. The limit will apply by aggregating all of an individual’s IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of the limit. This limit does not apply to direct trustee-to-trustee transfers or conversions to Roth IRAs.

Distributions and Withdrawals from Qualified Contracts. Generally, distributions you receive from a traditional IRA contract will constitute fully taxable ordinary income. Also, a 10% additional tax will apply to distributions from a traditional IRA and Roth IRA prior to age 591?2, except in certain circumstances.

•	You have unreimbursed medical expenses that are deductible (without regard to whether you itemize deductions).

•

The distribution amount is made in substantially equal periodic payments (at least annually) over your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary;

•	The distributions are not more than the cost of your medical insurance due to a period of unemployment (subject to certain conditions);

•	The distributions are not more than your qualified higher education expenses; or

•	You use the distribution to buy, build or rebuild a first home.

Required Minimum Distributions. If your Contract is a Qualified Contract, it is subject to certain minimum distribution requirements. Failure to take these required distributions could subject you (or your Beneficiary, as applicable) to an excise tax.

Lifetime Distribution Rules. If your Contract is a Qualified Contract other than a Roth IRA, it is subject to certain lifetime required minimum distribution (RMD) requirements imposed by the Internal Revenue Code and IRS regulations. Distributions generally must begin no later than April 1 of the calendar year following the year in which you attain the applicable age.

If you were born...	Your “applicable age” is....
Before July 1, 1949	70 1⁄2
After June 30, 1949 and before 1951	72
After 1950 and before 1960	73
In 1960 or later	75

If you wait until April 1 of the calendar year following the year you reach your applicable age, you must take that distribution and a subsequent distribution for that year by December 31. For each succeeding year, a distribution must be made on or before December 31. The RMD amount for a distribution calendar year is generally calculated by dividing the Contract’s value as of 12/31 of the prior calendar year by the applicable distribution factor set forth in a Uniform Lifetime Table in the IRS regulations.

Taxation of Death Benefit Proceeds. If your Contract is a Qualified Contract, the following rules apply to the payment of the death benefit to your Beneficiary:

The death benefit may be (1) taken as an immediate lump sum, (2) deferred for any period up to December 31st of the calendar year containing the tenth anniversary of your death (if you die after your required beginning date (RBD) for RMDs, distributions must continue to be taken each calendar year after your death until the entire interest in the Contract is distributed), or (3) taken in the form of an annuity over a period that does not extend beyond December 31st of the calendar year containing the tenth anniversary of your death. Different distribution rules will apply to a Beneficiary that is not an individual.

If, on the date of your death, the Beneficiary is not more than ten years younger than you or is “disabled” or “chronically ill” as either of those terms is defined under federal tax laws, restriction (3) above does not apply and the death benefit may also be taken in the form of an annuity over the Beneficiary’s lifetime or life expectancy (if the you die before the RBD) or life expectancy if you die after your RBD. In all events, annuity payments must end by December 31st of the calendar year containing the tenth anniversary of the Beneficiary’s death.

If the sole Beneficiary is your surviving spouse, the Beneficiary may also elect to continue the Contract. This election is made by sending us written notice in a form acceptable to us. If we do not receive the Beneficiary’s election within 60 days after we receive Due Proof of Death, the Beneficiary shall be deemed to have elected to defer receipt of payment under any death benefit option until a written election is submitted to the Company or a distribution is required by law. In certain circumstances, your surviving spouse may have to take a hypothetical RMD before continuing the Contract.

If the Beneficiary is your child and under age 21 on the date of your death, the Beneficiary’s interest must be distributed by December 31st of the year the Beneficiary reaches age 31. Alternatively, the Beneficiary may take the death benefit in the form of an annuity over a period that does not extend beyond December 31st of the year the Beneficiary reaches age 31 (or by December 31st of the calendar year containing the tenth anniversary of the Beneficiary’s death, if earlier).

Other Tax Considerations

Federal Estate, Gift and Generation-Skipping Transfer Taxes. While no attempt is being made to discuss in detail the U.S. federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a designated beneficiary who survives the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity Contract, the value of the annuity contract included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the designated beneficiary. Consult an estate planning advisor for more information.

Under certain circumstances, the Code may impose a generation-skipping (“GST”) tax when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the U.S. Internal Revenue Service (“IRS”).

The potential application of these taxes underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and those of your beneficiaries under all possible scenarios.

Medicare Tax. Distributions from non-qualified annuity policies will be considered “investment income” for purposes of the Medicare tax on investment income. For example, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g. earnings) to individuals whose income exceeds certain threshold amounts ($200,000 for filing single, $250,000 for married filing jointly and qualifying widow(er) with dependent child, and $125,000 for married filing separately.) Please consult a qualified tax adviser for more information.

Definition of Spouse under Federal Law. The Contract provides that upon your death, a surviving spouse may have certain continuation rights that he or she may elect to exercise with respect to the Contract.

All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages recognized under state law will be recognized for federal law purposes. Domestic partnerships and civil unions that are not recognized as legal marriages under state law, however, will not be treated as marriages under federal law. Consult a tax adviser for more information on this subject.

Annuity purchases by residents of Puerto Rico. The IRS has announced that income received by residents of Puerto Rico under life insurance or annuity contracts issued by a Puerto Rico branch of a U.S. life insurance company is U.S.-source income that is generally subject to U.S. federal income tax.

Annuity purchases by nonresident aliens and foreign corporations. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30.00% rate unless a lower treaty rate applies. In addition, such purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Additional withholding may occur with respect to entity purchasers (including foreign corporations, partnerships, and trusts) that are not U.S. residents. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., federal, state, and foreign taxation with respect to any annuity contract purchase.

1035 Exchanges. Under Section 1035 of the Code, you are permitted in most circumstances to directly transfer amongst annuities. If the transfer does not qualify as a 1035 exchange, you may be subject to federal income tax which does not preclude the potential for penalties. Both annuities and other tax qualified accounts, including the Contract, may contain early withdrawal provisions and therefore should be examined carefully. You may wish to consult with a financial professional to discuss the costs and benefits.

Possible Tax Law Changes. Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. You may wish to consult a tax adviser with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of the Contract and do not intend the above discussion as tax advice.

12.	Other Information

Distribution

The Contracts are offered solely to self-directed investors through the Gainbridge website at www.gainbridge.io. We have entered into an underwriting agreement with Alden Associates, an unaffiliated broker-dealer, for the distribution of the Contracts. Alden Associates also may perform various administrative services on our behalf. Alden Associates is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”), and with the securities commissions in the states in which it operates, is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investors Protection Corporation. An investor brochure that includes information describing FINRA is available both online at www.finra.org or by calling 1-800-289-9999.

The Company and Gainbridge Insurance Agency have entered into a networking agreement with Alden Associates for its broker-dealer services on the Gainbridge platform related to the Contracts. Platform representatives who are registered persons associated with Alden Associates and licensed and appointed insurance agents of Gainbridge Insurance Agency, will provide information, upon request, to existing Owners through online “chat” features and toll-free telephone lines (“Platform Representatives”). Platform representatives are employees of Group 1001 Resources, LLC (“Group 1001 Resources”), an affiliate of the Company, and will not be paid commissions by Group 1001 Resources and Alden Associates.

The information provided by Alden Associates and Gainbridge Insurance Agency agents by chat function or by telephone to investors is limited to how the Contract works. Non-licensed individuals may also provide ministerial services to investors such as how to use the Gainbridge platform, how to open an account, how to complete an application, and where to find administrative forms and marketing materials.

Pursuant to the underwriting and networking agreements, the Company and Gainbridge Insurance Agency compensate Alden Associates for its distribution and broker-dealer services related to the Contracts.

The Company may benefit from lower distribution costs in connection with self-directed purchases through the Gainbridge website than if the Contracts were sold through financial professionals that receive commissions for Contract sales.

Electronic Application Process

To complete the electronic application process to purchase a Contract, you must create an online account on the Gainbridge website at www.gainbridge.io, which includes providing personal information about yourself and any Beneficiaries designated by you, along with other information as may be required by law. Once you establish your online account, a personal document file (PDF) application will be generated for your review and electronic signature. During the review and electronic signature process, you will be asked to review and sign an Electronic Transactions Opt-In Consent and Disclosure Agreement whereby you will indicate your agreement and consent to the exclusive use of electronic transactions, electronic signatures, and electronic delivery of this Prospectus, your application and Contract, and all statements, communications, and other documents related to your Contract. Following registration for an account on the Gainbridge website and the purchase of a Contract, you will be able to receive and view copies of this Prospectus, and your application and Contract, as well as annual and confirmation statements, up-to-date communications, notices, disclosures, and other documents related to your Contract through the Gainbridge website. Further, you will be able to view, print, and download full copies of all documents in your account directly from the Gainbridge website. In addition, you may request paper copies of these documents to be mailed to you through the chat function on the Gainbridge website, by calling (866) 252-9439, or by writing to our Service Address.

Confirmation and Annual Statements

We will provide you with an immediate confirmation statement for each financial transaction you make with respect to your Contract, such as Purchase Payments, reallocations, withdrawals, Death Benefit payments, annuity payments, and surrenders. In addition, we will provide you with an annual statement that will state information about your Contract since the last annual statement, such as the Contract Value, Surrender Value, Strategy values and any other information as required by applicable state law or regulation. The Owner may request additional annual statements by Written Request. We may assess a charge, for additional annual statements, as permitted by applicable law, which will not exceed $25.

The current rates and factors applicable to the Fixed Interest Rate Strategy and the Indexed Strategies, as well as your Contract Value, will be made available on the Gainbridge website at www.gainbridge.io. Each reallocation notice will also show the current Fixed Interest Rate and the available Indexed Strategies for the upcoming Indexed Strategy Term. You will be able to receive and view copies of this Prospectus, and your application and Contract, as well as annual and confirmation statements, up to date communications, notices, disclosures, and other documents related to your Contract, through the Gainbridge website. Further, you will be able to view, print, and download full copies of all documents in your account directly from the Gainbridge website. In addition, you may request paper copies of these documents to be mailed to you through the chat function on the Gainbridge website, by calling 1-866-252-9439, or by writing to our Service Address. All Indexed Strategies are not available under all Contracts.

It is your obligation to review confirmation statements and annual statements carefully and to promptly report to us any errors or discrepancies in the information presented therein, through the Gainbridge website at www.gainbridge.io by calling 1-866-252-9439, or by writing to our Service Address.

Amendments to the Contract

The Contract may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the Contract may need to be approved by the state insurance departments. The consent of the Owner to an amendment will be obtained to the extent required by applicable law.

Evidence of Death, Age, Gender, or Survival

We may require proof of the age, gender, death, or survival of any person or persons before acting on any applicable Contract provision.

Independent Auditors The audited statutory financial statements of the Company as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 are included in this Prospectus.

13.	Information about the Company

Reliance on Rule 12h-7

The Company relies on the exemption provided by Rule 12h-7 under the 1934 Act from the requirement to file reports pursuant to Section 15(d) of that Act.

Information About the Company’s Business and Property

Overview

The Company was organized as a Texas domiciled insurance company in 2015 under the name Clear Spring Life Insurance Company. Effective June 29, 2022, the Company was redomesticated as a Delaware insurance company and simultaneously changed its name to Gainbridge Life Insurance Company. The Company is presently admitted in 49 jurisdictions (every state except Florida and New York), including the District of Columbia, to write life and annuity products. The Company’s direct parent, Clear Spring Life and Annuity Company (formerly Guggenheim Life and Annuity Company), a Delaware domiciled insurance company (“Clear Spring Life”), is a retail market participant and reinsurer in the United States. The Company has assets as of December 31, 2024, of approximately $472.7 million.

On November 12, 2021, after receiving the necessary regulatory approvals, Clear Spring Life and the Company were acquired by Group 1001 Insurance Holdings, LLC (“Group 1001 Insurance”). As a result of the acquisition, the Company is now part of the Group 1001 insurance holding company system, which grants the Company access to the Gainbridge website and digital platform through its affiliation with Gainbridge Insurance Agency. This platform provides a direct-to-consumer distribution strategy for the Company’s fixed and fixed index retail annuity products.

Products

Since 2022, the Company has issued muti-year guaranteed annuities. In 2025, the Company plans to begin to also issue fixed-indexed annuities.

Reinsurance

The Company’s current reinsurance business consists of a reinsurance treaty with Clear Spring Life. Effective May 1, 2015, the Company has reinsured a closed block of in-force annuities that Clear Spring Life had previously reinsured from Sentinel Security Life Insurance Company.

The following summarizes the Company’s U.S. Statutory Accounting Principles (“SAP”) reserves by reinsured product as of the dates presented below (in thousands):

	2024	2023
Fixed Index Annuities	$64,783	$73,776
Multi-Year Guaranteed Annuities	$25,591	$28,236

Total	$90,374	$102,012

Investment Management

The Company’s investment approach is to seek, acquire, and maintain investments that support its ability to meet future contract owner obligations. The Company manages its investments in a manner that (i) preserves capital and maximizes risk-adjusted returns, while considering the Company’s other business objectives, including asset-liability management, liquidity, tax, and income requirements, and (ii) is in compliance with applicable law, the terms and provisions of the annuity contract described in this Prospectus, and the Company’s written investment policies, which has been approved by the Company’s board of directors. The Company’s board reviews and approves the Company’s investment transactions on a quarterly basis and reviews the Company’s investment authorizations and guidelines at least annually.

The percentage of each asset class held by the Company, based on statutory carrying value as of the dates presented below are as follows (in thousands):

	December 31, 2024		December 31, 2023
	Carry Value	% of Total	Carry Value	% of Total
Bonds	$401,371	89.63%	$149,242	86.19%
Preferred Stocks	$1	00.0%	—	0.00%
Mortgage Loans	$8,009	1.79%	—	0.00%
Cash	$9,768	2.18%	$1,965	1.13%
Cash Equivalents	$11,507	2.57%	$11,913	6.88%
Short-Term Investments	$3,493	0.78%	—	0.00%
Other Invested Assets	$13,638	3.05%	$10,036	5.80%

Total Invested Assets	$447,787	100.00%	$173,156	100.00%

Competition

The Company operates in a highly competitive market. It competes with a variety of sized industry participants, including diversified financial institutions, insurance, and reinsurance companies. These companies each compete for the growing pool of retirement assets driven by a number of exogenous factors such as the continued aging of the U.S. population, the reduction in safety nets provided by governments and corporations, and everchanging economic and market conditions.

Now more than ever before, brands have the power to enhance consumer experience and improve customer relationships by offering insurance products digitally in the direct-to-consumer marketplace. The direct-to-consumer marketplace empowers brands to open new channels and broaden their customer outreach – ultimately driving increased profit, revenue streams, and financial performance. Capitalizing on such digital opportunities can deliver a wide range of benefits across financial, operational, and marketing dimensions all while providing customers with a choice of different insurers and products to choose from when making a purchase.

The Company will offer in the direct-to-consumer marketplace a variety of individual annuity products, including, but not limited to, fixed and fixed-indexed annuities, on a nationwide basis, principally through the Gainbridge platform. The Company will leverage the Gainbridge platform to offer its products directly to consumers.

Organization and Employees

Group 1001 Insurance is a technology-driven financial services company with a mission to empower customers, employees, and communities by making innovative products accessible to everyone. Group 1001 Insurance strives to demystify how insurance and annuity products are purchased today by leveraging technology to provide intuitive financial solutions for all Americans. Group 1001 Insurance comprises the following brands: Delaware Life, Gainbridge, Gainbridge Life, Clear Spring Health, Clear Spring Insurance, and Clear Spring Life. Group 1001 Insurance’s Life and Annuity business unit (“Group 1001 Life & Annuity”), including Gainbridge Life, is comprised of the following five insurance companies: Gainbridge Life, Clear Spring Life, Delaware Life Insurance Company (“Delaware Life”), Delaware Life and Annuity Company (“DLAC”), and DL Reinsurance Company (“DLRC”).

Group 1001 Insurance is headquartered in Zionsville, Indiana. Group 1001 Insurance also has business locations in Boca Raton, Boston, Chicago, Fort Lauderdale, and New York, and has approximately 1600 employees nationwide.

Regulation

The Company is subject to regulation in the jurisdictions where it does business. In general, the insurance laws of the various states establish regulatory agencies with broad administrative powers governing, among other things, premium rates, solvency standards, licensing of insurers, agents and brokers, trade practices, forms of contracts, accounting methodologies, maintenance of specified reserves and capital for the protection of contract owners, deposits of securities for the benefit of contract owners, investment activities and relationships between insurance subsidiaries and their parents and affiliates. Material transactions between insurance subsidiaries and their parents and affiliates generally must receive prior approval of the applicable insurance regulatory authorities and be disclosed. In addition, while differing from state to state, these regulations typically restrict the maximum amount of dividends that may be paid by an insurer to its shareholders in any twelve-month period without advance regulatory approval. Such limitations are generally based on net earnings or statutory surplus. Under applicable restrictions, the maximum amount of dividends payable by the Company to Clear Spring Life for the year 2024 without seeking regulatory approval is $0.

State insurance regulators regularly re-examine existing laws and regulations applicable to insurance companies and insurance products. Changes in state laws and regulations, or the interpretations thereof, may have a significant impact on our operations. We are required to file regular reports with state regulatory authorities and our operations are subject to periodic examination to ensure compliance.

Most states have created insurance guaranty associations that assess solvent insurers the amount necessary to pay claims of insurance companies that become insolvent. During the years ended December 31, 2024, and 2023, annual guaranty assessments for the Company were not material.

Although the insurance business in the United States is primarily regulated by the states, federal initiatives can affect the Company’s business in a variety of ways. These initiatives include those impacting financial services regulation, securities regulation, derivatives regulation, pension regulation, money laundering, privacy regulation, taxation and the economic and trade sanctions implemented by the Office of Foreign Assets Control of the U.S. Treasury Department. In addition, various forms of direct and indirect federal regulation of insurance have been proposed from time to time, including proposals for the establishment of an optional federal charter for insurance companies.

Properties

The Company is headquartered in an office building located in Zionsville, Indiana that is leased by Clear Spring Life and Delaware Life, from their affiliate, Group 1001 Indiana Holdings, LLC. During the years ended

December 31, 2024 and 2023, the use of the space by the Company was governed by an Administrative Services Agreement between the Company and Clear Spring Life. The Company believes that this space will be sufficient to conduct its operations for the foreseeable future.

Legal Proceedings

The Company is not currently involved in, but is generally subject to, litigation arising in the ordinary course of its business and otherwise. The Company cannot provide any assurance that its insurance coverage or that of its insurance-related affiliates, including Gainbridge Insurance Agency will be adequate to cover all liabilities arising out of such claims. The outcomes of legal proceedings and claims brought against the Company are subject to significant uncertainty. There is significant judgment required in assessing both the probability of an adverse outcome and the determination as to whether an exposure can be reasonably estimated. Litigation is, however, inherently uncertain and an adverse outcome from such litigation could have a material effect on the operating results of a particular reporting period.

In addition, from time to time, in the ordinary course of business, and like others in the insurance and financial services industries, the Company receives requests for information from government agencies in connection with such agencies’ regulatory or investigatory authority. Such requests can include financial or market conduct examinations, subpoenas, or demand letters for documents to assist the government in audits or investigations. The Company reviews such requests and notices and takes appropriate action. The Company has been subject to certain requests for information and investigations in the past and could be subject to them in the future.

Directors and Executive Officers

Set forth below are the names, positions, and ages, as of May 1, 2025, of the directors and executive officers of Gainbridge Life and a description of the business experience of each of the respective individuals. For this description, all directors and executive officers of the Company and its affiliated life insurance companies, collectively known as Group 1001 Life & Annuity, are appointed annually. There are no existing family relationships between any director or executive officer. There are no legal proceedings occurring within the past ten years that are material to an evaluation of the ability or integrity of any director or executive officer.

Directors

Dennis A. Cullen, Director: Age 76; Mr. Cullen is a director and Chairman of the Audit Committee of Gainbridge Life and Clear Spring Life since January 2018. He also serves as a director and Chairman of the Audit Committee of Delaware Life since August 2013, and of DLAC since March 2023. Since 2017, Mr. Cullen has held various board memberships for the member companies of Group 1001 Life & Annuity, as well as a director of Group 1001 Insurance since March 9, 2022. He holds a B.A. and M.B.A. from the University of Chicago. Mr. Cullen brings to the Company’s board of directors’ extensive experience in the financial services, investment, and insurance industries.

Michael K. Moran, Director: Age 69; Mr. Moran is a director and a member of the Audit Committee of Gainbridge Life, Clear Spring Life, Delaware Life, and DLRC since June 2023 and of DLAC since March 2023. In addition, since March 2023, he serves as a director and Chairman of the Audit Committee of Clear Spring Property and Casualty Company (“CSPC”), Clear Spring Casualty Insurance Company (“CSCIC”), Clear Spring American Insurance Company (“CSAIC”), and Clear Spring National Insurance Company (“CSNIC”), which are affiliates of the Company. He also serves as a director for two other affiliates, namely, Clear Spring Health Holdings, LLC (“CSHH”) since March 2024 and Clear Spring Health (GA), Inc. (“CSHGA”) since February 2025. From August 2013 until September 30, 2022, Mr. Moran served as Chief Accounting Officer and Treasurer for Delaware Life and certain of its subsidiaries. He holds a B.S. from the University of Notre Dame and is a Certified Public Accountant and Fellow, Life Management Institute. Mr. Moran brings extensive experience in the life insurance industry to the board and, in particular, accounting and auditing expertise.

Curtis P. Steger, Director: Age 54; Mr. Steger is a director of Gainbridge Life and Clear Spring Life since November 2021. Mr. Steger also serves as a director of Delaware Life and DLRC since March 2022 and of DLAC since November 2022. In addition, Mr. Steger has served as a director beginning in 2021 for other member companies and affiliates of Group 1001 Life & Annuity, including CSPC, CSCIC, CSAIC, CSNIC, CSHH, CSHGA, Clear Spring

Health Insurance Company, and several other affiliated health maintenance organizations. Previously, he served as the Chief Actuary for Clear Spring Life and Gainbridge Life from November 2015 until March 2021. Mr. Steger holds a B.S. from Drake University. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Steger brings to the Company’s board of directors’ extensive experience in the financial services and insurance industries, and, in particular, the life insurance and annuity industry.

Executive Officers

Daniel J. Towriss, Chief Executive Officer and President: Age 52; Mr. Towriss is the President and Chief Executive Officer of Group 1001 Life & Annuity and Group 1001 Insurance and has served as the President and Chief Executive Officer of Gainbridge Life since January 2015. He served as a director of Gainbridge Life from January 2015 through March 2022 and a director of Clear Spring Life from June 2014 through March 2022. He is an insurance executive with over 24 years of experience in the life insurance and annuity industry, focused in the areas of product development, asset liability management, capital and risk management, and insurance acquisitions, with long-standing insurance enterprises such as AEGON, ING and Lincoln National. He joined Guggenheim Partners, LLC, a former affiliate of the Company, in 2009 as Senior Managing Director to help start Guggenheim Insurance Services, LLC (“GIS”). As part of the GIS leadership team, Mr. Towriss led to the formation of Clear Spring Life and Gainbridge Life, completed acquisitions of multiple financially stressed insurance companies, and contributed to a successful operating track record and increase in profitability at each insurance company. He is a credentialed actuary as a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Towriss holds a B.S. in Actuarial Science from Ball State University.

Fang L. (“Linda”) Wang, Chief Financial Officer: Age 48; Ms. Wang is the Chief Financial Officer of Gainbridge Life and Clear Spring Life since December 2021, of Delaware Life and DLRC since October 2019, and of DLAC since March 2023. In this role, Ms. Wang has overall responsibility for accounting, treasury, tax, actuarial, and corporate planning functions. She is also focused on the development and execution of strategic decisions across Group 1001 Life & Annuity. Ms. Wang also serves as a director of CSHH since January 2024 and CSHGA since February 2025. Previously, Ms. Wang was employed by Old Mutual from 2012 through 2018, where she served as Chief Executive Officer of Old Mutual’s Bermuda business and Chief Actuary of Old Mutual’s Bermuda business. She holds a B.S. in Information Management from the University of Science and Technology of China, a M.S. of Actuarial Science from the University of Iowa, and an M.B.A. from New York University’s Stern School of Business. Ms. Wang is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Andrew F. Kenney, Chief Investment Officer: Age 49; Mr. Kenney is the Chief Investment Officer for Gainbridge Life and Clear Spring Life since December 2021, of Delaware Life since September 2013, of DLRC since October 2014, and of DLAC since March 2023. Previously, Mr. Kenney was Managing Director, Private Debt Team Leader for Guggenheim Partners, LLC, where he had served since 2002, focusing on privately negotiated middle market investments, publicly syndicated bank loans, high yield bonds, and private debt transactions across a variety of industries. During his time at Guggenheim Partners, Mr. Kenney also led a Houston-based credit team focusing on sourcing and structuring directly negotiated private investments in the energy and natural resources sector. Prior to joining Guggenheim Partners, he worked in the legal and compliance department at State Street Bank and Trust Company in Boston and later as a bankruptcy attorney for John F. Cullen, U.S. Bankruptcy Trustee. Mr. Kenney holds a B.A. in Government and Legal Studies from Bowdoin College and a J.D. and M.B.A. from Suffolk University.

Ellyn M. Nettleton, Chief Accounting Officer: Age 40; Ms. Nettleton is the Chief Accounting Officer for Group 1001 Life & Annuity since September 2022, with responsibility for the group’s financial reporting, accounting operations, and controllership activities. She is a Certified Public Accountant (Indiana license) with over 16 years of experience in financial reporting, asset liability management and capital risk management. Ms. Nettleton served as Chief Accounting Officer of Gainbridge Life and Clear Spring Life since April 2020 and as Controller of Gainbridge Life and Clear Spring Life from August 2017 to April 2020. Additionally, she served as Treasurer of Gainbridge Life and Clear Spring Life from August 2017 to September 2022 and as Vice President, Accounting from July 2014 to August 2017. Prior to her role with Clear Spring Life, she was employed with PricewaterhouseCoopers LLP as an auditor focusing on insurance companies. Ms. Nettleton holds a B.S. in Sport Administration from the University of Louisville and an M.S. in Accounting from Indiana University. She is a member of the American Institute of Certified Public Accountants.

John J. Miceli, Jr., Treasurer: Age 64; Mr. Miceli is the Treasurer of Gainbridge Life and Clear Spring Life, Delaware Life, and DLRC since September 2022. He also serves as the Treasurer of, DLAC since November 2022, as well as a number of other subsidiary companies for Group 1001 Life & Annuity. He has responsibility for treasury and cash management functions. Mr. Miceli joined Group 1001 Resources in May 2019. Previously, he held financial positions with National Life Group from January 2016 until February 2019. Mr. Miceli holds a B.S. in Accounting from Auburn University and an M.B.A. in Finance from the University of Hartford.

Dale R. Uthoff, Chief Product Officer: Age 44; Mr. Uthoff is the Chief Product Officer of Gainbridge Life since June 2022, Clear Spring Life, Delaware Life, and DLRC since September 2022, and DLAC since March 2023. In this role, he has overall responsibility for Group 1001 Life & Annuity’s product development and pricing, and he also oversees hedging of indexed and variable annuity products. Mr. Uthoff began his career in the insurance industry working on financial risk management and actuarial modeling at Mutual of Omaha. He later joined Aviva where he held various roles including modeling and asset/liability management for the company’s U.S. products including fixed index annuities and indexed universal life. In 2013, Mr. Uthoff joined Clear Spring Life and later became Chief Risk Officer. In 2018 he joined Delaware Life as Senior Vice President, Variable Annuity Products, to lead the company’s variable annuity line of business, accelerated the company’s re-entrance into the variable annuity marketplace, and to ensure strong results from its closed block of variable annuities. Mr. Uthoff is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He holds a B.S. in Actuarial Science from Drake University.

Martin B, Woll, Chief Operating Officer: Age 43, Mr. Woll is the Chief Operating Officer for Group 1001 Life & Annuity, including Gainbridge Life and Clear Spring Life, since June 2024, with responsibility for leading operations, facilities, and corporate real estate. Prior to joining Group 1001, Mr. Woll was the Chief Operating Officer of Merit Life Insurance Company from January 2022 through April 2024. Previously he was the Chairman H-Lab of Equitable from July 2010 through January 2022 and a Senior Consultant for Ernst & Young from February 2010 through June 2010. Mr. Woll holds a B.A. from Indiana University.

Ryan T. Cloud, Chief Legal Officer and Assistant Secretary: Age 48; Mr. Cloud is the Chief Legal Officer and Assistant Secretary of Gainbridge Life and Clear Spring Life since July 2016, with overall responsibility for the companies’ legal and compliance functions. Prior to this, he spent eight years as an insurance regulatory and corporate attorney at the law firm Sidley Austin LLP. Additionally, he was a director of Gainbridge Life from June 2017 through March 2022. Mr. Cloud holds a B.A. in German Language and Literature from Hunter College of the City University of New York and a J.D. from the Fordham University School of Law.

Stephen M. Coons, Secretary: Age 83; Mr. Coons has served as Secretary of Gainbridge Life and Clear Spring Life since July 2016 and prior thereto served as Assistant Secretary from January 2015. He also has served in several senior legal, compliance, and government relations capacities at Gainbridge Life and Clear Spring Life since March 2011. He is an insurance executive with over 31 years of experience in the life and annuity industry. He also has served as State Securities Commissioner for the State of Indiana. Mr. Coons holds a B.A. in History from Wabash College and a J.D. from the Indiana University School of Law.

Director Compensation

The directors are paid an annual flat fee for their service on the boards of directors of the Group 1001 Life & Annuity companies and certain of their affiliates, which is paid on a quarterly basis in cash following the board’s regular quarterly meetings. There are no directors who are also employees who receive any additional compensation for serving as a director. Mr. Steger was an employee of Clear Spring Life until March 2021 and receives retirement compensation as a result of his service. The director compensation expense for Gainbridge Life for the fiscal year ended December 31, 2024 is as follows:

Name	Total Fees Earned or Paid in Cash
Dennis A. Cullen	$40,500
Michael K. Moran	$18,000
Curtis P. Steger	$20,000

Executive Compensation

During 2024, the Company did not have any employees but rather was provided accounting, data processing, tax, auditing, actuarial, functional support, contract owner and collection support, public relations, advertising, sales and marketing promotional services and operational services with respect to the settlement of contracts and transactions in securities, as well as personnel to serve as executive officers, by its direct parent, Clear Spring Life pursuant to an Administrative Services Agreement, effective January 30, 2015 (the “Clear Spring Life Administrative Services Agreement”). For more information about the Clear Spring Life Administrative Services Agreement, see the “Affiliated Relationships and Related Person Transactions” section.

The Clear Spring Life Administrative Services Agreement was terminated as of January 1, 2025. Going forward, Group 1001 Resources determines and pays the salaries, bonuses and other wages earned by the Company’s executive officers. The Company does not have employment agreements with its executive officers and does not provide pension or retirement benefits, perquisites, or other personal benefits to its executive officers. The Company does not have arrangements to make payments to its executive officers upon their termination or in the event of a change in control of the Company.

Securities Ownership of Certain Beneficial Owners and Management

The Company’s direct corporate parent is Clear Spring Life, whose direct corporate parent is CSLIC Holdings, LLC (“CSLIC Holdings”). CSLIC Holdings’ direct corporate parent is Group 1001 Insurance, and Group 1001 Insurance direct corporate parent is Group 1001, Inc. Group 1001, Inc. is ultimately controlled by Mark R. Walter. There are several intermediate holding companies between Group 1001, Inc. and Mr. Walter. The nature of the business of Group 1001, Inc. is primarily investing in companies engaged in the business of life, health, and property and casualty insurance. None of the Company’s directors or executive officers beneficially owns any equity securities of the Company or its parents or subsidiaries, with the exception of the Company’s Chief Executive Officer and President, Daniel J. Towriss, who as of December 31, 2024, owned approximately 8% of the equity securities of Group 1001, Inc.

There are no arrangements known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

Transactions with Related Persons, Promoters and Certain Control Persons

A. Related Person Transaction Policy

The Company and its board of directors have written policies and procedures for the review, approval, and ratification of transactions with affiliates and related persons and the avoidance of conflicts of interest and potential conflicts of interest.

Board of Directors

The Company’s board of directors has adopted a written Charter that sets out the board’s duties and responsibilities. Under its Charter, the board is responsible for reviewing investments and other material transactions involving its affiliates or other related parties. In addition, the Company’s board has approved an Investment Oversight Committee, which is composed of senior officers of the Company. On a quarterly basis, the Investment Oversight Committee reviews and approves all of the Company’s investment transactions, including transactions with affiliates and related persons, and provides a report to the board of directors. The Company’s board also reviews and approves the Company’s investment transactions on a quarterly basis.

The Company’s board of directors has also adopted a written Code of Conduct that generally prohibits the Company’s directors, as well as its officers, employees, contractors, and temporary workers (collectively, “personnel”), from engaging in any transactions or arrangements that create a conflict of interest. To provide guidance regarding conflicts involving members of the Company’s board of directors, the board has adopted a written Conflict of Interest Policy for directors that requires identification, disclosure, and resolution of any actual or potential conflict of interest involving any of the Company’s directors. The disinterested members of the board determine how to resolve any actual or potential conflict. To make such determination, the disinterested board members may seek guidance from the Company’s Secretary, Chief Legal Officer, Chief Compliance Officer, and any outside advisors.

In support of these policies, the Company requires all directors, executive officers, and certain other senior officers to submit an annual conflict of interest questionnaire and to timely update such disclosures for any material changes occurring during the time between questionnaires.

Company

The Company’s Code of Conduct requires disclosure of known or potential conflicts of interest involving any of its personnel, which are generally prohibited, except upon prior written approval by the Group 1001 Office of the General Counsel. In some circumstances, as determined necessary by the Company’s Chief Legal Officer, including but not limited to known or potential conflicts of interest involving executive or senior officers, approval by the disinterested members of the Company’s board of directors may also be required. As noted above, the Company’s directors, executive officers, and certain other senior officers must submit an annual questionnaire wherein they are required to disclose known and potential conflicts of interest.

Furthermore, the Company has implemented procedures for identifying the owners and control persons of counterparties to investment and other transactions involving the Company. Any related-party relationships or potential conflicts of interest identified in the course of those procedures are reported to the Company’s Chief Legal Officer for review in accordance with the policies described above.

B. Affiliate Relationships and Related Person Transactions

Related Person Agreements

Reinsurance Agreement. Effective May 1, 2015, Gainbridge Life entered into a reinsurance agreement with Clear Spring Life to assume an annuity block of business on a 100% coinsurance with funds withheld basis. On April 20, 2016, the Company received assets in the amount of $229.3 million, subsequently ending the funds withheld arrangement with Clear Spring Life. At December 31, 2024 and 2023, the amount payable for reinsurance assumed was $0.9 million and $2.4 million, respectively.

Clear Spring Life Administrative Services Agreement. Gainbridge Life entered into the Clear Spring Life Administrative Services Agreement (“Administrative Services Agreement”) effective January 30, 2015, with Clear Spring Life. Under the Administrative Services Agreement, Clear Spring Life provides accounting, data processing, tax, auditing, actuarial, functional support, policyholder, and collection support, as well as public relations, advertising, sales and marketing promotional services, and operational services with respect to the settlement of contracts and transactions in securities. Further, effective May 28, 2015, the Company entered into a Books and Records Agreement with Clear Spring Life, pursuant to which Clear Spring Life maintains accurate books and records for the Company within the scope of the Administrative Services Agreement. The payable for these services at December 31, 2024 and 2023 was $0.7 million and $0.4 million, respectively. The Administrative Services Agreement was terminated as of January 1, 2025.

Tax Sharing Agreement. Clear Spring Life and Gainbridge Life entered into the Tax Sharing Agreement, effective August 15, 2015. Under its terms, Clear Spring files a consolidated tax return on behalf of Gainbridge Life as a participating subsidiary and Gainbridge Life is required to reimburse Clear Spring Life for its related separate tax liability. In turn, Clear Spring Life is required to reimburse Gainbridge Life to any extent it uses any tax benefit attributable to Gainbridge Life. At December 31, 2024 and 2023, the Company had a payable of $1.3 million and $0.3 million, respectively, to Clear Spring Life for the intercompany federal income tax payment.

Agency and Distribution Services Agreements. Gainbridge Life entered into an Agency and Distribution Services Agreement (“Agency and Distribution Agreement”) with Gainbridge Insurance Agency effective August 12, 2022. During 2024, the Agency and Distribution Agreement was twice amended with an effective date of January 1, 2024. Under the amended Agency and Distribution Agreement, Gainbridge Insurance Agency serves as an independent agency of the Company and provides services relating to consumer-directed sales of annuity and life insurance products issued by the Company. Associated with the agreement, the Company pays Gainbridge Insurance Agency sales compensation, administration fees, and a marketing fee. Sales compensation is divided into two variable components, one of which is subject to a cap. Administration fees are also divided into two variable components, with one subject to a cap. The marketing fee is an allowance for advertising, marketing, bonuses, and other expenses related to the promotion and sales of the Company’s products is not to exceed $7.5 million annually. The Company’s payable to Gainbridge Insurance Agency was $0.1 million and $0.2 million as of December 31, 2023 and 2022, respectively.

Related Person Transactions

Gainbridge Life has significant investments in Related Persons. The purpose of these investments is to generate investment returns in line with its overall investment strategy. At December 31, 2024 and 2023, the Company held Related Person investments as follows (in thousands):

	Carrying Value December 31
	2024	2023
Other Invested Assets	$8,587	$8,718
Bonds	$2,643	—

Total	$11,230	$8,718

During 2024, Gainbridge Life purchased securities with a book value of $172.9 million from Delaware Life at fair market value. The Company paid cash of $172.9 million for these purchases. Additionally, during 2024, the Company sold one security with a book value of $0.8 million to Delaware Life at fair market value. The Company received cash proceeds of $0.8 million and recognized a loss of $15 thousand on the sale. The fair value of the assets acquired and sold was determined in accordance with the Company’s and Delaware Life’s established asset pricing methodologies. There was no material purchase or sales activity with Delaware Life during 2023.

During 2024, the Company purchased securities with a book value of $2.1 million from Clear Spring Life at fair market value. The Company paid $2.1 million for these purchases. The fair value of the assets acquired and sold was determined in accordance with the Company’s and Clear Spring Life’s established asset pricing methodologies. There was no material purchase or sales activity with Clear Spring Life during 2023.

Company Related Risk Factors

The Company’s financial condition depends, in part, on the accuracy of management’s assumptions and estimates, and the Company’s financial condition could be adversely affected if these assumptions and estimates differ significantly from actual results.

The Company makes and relies on certain assumptions and estimates regarding many items related to its business, including interest rates, investment returns, expenses and operating costs, tax assets and liabilities, business mix, surrender activity, mortality and contingent liabilities. The Company also uses these assumptions and estimates to make decisions crucial to its business operations, such as establishing pricing, target returns and expense structures for retail insurance products such as fixed and fixed-indexed annuities; determining the amount of reserves it is required to hold for its policy liabilities; the price it will pay to acquire or reinsure business; and the amount of regulatory and rating agency capital it must hold to support its business. The factors influencing these assumptions and estimates cannot be calculated or predicted with certainty, and if these assumptions and estimates differ significantly from actual outcomes and results, the Company’s financial condition may be adversely affected.

In particular, the Company’s financial condition may be significantly affected by the accuracy of the Company’s assumptions and estimates regarding its insurance products and liabilities, determinations of fair value, hedging strategies and financial statements.

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Insurance Products and Liabilities. Currently, the Company’s assets are predominately the result of it entering into a reinsurance agreement with Clear Spring Life, its parent. Under the agreement, in exchange for the transfer of the reinsured assets from Clear Spring Life to the Company, it has assumed the liabilities relating to the reinsured fixed index annuity policies. The Company introduced the OneUpTM RILA as its first retail annuity product in 2023, followed by the

SteadyPaceTM multi-year guaranteed annuity (“MYGA”) and the FastBreakTM non-tax deferred MYGA in 2023 and the ParityFlexTM MYGA in 2024. In general, pricing of the Company’s retail annuity products is based upon assumptions about factors such as persistency (how long insurance products remain in force), cost of administration and maintenance. If emerging or actual experience deviates from the Company’s assumptions about the reinsured fixed index annuity and the retail annuity products, such deviations could have a significant effect on the financial condition of the Company. More generally, deviations from the Company’s pricing expectations may require the Company to make more payments under certain products than it had projected.

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Determination of Fair Value. The Company holds and may hold securities, derivative instruments, surplus notes, fixed or variable rate investments, collateral loans and other assets and liabilities that must be measured at fair value. Fair value is the anticipated amount that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction. The determination of fair value involves the use of various assumptions and estimates, and considerable judgment may be required to estimate fair value. Accordingly, estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange. As such, changes in, or deviations from, the assumptions used in such valuations can significantly affect the Company’s financial condition. During periods of market disruption, including periods of rapidly changing credit spreads or illiquidity, if trading becomes less frequent or market data becomes less observable, it has been and will likely continue to be difficult to value certain of the Company’s investments. Further, rapidly changing credit and equity market conditions could materially impact the valuation of investments as reported within the Company’s financial statements, and the period-to-period changes in value could vary significantly. Even if the Company’s assumptions and valuations are accurate at the time that they are made, the market value of the Company’s investments could subsequently decline, which could adversely impact the financial condition of the Company.

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Hedging Strategies. The Company does not currently invest in derivative instruments but may use derivatives or other permitted hedging strategies to economically hedge its liabilities. The Company’s future hedging strategies may rely on assumptions and projections regarding the Company’s assets and liabilities, as well as general market factors and the creditworthiness of the Company’s counterparties, any or all of which may prove to be incorrect or inadequate. Accordingly, the Company’s hedging activities may not have the desired impact. The Company may also incur significant losses on hedging transactions.

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Financial Statements. The preparation of the statutory financial statements of the Company, including the notes thereto, requires management to make various estimates and assumptions that affect the amounts reported in the financial statements. These estimates include, but are not limited to, the fair value of investments, including the impairment of investments, and future policy benefit reserves. The assumptions and estimates required for these calculations involve judgment and by their nature are imprecise and subject to changes and revisions over time. Accordingly, the Company’s financial results may be adversely affected from time to time by actual results differing from assumptions. Any of these inaccuracies could result in material adjustments to the Company’s statutory financial statements.

The Company may be unable to meet minimum capitalization requirements, which can vary significantly from time-to-time and are sensitive to a number of factors outside of the Company’s control.

The Company is subject to state regulations that provide for minimum capitalization requirements based on risk-based capital (“RBC”) formulas for life insurance companies. In any particular year, the Company’s RBC ratios and/or statutory surplus amounts may increase or decrease depending on a variety of factors, most of which are outside of the Company’s control, including, but not limited to, the following:

•	the amount of statutory income or losses generated by the Company;

•	the amount of additional capital the Company must hold to support its business growth;

•	changes in reserve requirements applicable to the Company;

•	changes in market value of certain securities in the Company’s investment portfolio;

•	recognition of write-downs or other losses on investments held in the Company’s investment portfolio;

•	changes in the credit ratings of investments held in the Company’s investment portfolio;

•	the value of certain derivative instruments, if any;

•	changes in interest rates;

•	credit market volatility;

•	changes in contract owner behavior; and

•	changes to the RBC formulas and interpretations of the National Association of Insurance Commissioners’ (“NAIC”) instructions with respect to RBC calculation methodologies.

There can be no assurance that the Company will be able to maintain its current RBC ratio in the future or that its RBC ratio will not fall to a level that could have a material adverse effect on its business. If the Company’s RBC ratio falls below certain minimum levels, the Company could be subject to examination or corrective action by state insurance regulators. Corrective actions may include limiting the Company’s ability to write additional business, supervision by regulators, and seizure or liquidation of assets, each of which could adversely affect the financial condition of the Company.

Interest rate fluctuations could adversely affect the financial condition of the Company.

Interest rate risk is a significant market risk for the Company. The Company defines interest rate risk as the risk of an economic loss due to changes in interest rates. Substantial and sustained increases or decreases in market interest rates can adversely affect the Company’s financial condition in numerous ways, including the following:

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Significant changes in interest rates expose the Company to the risk of not realizing anticipated spreads between the rates of return on the Company’s investments and the crediting rates at which payments are made to the Company’s contract owners.

•	Changes in interest rates may negatively affect the value of the Company’s assets and the Company’s ability to realize gains or avoid losses from the sale of those assets.

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Changes in interest rates may cause changes in prepayment rates on fixed-income assets in the Company’s investment portfolio. For instance, falling interest rates may accelerate the rate of prepayment, while rising interest rates may decrease such prepayments below the level of the Company’s expectations. At the same time, falling interest rates may result in the lengthening of duration for policies and liabilities due to the guaranteed benefits contained in the Company’s products, while rising interest rates could lead to increased contract owner withdrawals and a shortening of duration for liabilities. In either case, the Company could experience a mismatch in its assets and liabilities and potentially incur economic losses, which may have an adverse effect on the Company’s financial condition.

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During periods of declining interest rates, the Company may have to reinvest the cash it receives as interest or return of principal on its investments into lower-yielding high-grade instruments or seek potentially higher-yielding, but higher-risk instruments in an effort to achieve returns comparable with those attained during more stable interest rate environments.

The Company relies significantly on third-party service providers and other vendors for various services that are important to the Company’s business, and the acts or omissions of such third parties may adversely affect the Company’s financial condition.

The Company relies significantly on affiliated and unaffiliated third-party service providers and other vendors to provide various services that are important to the Company’s business, including investments, distribution, staffing, accounting, data processing, tax, auditing, actuarial, functional support, contract owner and collection support, public relations, advertising, sales and marketing promotional services, and operational services with respect to the settlement of contracts and transactions in securities. As such, the Company’s business may be affected by the performance of the third-party service providers. If a service provider fails to fulfill its obligations or acts inappropriately (such as by violating applicable law), the Company’s financial condition could be adversely affected as a result of investment losses, reduced sales, operational difficulties, customer complaints, regulatory intervention, and potential litigation or regulatory actions.

Interruption or other failures in operational systems or a failure to maintain the security, integrity, confidentiality, or privacy of sensitive data residing on those systems could have an adverse effect on the Company’s business.

The Company is highly dependent on automated and interconnected information technology systems to record and process its internal transactions and transactions involving its customers, as well as to calculate reserves, value its investment portfolios and complete certain other components of its financial reporting. The Company could experience a failure of one of these systems, the Company’s employees or agents could fail to monitor and implement enhancements or other modifications to a system in a timely and effective manner or its employees or agents could fail to complete all necessary data reconciliation or other conversion controls when implementing a new software system or modifying an existing system. Additionally, anyone who is able to circumvent the Company’s security measures and penetrate the Company’s information technology systems could access, view, misappropriate, alter, or delete information in the systems, including personally identifiable customer information and proprietary business information. Information security risks also exist with respect to the use of portable electronic devices, such as laptops, which are particularly vulnerable to loss and theft. The continuing use of remote or flexible work arrangements, remote access tools, and mobile technology have expanded potential cyber-attack surfaces.

The Company has established and implemented robust and tested security measures, controls and procedures to safeguard its information technology systems and to prevent unauthorized access to such systems and any data processed or stored in such systems, and it periodically evaluates and tests the adequacy of such systems, controls, and procedures. In addition, the Company has established business continuity plans, which are designed to ensure that the Company is able to maintain all aspects of its key business processes functioning in the midst of certain disruptive events, including any disruptions to or breaches of information technology systems. Despite the implementation of security and back-up measures designed to reduce the frequency and severity of cyber security incidents and protect our computer systems, the Company’s information technology systems may be vulnerable to physical or electronic intrusions, viruses or other cyber-attacks (including ransomware and malware attacks and attacks targeting remote workers), compromised credentials, fraud and other security breaches or unauthorized access, programming errors and similar disruptions. The Company may also be subject to disruptions of any of these systems arising from events that are wholly or partially beyond its control (for example, natural or man-made disasters, acts of terrorism, epidemics, computer viruses and electrical/telecommunications outages). All of these risks are also applicable where the Company relies on outside vendors to provide services to the Company and its customers. The failure of any one of these systems for any reason, or errors made by the Company’s employees or agents, could in each case cause significant interruptions to its operations, which could harm its reputation, subject it to regulatory fines and litigation, adversely affect its internal control over financial reporting or have a material and adverse effect on the Company’s business, financial condition and results of operations and adversely affect the Company’s ability to make timely payments in full in respect of the annuity products being issued hereunder.

Publicly-reported cyber security threats and incidents are widespread, and financial services companies and their third-party service providers are increasingly the targets of cyber-attacks involving the encryption and/or threat to disclose personal or confidential information (i.e., ransomware) or disruptions of communications (i.e., denial of service) to extort money or for other malicious purposes. Such campaigns have targeted online applications and related services, such as those utilized by the Gainbridge website. The Company’s computer systems have in the past been, and will likely in the future be, subject to or targets of unauthorized or fraudulent access. The Company retains confidential information in its information technology systems, and it relies on industry standard commercial technologies to maintain the security of those systems. The Company performs penetration tests and has adopted measures to protect the security of customer and company data. Despite the Company’s implementation of network security measures, its servers could be subject to physical and electronic intrusions and similar disruptions from unauthorized interference with its computer systems. Due to the increasing sophistication of cyber-attacks, such cyber security incidents could occur and persist for an extended period of time without detection.

In addition, an increasing number of jurisdictions require that customers be notified if a security breach results in the disclosure of personally identifiable customer information. Any compromise of the security of the Company’s information technology systems that results in inappropriate disclosure or use of personally identifiable customer information could damage the reputation of the Company’s brand in the marketplace, deter purchases of the Company’s products, subject the Company to heightened regulatory scrutiny or significant civil and criminal liability and require it to incur significant technical, legal and other expenses.

Even in the absence of a compromise in the security of the Company’s information technology systems, inappropriate disclosure or use of personally identifiable customer information may occur in the event of a compromise in the security of the information technology systems of the Company’s third-party advisors or business partners with whom the Company shares such data. Any such inappropriate disclosure or use could likewise damage the Company’s reputation in the marketplace, deter purchases of the Company’s insurance products, subject the Company to heightened regulatory scrutiny or significant civil and criminal liability and require the Company to incur significant technical, legal and other expenses.

The Company may be the target or subject of and may be required to defend against or respond to, litigation or regulatory investigations or enforcement actions.

The Company operates in an industry in which various practices are subject to potential litigation (including class action litigation) and regulatory scrutiny. The Company, like other financial services companies, is involved in litigation and arbitration in the ordinary course of business and may be the subject of regulatory proceedings (including investigations and enforcement actions). In addition, the Company relies significantly on third parties for various services, as previously described, and if such third-parties or their personnel violate applicable law and are deemed to have acted on behalf of the Company, the Company could become liable for such actions. Any lawsuit or regulatory proceeding may have an adverse effect on the Company’s reputation and business prospects. Also, plaintiffs may seek large or indeterminate amounts of damages in litigation and regulators may seek large fines in enforcement actions. Given the large or indeterminate amounts sometimes sought and the inherent unpredictability of litigation and enforcement actions, it is possible that an unfavorable resolution of one or more matters could have an adverse effect on the Company’s financial condition.

The Company’s industry is highly regulated, and the Company is subject to significant legal restrictions (including licensing), and these restrictions may have an adverse effect on the Company’s financial condition.

The Company’s retail annuity business is subject to a complex and extensive array of laws and regulations that are administered and enforced by federal, state, and self-regulatory authorities. Failure to comply with these laws and regulations could subject the Company to administrative penalties imposed by a particular governmental or self-regulatory authority and unanticipated costs associated with remedying such failure or other claims, all of which could adversely affect the Company’s financial condition. In addition, state regulators retain the authority to license insurers in their states, and an insurer generally may not operate in a state in which it is not licensed. The Company’s ability to retain the Company’s licenses depends on the Company’s ability to meet requirements established by the NAIC and adopted by each state. If the Company is unable to satisfy the applicable requirements, it could lose its licenses to do business in certain states, be subject to additional regulatory oversight, have its licenses suspended or be subject to seizure of assets. Any such events could adversely affect the Company’s financial condition.

The Company’s use of an online direct-to-consumer distribution channel may expose the Company to heightened risks.

The Company directly relies on the Gainbridge website to market its products to consumers online. The success of this distribution channel is largely reliant on the related technology. The costs of continuous development, maintenance and operation of this technology platform could have an adverse effect on the Company’s financial condition. The Company may be exposed to heightened risks in the event of material performance problems or defects, including risks related to business continuity, operational delays, cybersecurity and data privacy. Such performance problems or defects could negatively affect the Company’s reputation, results of operations and financial condition. See “Cyber Security Risk,” “Interruption or other failures in operational systems or a failure to maintain the security, integrity, confidentiality, or privacy of sensitive data residing on those systems could have an adverse effect on the Company’s business.” and “A breach of information security or other unauthorized data access or failure to protect the confidentiality of customer information could have an adverse impact on our business and reputation.” for more information about these risks.

The digital distribution channel for annuity products is a developing market. Insurance, securities and other regulators continue to review the manner in which these types of distribution platforms operate. The Company may face administrative and compliance burdens related to the use of its online direct-to-consumer distribution channel. The Company may be prevented from using, or be limited in its use of, the online direct-to-consumer distribution channel to offer its products in some jurisdictions, which could have an adverse impact on the Company’s sales. Any of these eventualities could materially and negatively affect the Company’s results of operations and financial condition.

Offering annuity products through a digital direct distribution model may expose the Company to a heightened risk of litigation. The insurance industry is increasingly subject to class actions and individual suits alleging, among other things, issues relating to sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, investments, denial or delay of benefits and breaches of fiduciary or other duties to contract owners. In some cases, these suits may seek substantial damages, including punitive damages.

Risk Factors Related to Our Business

Actual or perceived changes in general economic, market and political conditions and policies and interest rates could impact the Company’s ability to sell its retail annuity products and its results of operations.

Actual or perceived stressed conditions, volatility and disruptions in financial asset classes or various capital markets can have an adverse effect on the Company, both because such conditions may decrease the returns on, and value of, our investment portfolio and because our benefit and claim liabilities are sensitive to changing market factors, in particular our fixed-indexed annuity products. Market factors include interest rates, credit spreads, equity and commodity prices, real estate markets, and the volatility and returns in capital markets. Disruptions in one market or asset class can also spread to other markets or asset classes. The Company’s business operations and results may also be affected by the level of economic activity, such as the level of employment, business investment and spending, consumer spending and savings and the impact on the economy of epidemics and pandemics, and monetary and fiscal policies (including, but not limited to, continued disagreement over the U.S. federal debt limit and other federal budget considerations, a prolonged shutdown of the U.S. government, international trade disputes and changes in U.S. trade policies, and significant cuts, delays, or shutdowns in government spending). In times of economic hardship, our contract owners may also choose to surrender their policies. In addition, actual or perceived difficult conditions in the capital markets may discourage individuals from making investment decisions and purchasing our products. As a result, an economic downturn may result in a material adverse effect on our sales, investment returns and results of operations.

Upheavals and stagnation in the financial markets can also affect the Company’s financial condition (including our liquidity and capital levels) as a result of the impact of such events on assets and liabilities. The Company’s investments are subject to risks of credit defaults and changes in market values. Periods of extreme volatility or disruption in the financial and credit markets could increase these risks. Underlying factors relating to volatility affecting the financial and credit markets could lead to other than temporary impairment of assets in our investment portfolio or a decrease in the ratings of investments, which would negatively impact capital ratios. If the

Company fails to react appropriately to difficult market, economic and geopolitical conditions, the investment portfolio could incur material losses. Moreover, continued economic downturn or increased market volatility could result in a material adverse effect on our business, results of operations, financial condition, and liquidity.

To the extent these uncertainties persist, the Company’s revenues, reserves, and net investment income, as well as the demand for the Company’s products, are likely to come under pressure. Similarly, sustained periods of low interest rates and risk asset returns could reduce income from the investment portfolio, increase liabilities for claims and future benefits, causing profit margins to erode. The estimated future cost of providing income and death benefits incorporates various assumptions about the overall performance of equity markets over the life of any retail annuity products. Therefore, extreme declines in equity markets could cause the Company to incur significant operating losses and capital increases due to, among other reasons, the impact of such decline on guarantees related to any retail annuity products. Even in the absence of a market downturn, the Company is exposed to substantial risk of loss due to market volatility.

The Company may also be exposed to risks associated with the potential financial instability of potential customers, many of whom may be adversely affected by volatile conditions in the capital markets. As a result, potential customers may delay or cancel plans to purchase annuity products. Any inability of potential customers to invest in the Company’s annuity products may adversely affect our earnings and cash flow.

Finally, periods of prolonged or significant market downturns raise the possibility of legislative, judicial, regulatory, and other governmental actions which actions could have a material adverse effect on our business and financial condition.

The Company is subject to market risk and declines in credit quality which are cyclical and may materially adversely affect our investment performance, including our investment income.

The Company is subject to the risk that it will incur losses due to adverse changes in interest rates, credit spreads, or other general market factors. Adverse changes to these rates, spreads and prices may occur due to changes in fiscal policy and the economic climate, the liquidity of a market or market segment, insolvency or financial distress of key market makers or participants or changes in market perceptions of creditworthiness or risk tolerance. Credit defaults, impairments and realized losses may adversely impact our earnings, capital position and ability to appropriately match liabilities and meet future obligations.

A decline in market interest rates or credit spreads could have an adverse effect on the Company’s investment income as it invests cash in new investments that may earn less than the portfolio’s average yield. An increase in market interest rates or credit spreads could have an adverse effect on the value of the Company’s investment portfolio by decreasing the fair values of the fixed income securities that comprise a substantial majority of our investment portfolio. It is unclear whether and how interest rates will change in future periods. Although we take measures to manage economic risk associated with different interest rate environments, we may not be able to fully mitigate those risks.

If our investment income is lower than expected, the profitability of the retail annuity products could be adversely affected, because pricing of the retail annuity products is based in part on the expected investment income earned with respect to the retail annuity products.

The Company’s actual or perceived financial strength impacts its ability to sell retail annuity products, and a downgrade in ratings could materially adversely affect our ability to compete with our competitors.

Rating agencies change their standards from time to time. If capital levels are deemed insufficient, the Company could be required to reduce its risk profile in order to maintain current ratings, by, for example, reinsuring some business, materially altering the Company’s business and sales plans or by raising additional capital. Any such action could have a material adverse effect on business, results of operations and financial condition. There is no guarantee that the Company will be able to maintain ratings in the future, and it cannot provide assurances that actions taken by ratings agencies would not result in a material adverse effect on business, results of operations and financial condition.

Differences between contract owner behavior estimates, reserve assumptions and actual claims experience, in particular with respect to the timing and magnitude of claims and surrenders, may adversely affect our results of operations or financial condition.

The Company holds reserves to pay future benefits and claims. The reserves are estimated based on data and models that include many assumptions and projections, which are inherently uncertain and involve significant judgment, including assumptions as to the levels or timing of receipt or payment of premiums, benefits, claims, expenses, interest credits, investment results (including equity and other market returns), mortality, morbidity, and persistency. We are exposed to mortality risk, persistency risk, disintermediation risk and benefit utilization risk. We periodically review the adequacy of the reserves and the assumptions underlying those reserves.

If actual experience differs significantly from assumptions or estimates, certain balances included in the Company’s balance sheet, and which are reflected in its book value, may not be adequate, particularly policy reserves and other actuarial balances. If the Company concludes that its reserves, together with future premiums, are insufficient to cover future policy benefits and claims, the Company would be required to increase reserves and incur income statement charges for the period in which the determination is made, which could have a material adverse effect on business, financial condition, and results of operations.

The Company’s valuation of our investment portfolio may include methodologies, estimations and assumptions that are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect its results of operations and financial condition.

The Company holds securities and other assets and liabilities that must be, or at its election are, measured at fair value. Fair value represents the anticipated amount that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction. The fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments. Estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange. As such, changes in, or deviations from, the assumptions used in such valuations can significantly affect our condition and results of operations.

During periods of market disruption, including periods of rapidly widening credit spreads or illiquidity, it may be difficult to value certain securities if trading becomes less frequent or market data becomes less observable. Further, rapidly changing or disruptive credit and equity market conditions could materially affect the valuation of securities as reported within our financial statements and the period-to-period changes in value could be significant. Decreases in value could have a material adverse effect on business, results of operations and financial condition.

The determination of the amount of impairments taken on the Company’s investments is based upon our periodic evaluations and assessments of known and inherent risks associated with the respective asset class and the specific security being reviewed. Impairments result in a non-cash charge to earnings during the period in which the impairment charge is taken. The assessment of whether impairments have occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in fair value. There can be no assurance that management has accurately assessed the level of impairments taken in our financial statements and their potential impact on regulatory capital. Furthermore, additional impairments may be taken in the future.

Our success, in part, depends on our ability to attract and retain key people with specific expertise across a variety of business functions. As such, the loss of members of our management team or any difficulty in attracting and retaining other talented personnel could impede the further implementation of our business strategy. Additionally, we rely upon the knowledge and experience of certain Group 1001 Insurance personnel involved in functions that require technical expertise, including risk management and investment management and actuarial, to provide for sound operational controls for us. A loss of such employees could materially adversely impact our ability to execute key operational functions and could adversely affect our operational controls, including internal controls over financial reporting. The loss of key personnel or Group 1001 Resources’ inability to hire the necessary personnel for us could adversely affect our business and may impact our ability to implement our business strategy.

The Company is exposed to economic risks related to natural and man-made disasters and catastrophes, such as climate and climate change, diseases, epidemics, pandemics, malicious acts, war, cybersecurity incidents, and/or terrorist acts, which could adversely affect its investments, operations and business results.

A severe weather or geological event such as, but not limited to, a storm, tornado, fire, flood or earthquake, disease, epidemic, pandemic, malicious act, cyber security incidents (both systemic and targeted), and/or a terrorist act could cause key personnel of the Company or that of affiliated service providers or outside vendors, to be unable to engage in operations at one or more of our or their facilities or result in short-or long-term interruptions in business operations, any of which could be material to operating results.

Such events or conditions could also have an adverse effect on sales of the Company’s retail annuity products, in general, and direct-to-consumer distribution sales on the Gainbridge platform, in particular. In addition, such events or conditions could result in significant physical damage and destruction to, and a decrease or halt in economic activity in, large geographic areas, adversely affecting business within such geographic areas and/or the general economic climate. Certain of these events or conditions could also adversely impact the Company’s investments and have a significant negative economic impact on investments and results, for example by damaging or destroying physical assets in which the Company invests or impacting the financial performance of loans or securities collateralized by loans. Such events or conditions could also result in a change in public policy and opinion, as well as federal and state regulation, which could limit or restrict the Company’s ability to make certain investments that may impact the short- or long-term performance of its investment portfolio. The possible macroeconomic effects of such events or conditions could also adversely affect the Company’s investments, as well as many other aspects of its business, financial condition, and results of operations.

While the Company has implemented risk management and contingency plans, obtained insurance and taken other preventive measures and precautions, such plans and activities may not adequately predict or offset the impact of such events on its business, results of operations and financial condition.

A breach of information security or other unauthorized data access or failure to protect the confidentiality of customer information could have an adverse impact on our business and reputation.

With the sale of retail annuity products, the Company will collect, process, transmit and store personal financial and health information and other confidential and sensitive data about our customers, as well as proprietary business information, collectively referred to herein as “Sensitive Information.” The secure processing, storage, maintenance, and transmission of Sensitive Information are vital to the Company’s operations and business strategy. The Company’s business depends on the consumers’ and customers’ willingness to entrust us with their personal information and any failure, interruption or breach in security could result in disruptions to its critical systems and adversely affect consumer and customer relationships. Cybersecurity incidents may be systemic (e.g., affecting the internet, cloud services, or other infrastructure) or targeted (e.g., failures in or breach of the Company’s systems or those of third parties on whom the Company relies) and can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, the encryption and/or threat to disclose Sensitive Information (i.e., ransomware) or disruptions of communications (i.e., denial of service) to extort money or for other malicious purposes, gaining unauthorized access to digital systems for purposes of misappropriating assets or Sensitive Information, corrupting data, or causing operational disruption.

Publicly reported cyber security threats and incidents are widespread, and financial services companies and their third-party service providers are increasingly the targets of cyber-attacks involving ransomware or denial of service. Such campaigns have targeted online application processes and related services, such as those utilized by the Gainbridge website. Although the Company takes commercially reasonable efforts to protect Sensitive Information, including the implementation of robust and tested internal processes and technological defenses that are preventative or detective and other controls that are designed to provide multiple layers of security, Sensitive Information may be vulnerable to attacks by computer hackers, to physical theft by other third-party criminals, or to other compromise due to employee or outside vendor error or malfeasance. Attacks may include both sophisticated cyber security incidents perpetrated by organized crime groups, “hacktivists,” or state-sponsored groups, as well as nontechnical attacks ranging from sophisticated social engineering to simple extortion, ransomware, or threats, which can lead to unauthorized access, disclosure, disruption, or further attacks. The Company’s computer systems have in the past been, and will likely in the future be, subject to or targets of unauthorized or fraudulent access. The Company has incurred costs and may incur significant additional costs to implement appropriate security measures to protect its information security systems. Administrative and technical controls and other preventive actions taken to reduce the frequency and severity of cyber security incidents and protect the Company’s information technology may be insufficient to prevent physical and electronic break-ins, cyber security incidents (including ransomware and malware attacks and attacks targeting remote workers), compromised credentials, fraud, or other security breaches or unauthorized access to the Company’s computer systems. Due to the increasing sophistication of cyber-attacks, such cyber security incidents could occur and persist for an extended period of time without detection. The techniques used to attack systems and networks change frequently and can originate from a wide variety of sources and are often not recognized until after they have been launched. The rapid evolution of artificial intelligence technologies may increase the risk of cyber-attacks and data breaches if such technologies are deployed by threat actors. Such events may expose the Company to civil and criminal liability, regulatory action, or theft of Company and customer funds or information; harm our reputation among customers; deter people from purchasing the Company’s distributed annuity products; cause system interruptions; require significant technical, legal, and other remediation expenses; or otherwise have a material adverse impact on the Company’s business, results of operations, and financial condition. The regulatory trend toward broad consumer and general public notification of such incidents could exacerbate the harm to our business operations and financial condition.

Third parties to whom we outsource certain functions and outside vendors are also subject to the risks outlined above. The maintenance and implementation of information security systems at affiliated service providers and Company vendors may not be within our control, and if one such party suffers a breach of information security involving Sensitive Information, such breach may result in the Company incurring substantial costs and other negative consequences and could have a material adverse effect on the Company’s business, results of operations and financial condition.

If the Company does not manage our growth effectively, financial performance could be adversely affected.

As an insurance company, the ability to grow is dependent on the sufficiency of its capital base to support that growth. The Company’s future growth also depends on our ability to sell attractive insurance products. While the Company anticipates that it will grow by offering retail annuity products directly to customers through the direct-to-consumer distribution channel, taking advantage of investment opportunities to support growth, and maintaining a positive in-force earnings dynamic, the Company may not identify opportunities to do so.

Our business is heavily regulated and changes in regulation could reduce our profitability.

The Company is licensed and authorized to do business in 48 states (all states except Florida and New York), and the District of Columbia. The insurance and reinsurance industry is generally heavily regulated and operations in each of these jurisdictions are subject to varying degrees of regulation and supervision. In general, state laws and regulations require the Company to, among other things, maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of the Company’s financial condition and restrict payments of dividends and distributions of capital. The Company is also subject to laws and regulations that may restrict its ability to write retail annuity products, make certain types of investments and distribute funds. With respect to investments, the Company must comply with applicable regulations regarding the type and concentration of investments of its accounts. The OneUpTM RILA product is also subject to regulation under the federal securities laws. From time to time, regulators raise issues during examinations that could, if determined adversely, have a material adverse impact on the Company. The Company cannot predict whether or when regulatory actions may be taken that could adversely affect its operations.

In connection with the conduct of its business, the Company believes it is crucial to establish and maintain good working relationships with the various regulatory authorities. If those relationships and that reputation were to deteriorate, the Company’s business could be materially adversely affected.

In addition to the regulations of the state of Delaware, the jurisdiction in which the Company is domiciled, it also must obtain and maintain licenses to sell insurance in other states and U.S. jurisdictions. Most state regulatory authorities are granted broad discretion in connection with their decisions to grant, renew or revoke licenses and approvals that are subject to state statutes. If it is unable to renew the requisite licenses and obtain the necessary approvals or otherwise does not comply with applicable regulatory requirements, the insurance regulatory authorities could stop or temporarily suspend the Company from conducting some or all operations as well as impose fines.

State insurance regulations and interpretations and enforcement of such regulations may change. Insurance regulators have increased their scrutiny of the insurance regulatory framework in the U.S., and some state legislatures have considered or enacted laws that alter, and in many cases increase, state authority to regulate insurance holding companies and insurance and reinsurance companies. Changes to comply with new laws and potential laws and regulations which impose fiduciary or best interest standards in connection with the sale of the retail annuity products could materially increase our costs, decrease the ability to make sales of the retail annuity products and result in a material adverse impact on business. The Company is unable to predict whether, when or in what form the Delaware Department or other governmental agencies with regulatory authority will enact legislative and regulatory changes and cannot provide assurances that more stringent restrictions will not be adopted from time-to-time.

Changes in tax laws or interpretations of such laws could materially reduce our earnings, affect our operations, increase our tax liability and adversely affect our cash flows.

Changes in tax laws could have a material adverse effect on the Company’s profitability and financial condition and could result in it incurring materially higher taxes.

The U.S. federal income tax laws and interpretations are subject to change, which may have retroactive effect and could materially affect the Company.

The Company currently offers multiple retail annuity products. Annuity products benefit from one or more forms of tax-favored status under current U.S. federal and state income tax regimes. Changes in U.S. tax laws that alter the tax benefits or treatment of certain annuity products could result in a material reduction in demand for insurance products and could affect contract owner behavior with respect to existing annuity products in ways that are difficult to predict.

The evolving landscape of environmental, social and governance standards could adversely affect our reputation or business results and could lead to litigation or regulatory proceedings that harm our financial condition.

Customers, regulators, and other market participants may evaluate our business or other practices according to a variety of environmental, social and governance (“ESG”) standards, expectations, or metrics, all of which may evolve, may be subjective or underdeveloped in nature, and may reflect contrasting or conflicting values. Standard-setting organizations and regulators including, but not limited to, the NAIC, SEC, and state insurance regulators, have proposed or adopted, or may propose or adopt, ESG rules or standards applicable to us. A variety of organizations have developed ratings to evaluate the performance of companies on their approach to ESG matters, and the results of these assessments may be widely publicized. Due to the sometimes conflicting, uncertain, and subjective ESG regulatory and market environment, we may be seen as acting inconsistently with to ESG standards or values from the perspective of certain customers, regulators, or other constituents. As a result, we may face adverse regulatory, customer, media, or public scrutiny related to ESG that potentially could have a negative impact on our business or reputation or lead to legal challenges.

Advancements in artificial intelligence, machine learning, and large language models pose risks and challenges.

State regulators and the NAIC are evaluating existing regulatory frameworks for insurance industry use of artificial intelligence (including generative artificial intelligence) machine learning, and large language models (“AI”). Regulators are concerned about the privacy and protection of individual consumer data and about bias and discrimination resulting from the use of AI in algorithms and predictive models, as may be used either directly by insurance companies or indirectly through third-party service providers. Our adoption of new AI technologies may be inhibited by the emergence of industry-wide standards, a changing legislative and regulatory environment, and other factors. Our adoption of new AI technologies or the use of AI by our third-party service providers may expose us to increased compliance costs and heightened regulatory risks. Moreover, there can be no assurance that our adoption of new AI technologies will enhance our products or services, increase our profitability, or improve our financial condition. In addition, the ability and willingness of some of our competitors to adopt new AI technologies more quickly or more effectively than we do may adversely affect our competitive position.

Corporate Governance

The Company’s board of directors has three directors. Directors are elected annually and serve for one-year terms and until their successors are elected and qualified, or until their earlier resignation or removal. In the event of vacancies on the board occurring by reason of death, resignation, disqualification, removal, or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term, provided however, such election must be subject to ratification by the holders of the majority of the outstanding stock. The board holds regular quarterly meetings as established by the board and holds special meetings, as necessary. The board may from time-to-time designate committees of the board. Currently, the board maintains only the following committee:

Audit Committee

The Audit Committee is responsible, among its other duties and responsibilities, for overseeing the Company’s accounting and financial reporting processes, the audits of its financial statements, the qualifications and independence of its independent registered public accounting firm, the effectiveness of its internal control over financial reporting and the performance of its internal audit function and independent registered public accounting firm.

Changes in or Disagreements with Accountants

The Company has not had, nor does it anticipate having, a change in accountants or a disagreement with its accountants.

Management Discussion and Analysis

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Forward-looking statements can be identified by words such as “anticipates”, “believes”, “plans”, “estimates”, “expects”, “intends”, “may”, “will”, “shall”, “should”, “would”, “could”, “aims”, “seeks”, “projects”, and other similar expressions. Forward-looking statements address management’s intentions, beliefs, assumptions, or current expectations concerning the financial condition, results of operations, cash flows, costs, plans, strategies, objectives, future prospects, and anticipated events and trends. Forward-looking statements are not historical facts or assurances of future performance. Actual results may differ materially from those expressed in or implied by forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks discussed in the “Company Related Risk Factors” section.

A. OVERVIEW

The following is a discussion by management of the current financial position, results of operations, changes in capital and surplus accounts, and cash flow, and liquidity for Gainbridge Life and should be read in conjunction with the Company’s audited financial statements.

B. ORGANIZATION

The Company was incorporated on January 30, 2015, and is a direct, wholly-owned subsidiary of Clear Spring Life. Clear Spring Life is a Delaware domestic stock life insurance company and a wholly-owned subsidiary of CSLIC Holdings.

The Company is authorized to transact business in 49 states and the District of Columbia. Until 2023, the Company’s only business was the reinsurance of a closed block of fixed index and deferred annuities. During 2023, the Company began issuing direct business with the launch of two MYGA products and a RILA product through a digital, direct to consumer distribution partner, Gainbridge Insurance Agency, and a business-to-business and business-to-business-to-consumer distribution partner, Group 1001 Insurance Marketing, LLC. Gainbridge Insurance Agency and Group 1001 Insurance Marketing, LLC are affiliates of the Company.

C. CRITICAL ACCOUNTING ESTIMATES

The audited statutory financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the Delaware Department of Insurance which differ from accounting principles generally accepted in the United States of America (“GAAP”).

The preparation of financial statements in conformity with accounting principles prescribed or permitted by its regulators requires management to make estimates and assumptions that often involve a significant degree of judgment. Until the Company’s redomestication on June 29, 2022, from the state of Texas to the state of Delaware, the statutory financial statements were prepared in conformity with accounting principles prescribed or permitted by the state of Texas. Upon redomestication to the state of Delaware, the statutory financial statements are prepared in conformity with accounting principles prescribed or permitted by the state of Delaware, with no material changes to the statutory financial statements. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed in the financial statements.

Management believes the critical accounting policies relating to the following areas are most dependent on the application of estimates, assumptions, and judgments:

•	Aggregate reserves for life and annuity policy contracts

•	Investment impairments and fair value measurements

•	Deferred income taxes and provision for income taxes

D. FINANCIAL POSITION (2024 and 2023) (in thousands)

The Company’s financial position at December 31, 2024 and 2023 was as follows:

	2024	2023
ADMITTED ASSETS
General account assets:
Bonds	$401,371	$149,242
Preferred stocks	1	—
Mortgage loans	8,009	—
Other invested assets	13,638	10,036
Cash, cash equivalents, and short-term investments	24,768	13,878

Total cash and invested assets	447,787	173,156
Accrued investment income	5,452	2,801
Amounts recoverable under reinsurance agreements	312	370
Net deferred tax asset	4,024	869
Receivable from parent, subsidiaries, and affiliates	15,000	—
Other assets	—	242

Total general account assets	472,575	177,438
Separate account assets	169	4

Total admitted assets	$472,744	$177,442

	2024	2023
LIABILITIES, CAPITAL AND SURPLUS
General account liabilities:
Aggregate reserve for life and annuity contracts	$385,598	$95,893
Liability for deposit-type contracts	13,316	15,572
Interest maintenance reserve	248	—
Asset valuation reserve	2,846	1,950
Amounts payable under reinsurance agreements	930	2,414
Current federal and foreign income taxes payable	1,276	328
Payable to parent, subsidiaries and affiliates	796	648
Transfers to separate accounts due or (accrued), net	(3)	32
Remittances and items not allocated	3,873	453
Other liabilities	654	108

Total general account liabilities	409,535	117,397
Separate account liabilities	169	4

Total liabilities	409,704	117,401
Capital and surplus	63,040	60,041

Total liabilities & capital and surplus	$472,744	$177,442

Assets

Cash and invested assets – The increase in cash and invested assets in 2024 is primarily due to increases in bonds of $252,129 that is driven by purchases exceeding sales and pay downs. Additionally, during 2024 the Company purchased $16,009 in mortgage loans which were offset by $8,000 in sales. The overall increase in cash and invested assets is consistent with the continued growth of the Company’s direct business.

At December 31, 2024, the Company’s investments in bonds were in a net unrealized loss position of $20,577, an unfavorable change of $136 from the December 31, 2023 net unrealized loss position of $20,441. The unrealized losses in 2024 were primarily due to relatively higher treasury yields and credit spreads. The tables below provide additional detail:

	December 31, 2024
	Carrying value	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government	$8,047	$—	$(1,675)	$6,372
U.S. Political Subdivisions of States, Territories and Possessions	750	—	(2)	748
U.S. Special Revenue, Special Assessment Obligations	45,532	513	(221)	45,824
Industrial and Miscellaneous Unaffiliated	341,503	954	(20,011)	322,446
Hybrid Securities	5,539	—	(135)	5,404

Total bonds	$401,371	$1,467	$(22,044)	$380,794

	December 31, 2023
	Carrying value	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government	$8,148	$—	$(1,565)	$6,583
U.S. Special Revenue, Special Assessment Obligations	190	1	(36)	155
Industrial and Miscellaneous Unaffiliated	137,899	104	(18,849)	119,154
Hybrid Securities	3,005	—	(96)	2,909

Total bonds	$149,242	$105	$(20,546)	$128,801

The following tables show gross unrealized losses and fair values of bonds aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2024
	Less than 12 months		Greater than 12 months		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. Government	$244	$(6)	$6,129	$(1,669)	$6,373	$(1,675)
U.S. Political Subdivisions of States, Territories and Possessions	748	(2)	—	—	748	(2)
U.S. Special Revenue, Special Assessment Obligation	30,516	(183)	164	(38)	30,680	(221)
Industrial and Miscellaneous	99,363	(1,597)	92,915	(18,414)	192,278	(20,011)
Hybrid Securities	5,400	(135)	5	—	5,405	(135)

Total Bonds	$136,271	$(1,923)	$99,213	$(20,121)	$235,484	$(22,044)

	December 31, 2023
	Less than 12 months		Greater than 12 months		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. Government	$248	$—	$6,334	$(1,565)	$6,582	$(1,565)
U.S. Special Revenue, Special Assessment Obligation	—	—	155	(36)	155	(36)
Industrial and Miscellaneous	8,142	(54)	104,797	(18,795)	112,939	(18,849)
Hybrid Securities	—	—	2,909	(96)	2,909	(96)

Total Bonds	$8,390	$(54)	$114,195	$(20,492)	$122,585	$(20,546)

Impairments

The securities included in the metrics above have been included in management’s regular evaluation, on a security-by-security basis, of the Company’s investment holdings in accordance with its impairment policy to evaluate whether such securities are OTTI. To the extent the Company determines that a security is deemed to be impaired, the difference between the cost of the security and fair value is recorded as a realized loss and the carrying amount of the investment is written down to its estimated fair value through realized capital losses.

The Company believes the unrealized loss position is not necessarily predictive of the ultimate performance of these securities, and it has the ability and intent to hold until the earlier of the recovery in value, or until maturity. Evaluations of future impairment will depend primarily on economic fundamentals, issuer performance, changes in collateral valuation, changes in interest rates, and changes in credit spreads. If economic fundamentals and any of the above factors continue to deteriorate, impairment may be incurred in upcoming periods.

The Company recognized no impairment on loan- backed securities as of December 31, 2024 and December 31, 2023.

The following table illustrates the quality of the Company’s bond portfolio at December 31, 2024 and December 31, 2023:

NAIC Rating	December 31, 2024	December 31, 2023
NAIC-1	$191,644	$50,267
NAIC-2	198,249	94,621
NAIC-3	10,820	738
NAIC-4	4,151	3,616
NAIC-5	—	—
NAIC-6	—	—

Accrued investment income – The $2,651 increase in accrued investment income is consistent with the overall increase in the Company’s invested assets during the year.

Net deferred tax asset – The Company’s net deferred tax asset increased by $3,155 during the year. This increase was primarily driven by an unfavorable variation between statutory and tax reserves.

Receivable from parent, subsidiaries, and affiliates – In December 2024, the Company recorded a $15,000 capital contribution receivable from Clear Spring Life. The contribution receivable was approved by the Delaware Department of Insurance on December 19, 2024 and was subsequently received in cash in February 2025.

Liabilities

Aggregate reserve for life and annuity contracts and deposit-type contracts – During 2024 the Company’s aggregate reserves for life contracts and deposit-type contracts increased by $287,449. The increase was driven by a $299,097 increase in reserves for direct business, primarily related to MYGA contracts issued by the Company during the year. This increase was partially offset by a $11,648 decrease in reserves for the block of annuity business assumed from Clear Spring Life. As this is a closed block of fixed index and deferred annuities, the balance of these reserves continues to decrease each year.

Other amounts payable on reinsurance – The decrease in amounts payable on reinsurance is due to the timing of the monthly settlement payment.

Current federal and foreign income taxes payable – Current federal and foreign income taxes payable increased by $948 during 2024. This increase was primarily attributable to the Company’s current tax expense exceeding intercompany tax settlement payments made to Clear Spring Life.

Asset valuation reserve – The Company’s asset valuation reserve increased by $896 during 2024 which is consistent with the Company’s overall increase in invested assets as of December 31, 2024 compared to December 31, 2023.

Remittances and items not allocated – Remittances and items not allocated increased by $3,420 during 2024 due to an increase in policy suspense that resulted from an increase to the volume of direct business processed by the Company at the end of the year.

Results of Operations

The Company’s operating results for 2024 and 2023 were as follows:

	2024	2023
Premiums and annuity considerations	$284,298	$9,129
Net investment income	15,986	9,472
Amortization of interest maintenance reserve	(498)	(569)

Total revenues	299,786	18,032

Policy and contract benefits	16,036	24,776
Interest and adjustments on deposit-type contracts	(2,256)	(4,988)
Increase (decrease) in policy reserves	289,705	(8,834)
Commissions and other operating expenses	6,474	3,871
Net transfers to separate accounts	130	36

Total benefits and expenses	310,089	14,861

Net gain (loss) from operations before tax	(10,303)	3,171
Federal income taxes	4,027	1,177

Net gain (loss) from operations	(14,330)	1,994
Net realized capital gains (losses), net of tax	25	(285)

Net income (loss)	$(14,305)	$1,708

Premiums and annuity considerations – During 2024 and 2023, the Company had $284,298 and $9,129, respectively, in direct premiums, a year-over-year increase of $275,169. The increase was driven by the continued growth in MYGA sales.

Net investment income – Net investment income increased by $6,514 during 2024, consistent with the increase in the Company’s invested assets during the year.

Policy and contract benefits – During 2024 and 2023, the Company incurred $16,036 and $24,776, respectively, relating to annuity benefits, surrender benefits and partial withdrawals on the annuity block of business assumed from Clear Spring Life. The decrease was primarily due to a decrease in end of guarantee period surrender benefits on assumed MYGA business in 2024 compared to 2023.

Interest and adjustments on deposit-type contracts – From 2023 to 2024, the change in interest and adjustments on deposit-type contracts of $2,732 was driven by a decrease in end of guarantee period surrenders benefits on assumed MYGA business classified as deposit-type contracts.

Increase (decrease) in policy reserves – The increase in reserves of $289,705 in 2024 was driven by premium inflows on the Company’s direct business which were partially offset by net outflows on the block of annuities assumed from Clear Spring Life.

Commissions and other operating expenses – The increase in commissions and other operating expenses during 2024 is primarily driven by an increase in commissions on the Company’s direct business due to the continued growth of the Company’s MYGA sales.

Federal income taxes – The $2,850 increase in federal income taxes during 2024 was driven by unfavorable variation between statutory and tax reserves and was partially offset by federal income tax benefit on the Company’s pre-tax operating loss.

Capital and Surplus

The Company’s capital and surplus results for 2024 and 2023 were as follows:

	2024	2023
Capital and surplus, beginning of year	$60,041	$57,685
Net income (loss)	(14,305)	1,708
Change in net unrealized gains	35	38
Change in net deferred income tax	6,131	392
Change in nonadmitted assets	(2,966)	313
Change in asset valuation reserve	(896)	(95)
Paid in capital	15,000	—

Capital and surplus, end of year	$63,040	$60,041

Change in capital and surplus – In 2024, the increase in capital and surplus was driven by a $15,000 capital contribution from Clear Spring Life and $6,131 change in net deferred income tax, offset by $14,305 in net loss, a $2,966 increase in nonadmitted assets due to an increase in nonadmitted deferred tax asset, and a $896 increase in asset valuation reserve.

Risk-Based Capital – Risk-based capital is used to evaluate the adequacy of an insurer’s statutory capital and surplus in relation to the risks inherent in the insurer’s business related to asset quality, asset and liability matching, mortality and morbidity, and other business factors. Regulatory compliance is determined based on a ratio of a company’s regulatory total adjusted capital to its authorized control level risk-based capital, as defined by the NAIC. Companies with a ratio below 200% are required to take corrective action steps. The Company exceeded the minimum risk-based capital requirements for all periods presented. The Company’s Company Action Level Risk-Based Capital (“CAL RBC”) Ratio was 468% and 1,475% at December 31, 2024 and December 31, 2023, respectively.

On February 16, 2022, Clear Spring Life made a capital commitment to the Company to support its operations and capital by making capital contributions as necessary to maintain the Company’s capital at a minimum of 300% of its CAL RBC ratio. The commitment is valid through the filing of the Company’s December 31, 2024 statutory financial statements. Clear Spring Life has not been required to contribute capital to the Company as a result of this capital commitment.

Cash Flow and Liquidity

The cash flows of the Company during 2024 and 2023 are summarized below:

	2024	2023
Net cash provided (used) by operations	$273,798	$(10,227)
Net cash provided (used) by investments	(264,078)	15,109
Net cash provided (used) by financing and miscellaneous sources	1,170	(4,198)

Increase in cash and cash equivalents	10,890	684
Cash and cash equivalents, beginning of year	13,878	13,194

Cash and cash equivalents, end of year	$24,768	$13,878

The Company’s liquidity requirements primarily relate to its policy liabilities, operating expenses, and income taxes. Policy liabilities include payment of policyholder benefits, surrenders and withdrawals. In the event the Company requires additional liquid assets to meet its obligations as they become due, the Company may sell its investments in advance of maturity.

Cash provided by operations – Net cash provided by operations was driven by premiums on direct business partially offset by benefits and loss related payments made during the year.

Cash used by investments – In 2024, negative cash from investments was driven by purchases of bonds and mortgage loans exceeding sales and pay downs. The purchase of investments was primarily funded by premiums from MYGA sales.

Cash provided by financing and miscellaneous sources – In 2024, cash provided by financing and miscellaneous activities was primarily driven by the increase in policy suspense, partially offset by the decrease in the liability for deposit-type contracts from 2023 to 2024.

E. FINANCIAL POSITION (2023 and 2022) (in thousands)

Results of Operations

The Company’s operating results for 2023 and 2022 were as follows:

	2023	2022
Premiums and annuity considerations	$9,129	$—
Net investment income	9,472	9,696
Amortization of interest maintenance reserve	(569)	(549)

Total revenues	18,032	9,147

Policy and contract benefits	24,776	20,943
Interest and adjustments on deposit-type contracts	(4,988)	(150)
Decrease in policy reserves	(8,834)	(17,110)
Commissions and other operating expenses	3,871	2,514
Net transfers to separate accounts	36	—

Total benefits and expenses	14,861	6,197

Net gain from operations before tax	3,171	2,950
Federal income taxes	1,177	1,041

Net gain from operations	1,994	1,909
Net realized capital (losses), net of tax	(285)	(603)

Net income	$1,708	$1,306

Premiums and annuity considerations – During 2023, the Company had $9,129 in direct premium related to the Company’s new MYGA product offerings. The Company had no direct business in 2022.

Policy and contract benefits – During 2023 and 2022, the Company incurred $24,776 and $20,943, respectively, relating to annuity benefits, surrender benefits and partial withdrawals on the annuity block of business assumed from Clear Spring Life. The increase is primarily due to an increase in surrender benefits in 2023 compared to 2022.

Interest and adjustments on deposit-type contracts – From 2022 to 2023, the change in interest and adjustments on contract funds of ($4,838) was driven by an increase in surrender activity on certain MYGA contracts classified as deposit-type contracts assumed from Clear Spring Life.

Decrease in policy reserves – The decrease in reserves of $8,834 in 2023 was directly related to net outflows on the block of annuities assumed from Clear Spring Life. The net outflows were partially offset by premium inflows on the Company’s new product offerings.

Commissions and other operating expenses – The increase in commissions and other operating expenses is primarily driven by a $1,011 increase in general insurance expenses. The increase in general insurance expenses is attributable to increased public accountant, consulting fees, and legal fees incurred in support of launching the Company’s RILA product in 2023.

Capital and Surplus

The Company’s capital and surplus results for 2023 and 2022 were as follows:

	2023	2022
Capital and surplus, beginning of year	$57,685	$58,140
Net Income	1,708	1,306
Change in net unrealized gains (losses)	38	(646)
Change in net deferred income tax	392	307
Change in nonadmitted assets	313	(1,384)
Change in asset valuation reserve	(95)	(38)

Capital and surplus, end of year	$60,041	$57,685

Change in capital and surplus – In 2023, the increase was driven by $1,708 in net income, a $313 reduction in nonadmitted assets, primarily related to the negative interest maintenance reserve that was nonadmitted in 2022 being admitted in 2023, and a $392 change in net deferred income tax.

Cash Flow and Liquidity

The cash flows of the Company during 2023 and 2022 are summarized below:

	2023	2022
Net cash (used) by operations	$(10,227)	$(8,716)
Net cash provided by investments	15,109	9,206
Net cash (used) by financing and miscellaneous sources	(4,198)	(173)

Increase in cash and cash equivalents	684	317
Cash and cash equivalents, beginning of year	13,194	12,877

Cash and cash equivalents, end of year	$13,878	$13,194

Cash used by operations – Negative cash from operations was driven by continued outflows on the Company’s closed block of assumed business, partially offset by new premiums on direct business which the Company began issuing in the current year.

Cash provided by investments – In 2023, cash provided by investments consisted primarily of bond sales and securities being called.

Cash used by financing and miscellaneous sources – In 2023, cash used in financing and miscellaneous activities was primarily driven by the decrease in the liability for deposit-type contracts from 2022 to 2023.

F. OFF-BALANCE SHEET ARRANGEMENTS

The Company did not have any off-balance sheet arrangements.

G. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK AND ENTERPRISE RISK MANAGEMENT

Risk management includes the identification and measurement of material and relevant risks, the establishment of risk thresholds, and the creation of processes intended to maintain risks within these thresholds consistent with the Company’s risk appetite. Risk management is considered an integral part of managing the Company’s core businesses and a key element of its approach to corporate governance.

The Company has established an Enterprise Risk Management (“ERM”) framework to identify, measure, monitor, report, and manage material risks that could significantly impact the Company’s shareholder value, solvency position, or statutory operating earnings. The ERM framework is designed to identify opportunities to maximize risk adjusted returns by optimizing strategy, business, and investment decisions with the goal of ensuring the Company’s financial strength. The ERM framework provides substantial flexibility for risk management activities to be determined and carried out by risk owners. However, to provide requirements and operating boundaries for risk owners, the framework and risk policies establish objectives to be met by those performing risk management activities.

The assets of the Company’s General Account are available to support General Account liabilities. The Company’s General Account is primarily exposed to the following market risks:

Credit Risk – The Company may be adversely impacted by investment risks, including credit risk related to the uncertainty of an obligor’s continued ability to make timely payments in accordance with the contractual terms of an instrument or contract. The Company may also be adversely impacted by credit spread risk that may impact the market prices of certain securities.

The Company’s management believes that its stringent investment management standards and practices have resulted in a high-quality portfolio that has the effect of limiting credit risk. Credit risk associated with fixed income investments is managed by the Company in aggregate, using detailed credit and underwriting practices, specific diversification requirements, comprehensive due diligence, ongoing credit analysis, aggregate counterparty exposure, and asset sector and industry concentration limits, and is monitored against pre-established investment guidelines.

Interest Rate Risk – The Company may be adversely impacted by changes in interest rates. Interest rate risk can arise from a mismatch in the interest rate exposure of assets and liabilities. The Company’s fixed interest rate liabilities are primarily supported by well-diversified portfolios of fixed interest investments. These interest-bearing investments can include publicly issued and privately placed bonds and commercial mortgage loans. Public bonds can include U.S. Treasury bonds, corporate bonds, and money market instruments. The Company’s fixed income portfolios also hold securitized assets, including mortgage-backed and asset-backed securities. These securities are subject to the same standards applied to other portfolio investments, including relative value criteria and diversification guidelines.

To manage the associated interest rate risk exposure, the Company manages duration of its asset portfolio to match the duration of the associated liabilities, within a defined tolerance.

Capital Management and Liquidity Risk – The Company ensures that adequate capital is maintained to support the risks associated with its business. In addition, the Company provides an appropriate level of risk management over capital adequacy risk, which is defined as the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength, or to allow the Company to fund the expansion of its operations. The Company’s approach to managing capital reflects an appropriate balance between its internal assessment of capital required and the requirements of regulators and rating agencies.

The Company may be adversely impacted if it is unable to maintain sufficient sources of liquidity to fund all cash outflow commitments as they come due. The Company’s asset-liability management and liquidity management practices allow it to maintain its financial position by ensuring that sufficient liquid assets are available to cover its potential funding requirements. The Company invests in various types of assets with a view of matching them with its liabilities of various durations. To strengthen its liquidity position further, the Company actively manages and monitors its capital and asset levels, monitors the diversification and credit quality of its investments, and compares cash forecasts and actual results against established targets.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

Report of Independent Auditors

Statutory Financial Statements as of

December 31, 2024 and 2023 and for the Years Ended

December 31, 2024, 2023 and 2022

Supplemental Schedules for the Year Ended

December 31, 2024

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Independent Auditors’ Report

Audit Committee of the Board of Directors

Gainbridge Life Insurance Company:

Opinions

We have audited the statutory financial statements of Gainbridge Life Insurance Company (formerly known as Clear Spring Life Insurance Company) (the Company), which comprise the statutory statements of admitted assets, liabilities, and capital and surplus as of December 31, 2024 and 2023, and the related statutory statements of operations, changes in capital and surplus, and cash flow for each of the years in the three-year period ended December 31, 2024, and the related notes to the statutory financial statements.

Unmodified Opinion on Statutory Basis of Accounting

In our opinion, the accompanying statutory financial statements present fairly, in all material respects, the admitted assets, liabilities, and capital and surplus of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flow each of the years in the three-year period ended December 31, 2024 in accordance with accounting practices prescribed or permitted by the Delaware Department of Insurance described in Note 2.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the matter discussed in the Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles section of our report, the statutory financial statements do not present fairly, in accordance with U.S. generally accepted accounting principles, the financial position of the Company as of December 31, 2024 and 2023, or the results of its operations or its cash flows for each of the years in the three-year period ended December 31, 2024.

Basis for Opinions

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 2 to the statutory financial statements, the statutory financial statements are prepared by the Company using accounting practices prescribed or permitted by the Delaware Department of Insurance, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, the statutory financial statements are not intended to be presented in accordance with U.S. generally accepted accounting principles. The effects on the statutory financial statements of the variances between the statutory accounting practices described in Note 2 and U.S. generally accepted accounting principles, although not reasonably determinable, are presumed to be material and pervasive.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the statutory financial statements in accordance with accounting practices prescribed or permitted by the Delaware Department of Insurance. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of statutory financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the statutory financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the statutory financial statements are issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the statutory financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the statutory financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the statutory financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the statutory financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the statutory financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the statutory financial statements as a whole. The supplementary information included in the Schedule 1 – Selected Financial Data, Schedule 2 – Summary Investment Schedule, Schedule 3 – Supplemental Investment Risks Interrogatories, and Schedule 4 – Supplemental Schedule of Reinsurance Disclosures is presented for purposes of additional analysis and is not a required part of the statutory financial statements but is supplementary information required by the Delaware Department of Insurance. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the statutory financial statements. The information has been subjected to the auditing procedures applied in the audits of the statutory financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the statutory financial statements or to the statutory financial statements themselves, and other additional procedures in accordance with GAAS. In our opinion, the information is fairly stated in all material respects in relation to the statutory financial statements as a whole.

/s/ KPMG LLP

Chicago, Illinois

April 9, 2025

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

STATUTORY STATEMENTS OF ADMITTED ASSETS, LIABILITIES, AND CAPITAL AND SURPLUS

AS OF DECEMBER 31, 2024 AND 2023

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

Admitted Assets	2024	2023
General Account assets:
Bonds	$401,371	$149,242
Preferred stocks	1	—
Mortgage loans	8,009	—
Other invested assets	13,638	10,036
Cash, cash equivalents, and short-term investments	24,768	13,878

Total cash and invested assets	447,787	173,156
Accrued investment income	5,452	2,801
Amounts recoverable under reinsurance agreements	312	370
Net deferred tax asset	4,024	869
Receivable from parent, subsidiaries, and affiliates	15,000	—
Other assets	—	242

Total General Account assets	472,575	177,438
Separate Account assets	169	4

Total admitted assets	$472,744	$177,442

Liabilities and Capital and Surplus
General Account liabilities:
Aggregate reserve for life and annuity contracts	$385,598	$95,893
Liability for deposit-type contracts	13,316	15,572
Interest maintenance reserve	248	—
Asset valuation reserve	2,846	1,950
Amounts payable under reinsurance agreements	930	2,414
Current federal and foreign income taxes payable	1,276	328
Payable to parent, subsidiaries, and affiliates	796	648
Transfers to Separate Accounts due or (accrued), net	(3)	32
Remittances and items not allocated	3,873	453
Other liabilities	654	108

Total General Account liabilities	409,535	117,397
Separate Account liabilities	169	4

Total liabilities	409,704	117,401
Capital and surplus:
Common capital stock, $1 par value - 6,000,000 shares authorized; 3,000,000 shares issued and outstanding	3,000	3,000
Gross paid in and contributed surplus	64,700	49,700
Special surplus funds	—	242
Unassigned funds (surplus)	(4,660)	7,099

Total surplus	60,040	57,041

Total capital and surplus	63,040	60,041

Total liabilities, capital and surplus	$472,744	$177,442

See accompanying notes to statutory financial statements.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

STATUTORY STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(IN THOUSANDS)

	2024	2023	2022
Premiums and other revenues:
Premiums and annuity considerations	$284,298	$9,129	$—
Net investment income	15,489	8,903	9,147

Total premiums and other revenues	299,786	18,032	9,147
Benefits paid or provided:
Life and annuity benefits	1,252	5,651	4,856
Surrender benefits and withdrawals for life contracts	14,784	19,125	16,087
Interest and adjustments on policy or deposit-type contract funds	(2,256)	(4,988)	(150)
Increase (decrease) in policy reserves	289,705	(8,834)	(17,110)

Total benefits paid or provided	303,485	10,954	3,683
Insurance expense:
Commissions on premiums, annuity considerations and deposit-type contract funds	2,271	232	—
Commissions and expense allowances on reinsurance assumed	114	305	196
General insurance expenses	2,957	3,157	2,148
Insurance taxes, licenses and fees, excluding federal income taxes	1,133	177	170
Net transfers to Separate Accounts net of reinsurance	130	36	—

Total benefits and expenses	310,089	14,861	6,197
Gain (loss) from operations before federal income tax expense and net realized capital gains (losses)	(10,303)	3,171	2,950
Federal income tax expense, excluding tax on capital gains	4,027	1,177	1,041

Gain (loss) from operations before net realized capital gains (losses)	(14,330)	1,994	1,909
Net realized capital gains (losses), less capital gains tax and transfers to the interest maintenance reserve	25	(285)	(603)

Net income (loss)	$(14,305)	$1,708	$1,306

See accompanying notes to statutory financial statements.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

STATUTORY STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(IN THOUSANDS)

	Capital Stock	Gross paid-in and contributed surplus	Unassigned funds (surplus)	Special surplus funds	Total
Balances at December 31, 2021	$3,000	$49,700	$5,440	$—	$58,140
Net income	—	—	1,306	—	1,306
Change in net unrealized investment gains (losses), net of taxes	—	—	(646)	—	(646)
Change in net deferred income tax	—	—	307	—	307
Change in nonadmitted assets	—	—	(1,384)	—	(1,384)
Change in asset valuation reserve	—	—	(38)	—	(38)

Balances at December 31, 2022	3,000	49,700	4,985	—	57,685

Net income	—	—	1,708	—	1,708
Change in net unrealized investment gains (losses), net of taxes	—	—	38	—	38
Change in net deferred income tax	—	—	392	—	392
Change in nonadmitted assets	—	—	313	—	313
Change in asset valuation reserve	—	—	(95)	—	(95)
Admitted disallowed interest maintenance reserve	—	—	(242)	242	—

Balances at December 31, 2023	3,000	49,700	7,099	242	60,041

Net loss	—	—	(14,305)	—	(14,305)
Change in net unrealized investment gains (losses), net of taxes	—	—	35	—	35
Change in net deferred income tax	—	—	6,131	—	6,131
Change in nonadmitted assets	—	—	(2,966)	—	(2,966)
Change in asset valuation reserve	—	—	(896)	—	(896)
Admitted disallowed interest maintenance reserve	—	—	242	(242)	—
Paid in capital	—	15,000	—	—	15,000

Balances at December 31, 2024	$3,000	$64,700	$(4,660)	$—	$63,040

See accompanying notes to statutory financial statements.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

STATUTORY STATEMENTS OF CASH FLOW

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(IN THOUSANDS)

	2024	2023	2022
Cash flow from operating activities:
Premiums and other considerations received, net of reinsurance	$284,298	$9,129	$—
Net investment income received	13,739	10,013	10,274
Miscellaneous income	122	123	105

Total receipts	298,159	19,265	10,379
Benefits and loss related payments	(15,263)	(24,576)	(14,607)
Net transfers to Separate Accounts	(165)	(4)	—
Commissions, expenses paid and aggregate write-ins for deductions	(5,793)	(3,998)	(2,364)
Federal and foreign income taxes paid	(3,140)	(914)	(2,124)

Total payments	(24,361)	(29,492)	(19,095)

Net cash provided by (used in) operating activities	273,798	(10,227)	(8,716)

Cash flow from investing activities:
Proceeds from investments sold, matured, repaid or received:
Bonds	29,360	17,499	14,291
Mortgage loans	8,045	—	—
Other invested assets	314	309	264
Miscellaneous proceeds	256	—	101

Total investment proceeds	37,975	17,808	14,656
Cost of investments acquired:
Bonds	(281,895)	(2,342)	(4,726)
Mortgage loans	(16,009)	—	—
Other invested assets	(4,149)	—	—
Miscellaneous applications	—	(357)	(724)

Total cost of investments acquired	(302,053)	(2,699)	(5,450)

Net cash provided by (used in) investing activities	(264,078)	15,109	9,206

Cash flow from financing and miscellaneous activities:
Net deposits on deposit-type contracts and other insurance liabilities	(2,256)	(4,988)	(151)
Other cash provided (applied)	3,426	790	(22)

Net cash provided by (used in) financing and miscellaneous activities	1,170	(4,198)	(173)

Net change in cash and cash equivalents	10,890	684	317
Cash, cash equivalents, and short-term investments
Beginning of year	13,878	13,194	12,877

End of year	$24,768	$13,878	$13,194

Supplemental disclosures of noncash transactions:
Amortization of reinsurance recoverable	$(64)	$(59)	$(47)
Exchanges of invested assets	10	—	—

See accompanying notes to statutory financial statements.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

1.	Organization

Gainbridge Life Insurance Company (“Gainbridge Life” or the “Company”), formerly known as Clear Spring Life Insurance Company, is a stock life insurance company incorporated under the laws of Delaware. The Company is a direct, wholly-owned subsidiary of Clear Spring Life and Annuity Company (“Clear Spring Life”), formerly known as Guggenheim Life and Annuity Company.

The Company is licensed to transact business in 49 states and the District of Columbia. The Company is a reinsurer of a closed block of fixed index and deferred annuities, and in 2023, the Company began writing direct business consisting of fixed deferred annuities and registered index-linked annuities.

On March 2, 2022 and March 15, 2022, the Company notified both the Texas Department and the Delaware Department, respectively, of its intent to redomesticate from the State of Texas to the State of Delaware. Following approval by the Delaware Department on June 27, 2022, the Company was redomesticated to the State of Delaware.

2.	Summary of Significant Accounting Policies

Basis of Presentation - Accounting Practices

Until the Company’s redomestication on June 27, 2022 from the State of Texas to the State of Delaware, the statutory financial statements were prepared in conformity with accounting principles prescribed or permitted by the State of Texas. Upon redomestication to the State of Delaware, the statutory financial statements are prepared in conformity with accounting principles prescribed or permitted by the Delaware Department. The Company’s redomestication did not have a material impact on the financial statements. The Delaware Department recognizes only statutory accounting practices prescribed or permitted by the State of Delaware for determining and reporting the financial condition and results of operations of an insurance company and for determining its solvency under Delaware’s insurance laws. The National Association of Insurance Commissioners’ (“NAIC’s”) Accounting Practices and Procedures Manual (“NAIC SAP”) has been adopted as a component of prescribed or permitted accounting principles by the State of Delaware. The Company has no permitted or prescribed practices that differ from NAIC SAP.

There was no difference in the Company’s net income or capital and surplus between NAIC SAP and practices prescribed and permitted by the State of Delaware as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023, and 2022.

Accounting principles and procedures of the NAIC as prescribed or permitted by the Delaware Department comprise a basis of accounting other than accounting principles generally accepted in the United States of America (“GAAP”). The effects on the financial statements of the differences between NAIC SAP and GAAP are not reasonably determinable and are presumed to be material. The primary differences between GAAP and NAIC SAP can be summarized as follows:

•

The Asset Valuation Reserve (“AVR”) and Interest Maintenance Reserve (“IMR”) are eliminated with unrealized gains and losses reported directly in equity and the realized gains and losses reported in income;

•	Certain assets designated under NAIC SAP as “nonadmitted assets” are included in the GAAP balance sheet rather than excluded from assets in the statutory balance sheet;

•	Certain policy acquisition costs and sales inducements are deferred and amortized over the estimated life of the policy rather than charged to operations as incurred;

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

•

Policy reserves on universal life and certain investment products are reported at account value, including additional liabilities for certain guaranteed benefits such as lifetime income benefit riders valued using actuarial assumptions for GAAP, rather than using prescribed statutory methodologies under NAIC SAP;

•

All equity securities, excluding equity method investments, are carried at fair value with changes in fair value reported in earnings for GAAP rather than as unrealized gains and losses in capital and surplus for NAIC SAP;

•

For equity method investments under GAAP, investee earnings and losses are reported in income and dividends of undistributed earnings reduce the carrying value of the investment. Under NAIC SAP, investee earnings and losses are reported as a change in unrealized gain/loss in capital and surplus, while dividends of accumulated undistributed earnings are reported in investment income;

•

Bonds designated as available for sale and trading securities are reported at fair value for GAAP with unrealized gains and losses reported in equity and income, respectively, rather than at amortized cost (or lower of cost or market for bonds with NAIC designations of 6);

•

An allowance for credit losses is established for available for sale securities under the current expected loss model under GAAP rather than being evaluated for other-than-temporary-impairments (“OTTI”) with impairments recorded as a direct write-down of the security’s cost basis for NAIC SAP;

•

Equity/fund investments such as mutual funds and exchange traded funds are classified as equity securities and reported at fair value with changes in fair value reported in earnings under GAAP. Under NAIC SAP, certain equity/fund investments identified by the Securities Valuation Office qualify for special bond treatment and are reported using the systematic valuation method;

•

Certain reinsurance transactions are accounted for as financing transactions under GAAP and as reinsurance for NAIC SAP. Assets and liabilities are reported gross of reinsurance for GAAP and net of reinsurance for NAIC SAP;

•

The statements of cash flow reconcile to changes in cash and cash equivalents for GAAP. Under NAIC SAP, the Statutory Statements of Cash Flow reconcile to changes in cash, cash equivalents, and short- term investments with original maturities of one year or less. A reconciliation of net income to net cash provided by operating activities is not required;

•

Generally, changes in deferred taxes are reported as a component of net income under GAAP. Under NAIC SAP, changes in deferred taxes are direct adjustments to surplus and separately reported in the Statutory Statements of Changes in Capital and Surplus;

•	Money market funds are classified as short-term investments under GAAP and cash equivalents under NAIC SAP;

•

Contracts that contain an embedded derivative, including fixed index annuities, are bifurcated from the host contract and accounted for separately. Under NAIC SAP, contracts that contain an embedded derivative are not bifurcated and are accounted for as part of the host contract; and

•

Surplus notes designated as available for sale are reported at fair value for GAAP rather than at amortized cost for surplus notes with a NAIC rating of 1 or 2. Surplus notes with a NAIC rating 3-6 are reported at the lower of amortized cost or fair value.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Use of Estimates

The preparation of the Company’s statutory-basis financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those statements. The most significant estimates are those used in determining the fair value of financial instruments, aggregate reserves for annuity contracts, deferred income taxes, provision for income taxes, and OTTI of investments.

Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Company in preparing the accompanying statutory-basis financial statements:

Investments

In the normal course of business, the Company enters into transactions involving various types of financial instruments. These instruments involve credit risk and also may be subject to risk of loss due to interest rate fluctuations. The Company evaluates and monitors each financial instrument individually and, when appropriate, obtains collateral or other security to minimize potential losses. For securities in an unrealized loss position, management has the positive intent and ability to hold the securities until recovery. All securities are accounted for as of the date the investments are purchased or sold (trade date).

Bonds

Investments in bonds, mortgage-backed securities (“MBS”), and asset-backed securities (“ABS”) are stated at amortized cost using the scientific method. Where the NAIC designation of the bond has fallen to 6 and the fair value has fallen below amortized cost, they are stated at fair value. Adjustments to the value of MBS and ABS securities based on changes in cash flows, including those related to changes in prepayment assumptions, are made retrospectively. As part of this process, the NAIC appointed a third-party vendor for each security type to develop a revised NAIC designation methodology. The ratings for residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS”) are determined by comparing the insurer’s carrying value divided by the remaining par value to price ranges provided by the third-party vendor corresponding to each NAIC designation. Comparisons are initially made to the model based on amortized cost. Where the resulting designation is NAIC 6 per the model, further comparison based on fair value is required, which in some cases, results in a higher final NAIC designation.

The definition of structured securities under SSAP No. 43R, Loan Backed and Structured Securities—Revised, (“SSAP No. 43R”) includes certain types of ABS and MBS securities that do not follow the revised rating methodology described above, including, but not limited to, equipment trust certificates, credit tenant loans, 5*/6* securities, interest-only securities, and those with Securities Valuation Office (“SVO”) assigned NAIC designations. Interest income on bonds, MBS and ABS is recognized when earned based upon estimated principal repayments, if applicable. For bonds subject to prepayment risk, yields are recalculated and asset balances adjusted periodically so that expected return on future cash flows matches the expected return over the life of the investment from acquisition. If the collection of all contractual cash flows is not probable, an OTTI may be indicated. The process of analyzing securities for an OTTI adjustment is further described in Note 4.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Preferred Stocks

Preferred stocks are stated in accordance with guidance provided in Statement of Statutory Accounting Principle (“SSAP”) No. 32R, Investments in Preferred Stock (“SSAP No. 32R”). Perpetual preferred stocks and mandatory convertible preferred stocks are reported at fair value not to exceed any currently effective call price. Redeemable preferred stocks are stated at amortized cost unless they have an NAIC rating designation of 4, 5, or 6. Redeemable preferred stocks with a NAIC rating designation of 4, 5, or 6 are stated at the lower of amortized cost or fair value.

Mortgage Loans

Mortgage loans are stated at unpaid principal balances, net of provisions for estimated losses. Mortgage loans acquired at a premium or discount are carried at amortized cost using the effective interest rate method, net of provisions for estimated losses. Purchases and sales of mortgage loans are recognized or unrecognized in the Company’s Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus on the loan’s trade date. Transaction costs on mortgage loans are capitalized on initial recognition and are recognized in the Company’s Statutory Statements of Operations using the effective interest rate method. Mortgage loans, which primarily include first-lien commercial first mortgages, are diversified by property type and geographic area throughout the United States. Mortgage loans are collateralized by the related properties and the Company regularly assesses the value of the collateral.

A mortgage loan is considered impaired when it is probable that the principal or interest is not collectible in accordance with the contractual terms of the loan. When a mortgage loan is classified as impaired, allowances for credit losses are established to adjust the carrying value of the loan to its net recoverable amount. A specific allowance for loan loss is established for an impaired loan if the present value of expected cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral less cost to sell, is less than the recorded amount of the loan. The full extent of impairment in the mortgage portfolio cannot be assessed solely by reviewing loans individually. A general allowance for loan loss is established based on an assessment of past loss experience on groups of loans with similar characteristics and current economic conditions. While management believes that it uses the best information available to establish loan loss allowances, future adjustments may become necessary if economic conditions differ from the assumptions used in calculating them.

Interest income is recognized on mortgage loans when the collection of contractually specified future cash flows is probable, in which case interest income is recorded in accordance with the effective interest rate method. Interest income is not recognized on impaired mortgage loans and these mortgage loans are placed in a non-accrual status when the collection of contractually specified future cash flows is not probable, in which case cash receipts are applied in the following order: first against the carrying value of the loan, then against the provision, and then to income. The accrual of interest resumes when the collection of contractually specified future cash flows becomes probable based on certain facts and circumstances.

Changes in allowances for losses are recorded as changes in unrealized gains and losses to surplus. Once the conditions causing impairment improve and future payments are reasonably assured, the mortgages are no longer classified as impaired and the Company resumes accrual of income. However, if the original terms of the contract have been changed resulting in the Company providing an economic concession to the borrower at below market rates, then the mortgage is reclassified as restructured. If the conditions causing impairment do not improve and future payments remain unassured, the Company typically derecognizes the asset through disposition or foreclosure. Uncollectible collateral-dependent loans are written off through realized losses for any difference between the carrying value and amount received for the underlying property at the time of disposition or foreclosure. The Company had no mortgage loan valuation allowances at December 31, 2024 and 2023.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Other Invested Assets

Other invested assets are primarily comprised of non-rated residual tranches on asset-backed securities, collateral loans, and surplus notes. Non-rated residual tranches are carried at the lower of cost or fair value. Collateral loans are carried at unpaid principal balance. Surplus notes with an NAIC rating of 1-2 are carried at amortized cost, while surplus notes with an NAIC rating of 3-6 are carried at lower of amortized cost or fair value.

A summary of the Company’s collateral loans by qualifying investment collateral as of December 31, 2024 and 2023 is as follows:

	December 31, 2024			December 31, 2023
Collateral Type	Aggregate Collateral Loan	Admitted	Nonadmitted	Aggregate Collateral Loan	Admitted	Nonadmitted
Bonds	$6,187	$6,187	$—	$6,318	$6,318	$—
Preferred stocks	2,400	2,400	—	2,400	2,400	—

Total	$8,587	$8,587	$—	$8,718	$8,718	$—

Cash, Cash Equivalents, and Short-Term Investments

Cash, cash equivalents, and short-term investments are liquid assets. The Company’s cash equivalents are money market instruments, which have an original term to maturity of less than three months. The carrying value for cash, cash equivalents, and short-term investments is stated at amortized cost, which approximates fair value. Short-term investments, with the exception of money market instruments which are carried at fair value per SSAP No. 2R, Cash, Cash Equivalents, Drafts and Short-Term Investments, include bonds with a term to maturity exceeding three months, but less than one year on the date of acquisition.

Net Investment Income and Accrued Investment Income

Investment income is recorded when earned.

Accrued investment income is comprised of accrued interest on bonds, other invested assets and short-term investments. Accrued investment income more than 90 days past due is nonadmitted and reported as a direct reduction of surplus in the Statutory Statements of Changes in Capital and Surplus.

Investment Capital Gains and Losses

Realized capital gains and losses are determined on the basis of specific identification method. Realized capital losses also include valuation adjustments for impairments of investments that have experienced a decline in fair value that management considers to be “other-than-temporary.” In determining whether impairments are other-than-temporary, management considers the size of the excess of carrying value over fair value, the likelihood and expected timing of a recovery in value, the credit quality and financial condition of the issuer, management’s intent to sell when a decline is due to interest rates, and management’s intent and ability to hold the investment until maturity or a recovery in the investment’s fair value.

For loan-backed securities, the determination of OTTI is based on an estimate of the noninterest loss, which is recognized in the net realized capital losses in the Statutory Statements of Operations. To the extent the Company determines that a nonstructured security or corporate bond is deemed to be OTTI, the difference between the cost of the security and fair value is recorded as a realized loss and the carrying amount of the investment is written

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

down to its estimated fair value through realized capital losses. In accordance with SSAP No. 43, Revised, Loan-backed and Structured Securities (“SSAP No. 43R”), securities with OTTI are required to be written down to fair value only if the Company intends to sell or cannot assert the intent and ability to hold the investment until its anticipated recovery. However, if the Company can assert the intent and ability to hold the investment until its anticipated recovery, the valuation adjustment is based on the discounted future expected cash flows of the security discounted at the securities original effective interest rate. Realized capital gains and losses as reported in the Statutory Statements of Operations are net of any capital gains tax (or benefit) and exclude any deferrals to the IMR of interest-rate related capital gains or losses.

Unrealized capital gains and losses include changes in the fair value of certain other invested assets and are reported net of any related changes in deferred taxes. Changes in unrealized capital gains and losses are reported in the Statutory Statements of Changes in Capital and Surplus.

Nonadmitted Assets

For statutory accounting purposes, certain assets are designated as nonadmitted assets. The Company had $4,137 and $1,171 in nonadmitted assets as of December 31, 2024 and 2023, respectively.

Policy Reserves and Liabilities for Deposit-Type Contracts

Policy reserves and liabilities consist of deposit-type contracts and life and annuity policy reserves.

Annuity Policy Reserves

The reserves for annuity contracts are computed in accordance with presently accepted actuarial standards, and are based on actuarial assumptions and methods (including use of published mortality tables and prescribed interest rates) which produce reserves at least as great as those required by law and/or contract provisions. Annuity reserves are calculated in accordance with the Commissioner’s Annuity Reserve Valuation Method and Actuarial Guidelines 33 and 35 as applicable.

Liabilities for unpaid claims consist of the estimated amount payable for claims reported but not yet settled and an estimate of claims incurred but not reported. These liabilities include estimates of the expenses that will be incurred in connection with the payment of benefits. The amounts reported are based upon historical experience, adjusted for trends and current circumstances. Management believes that the recorded liability is sufficient to provide for the associated claims adjustment expenses. Revisions of these estimates are included in operations in the year such adjustments are determined to be required.

Deposit-Type Contracts

Liabilities for premium deposit funds and investment-type contracts such as certain structured settlement annuities are based on account value or accepted actuarial methods using applicable interest rates.

Asset Valuation Reserve and Interest Maintenance Reserve

The Company is required to maintain an IMR and AVR. The IMR is used to defer realized capital gains and losses, net of any income tax, on fixed income investments that are attributable to changes in interest rates. Net realized capital gains and losses deferred to the IMR are amortized into investment income over the estimated remaining term to maturity of the investment sold. Revisions to INT 23-01, Net Negative (Disallowed) Interest Maintenance Reserve (“INT 23-01”) were adopted with an effective date of August 13, 2023 to provide limited-

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

time exception guidance to SSAP No. 7, Asset Valuation Reserve and Interest Maintenance Reserve and the annual statement instruction for the reporting of net negative (disallowed) IMR. The revisions allow for an insurer to admit negative IMR up to 10% of adjusted capital and surplus when its RBC is greater than 300% after adjustment to remove admitted positive goodwill, EDP equipment and operating system software, DTAs, and admitted IMR. As a result of these revisions, the Company reported $0 and $242 of admitted negative IMR within the Statutory Statement of Admitted Assets, Liabilities, and Capital and Surplus as of December 31, 2024 and 2023, respectively.

As of December 31, 2023, the Company had $242 of negative IMR, all of which is related to the General Account. This amount was admitted and reported as an asset within the Company’s Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. The Company’s calculated adjusted capital and surplus for purposes of determining negative IMR allowed to be admitted using information from the Company’s most recently filed statement with the Delaware Department was $58,930 as of December 31, 2023. The admitted negative IMR represented 0.4% of adjusted capital and surplus.

Fixed income investments generating IMR losses comply with the Company’s documented investment or liability management policies. The Company has no derivative instruments. Therefore, the Company has no derivative activity included in IMR. There were no temporary and transitory timing issues or events that caused IMR losses to not be reflective of reinvestment activities. Asset sales generating negative IMR were not compelled by liquidity pressures. The AVR represents a reserve for invested asset valuation using a formula prescribed by the NAIC. The AVR is intended to protect surplus by absorbing declines in the value of the Company’s investments that are not related to changes in interest rates. Increases or decreases in the AVR are reported as direct adjustments to surplus in the Statutory Statements of Changes in Capital and Surplus.

Income Taxes

The Company accounts for current and deferred income taxes and recognizes reserves for income tax contingencies in accordance with SSAP No. 101, Income Taxes (“SSAP No. 101”). Under the applicable asset and liability method for recording deferred income taxes, deferred tax assets (“DTAs”), net of any nonadmitted portion, and deferred tax liabilities (“DTLs”) are recognized for the future tax consequences attributable to differences between the statutory financial statement carrying amounts of existing assets and liabilities and their respective tax basis. DTAs and DTLs are measured using the enacted tax rates on which those temporary differences are expected to be recovered or settled. The change in deferred taxes is charged or credited directly to surplus. Gross DTAs are first reduced by a statutory valuation allowance, if deemed appropriate. The Company then determines the admissibility of the remaining net deferred tax assets, after valuation allowance, subject to admissibility limitations set forth in NAIC SAP.

Reinsurance

Reinsurance premiums, claims and claim adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contract. For coinsurance arrangements, premiums received or receivable by the reinsurer net of any experience refunds shall increase premium income and policy benefit payments paid by the reinsurer shall increase the reported policy benefits. Expense allowances paid by the reinsurer shall be reported separately in the Statutory Statements of Operations when payable. The reinsurer shall record its share of the statutory policy reserves attributable to the business identified in the contract.

Premiums and Annuity Considerations

Annuity considerations are recognized as revenue when received.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Commissions and Expense Allowances

Expenses incurred in connection with acquiring new insurance business are charged to operations as incurred in accordance with SSAP No. 71, Policy Acquisition Costs and Commissions (“SSAP No. 71”).

3.	Related Party Transactions

Investments in Related Parties

The Company has significant transactions with and investments in related parties. The purpose of these investments is to generate investment returns in line with the Company’s overall investment strategy. All investments in related parties are valued in accordance with the accounting policies described in Note 2 unless otherwise noted below.

At December 31, 2024 and 2023, the Company held related party investments as follows:

	Carrying Value December 31,
	2024	2023
Other Invested Assets	$8,587	$8,718
Bonds	2,643	—

Total	$11,230	$8,718

Capital Transactions

Refer to Note 13 for disclosure of capital contributions receivable by the Company.

Debt Transactions

The Company entered into a $5,000 bilateral loan agreement with Clear Spring Life dated September 14, 2022. The initial terms of the agreement provided for an interest rate at LIBOR plus 1.15%. During 2023, the interest rate was amended to be stated at the secured overnight financing rate (“SOFR”) plus 1.21%. The repayment of principal and interest is due on demand. There was no activity under this agreement during 2024. During 2023, the Company had $3,000 of draws on this agreement and fully repaid the balance drawn. The Company had $0 due to Clear Spring Life under the bilateral loan agreement as of December 31, 2024 and 2023.

Agreements and Other Transactions with Affiliates and Related Parties

The Company has entered into various affiliate and related-party agreements. The following agreements had material transactions during the years ended December 31, 2024, 2023 and 2022:

The Company entered into an Administrative Services Agreement (“Administrative Services Agreement”) effective January 30, 2015, with Clear Spring Life. Under the Administrative Services Agreement, Clear Spring Life provides accounting, data processing, tax, auditing, actuarial, functional support, policyholder, and collection support, as well as public relations, advertising, sales and marketing promotional services, and operational services with respect to the settlement of contracts and transactions in securities. Further, effective May 28, 2015, the Company entered into a Books and Records Under Administrative Services Agreement (the “Books and Records Agreement”) with Clear Spring Life, pursuant to which Clear Spring Life maintains accurate books and records for the Company within the scope of the Administrative Services Agreement. For the years ended

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

December 31, 2024, 2023, and 2022, the incurred expenses related to the Administrative Services Agreement were $1,814, $1,156 and $1,285, respectively. The payable for these services at December 31, 2024 and 2023 was $704 and $417, respectively.

The Company entered into a Tax Sharing Agreement with Clear Spring Life, effective August 20, 2015 (“Tax Sharing Agreement”). Additional information on this agreement is disclosed in Note 12. During the years ended December 31, 2024, 2023, and 2022, the Company paid Clear Spring Life $3,140, $895 and $2,124 for its portion of federal income taxes in connection with the Tax Sharing Agreement. At December 31, 2024 and 2023, the Company had a payable of $1,276 and $328, respectively, to Clear Spring Life for the intercompany federal income tax payment.

The Company entered into an Agency and Distribution Services Agreement (“Agency and Distribution Agreement”) with Gainbridge Insurance Agency, LLC (“GIA”) effective August 12, 2022. During 2024, the Agency and Distribution Agreement was twice amended with an effective date of January 1, 2024. Under the amended Agency and Distribution Agreement, GIA serves as an independent agency of the Company and provides services relating to consumer-directed sales of annuity and life insurance products issued by the Company. Associated with the agreement, the Company pays GIA sales compensation, administration fees, and a marketing fee. Sales compensation is divided into two variable components, one of which is subject to a cap. Administration fees are also divided into two variable components, with one subject to a cap. The marketing fee is an allowance for advertising, marketing, bonuses, and other expenses related to the promotion and sales of the Company’s products is not to exceed $7,500 annually. For the years ended December 31, 2024, 2023, and 2022, total expenses incurred by the Company under this agreement totaled $2,270, $230, and $0, respectively. The Company’s payable to GIA under this agreement was $61 and $230 as of December 31, 2023 and 2022, respectively.

During 2024, the Company purchased securities with a book value of $172,896 from Delaware Life Insurance Company (“DLIC”), an affiliate, at fair market value. The Company paid cash of $172,896 for these purchases. Additionally, during 2024, the Company sold one security with a book value of $813 to DLIC at fair market value. The Company received cash proceeds of $798 and recognized a loss of $15 on the sale. The fair value of the assets acquired and sold was determined in accordance with the Company’s and DLIC’s established asset pricing methodologies. There was no material purchase or sales activity with DLIC during 2023.

During 2024, the Company purchased securities with a book value of $2,121 from Clear Spring Life at fair market value. The Company paid cash of $2,121 for these purchases. The fair value of the assets acquired and sold was determined in accordance with the Company’s and Clear Spring Life’s established asset pricing methodologies. There was no material purchase or sales activity with Clear Spring Life during 2023.

Reinsurance Agreements

The Company has a reinsurance agreement with an affiliated entity. Refer to Note 8 for disclosures related to this agreement.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

4.	Bonds and Equity Investments

The carrying value and fair value of investments in bonds and equity securities as of December 31, 2024 and 2023 are as follows:

	December 31, 2024
	Carrying value	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government	$8,047	$—	$(1,675)	$6,372
U.S. Political Subdivisions of States, Territories and Possessions	750	—	(2)	748
U.S. Special Revenue, Special Assessment Obligations	45,532	513	(221)	45,824
Industrial and Miscellaneous (Unaffiliated)	341,503	954	(20,011)	322,446
Hybrid Securities	5,539	—	(135)	5,404

Total Bonds	$401,371	$1,467	$(22,044)	$380,794

Preferred Stocks	$1	$—	$—	$1

	December 31, 2023
	Carrying value	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government	$8,148	$—	$(1,565)	$6,583
U.S. Special Revenue, Special Assessment Obligations	190	1	(36)	155
Industrial and Miscellaneous (Unaffiliated)	137,899	104	(18,849)	119,154
Hybrid Securities	3,005	—	(96)	2,909

Total Bonds	$149,242	$105	$(20,546)	$128,801

Expected maturities differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. The carrying value and fair value of bonds as of December 31, 2024 by contractual maturity are as follows:

	December 31, 2024
	Carrying value	Fair value
Due in one year or less	$20,874	$16,724
Due after one year through five years	123,699	126,419
Due after five years through ten years	37,016	35,660
Due after ten years	64,336	47,123
SVO identified exchange traded funds	—	—

Total before mortgage and other asset-backed securities	245,925	225,926
Mortgage and other asset-backed securities	158,939	158,362

Total	$404,864	$384,288

The table above includes short-term bonds, which are classified as short-term investments, with a carrying value and fair value of $3,493 and $3,494, respectively, at December 31, 2024.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Investment-grade bonds were 96.3% and 97.1% of the Company’s total bonds as of December 31, 2024 and 2023, respectively.

Exposure to any single issuer is less than 10% of net admitted assets.

As of December 31, 2024 and 2023, bonds and cash with a carrying value of $4,100 and $4,117, respectively, were on deposit with various state insurance departments to meet regulatory requirements for the benefit of all policyholders.

Other-than-temporary Impairment

The Company recognizes and measures OTTI for loan-backed and structured securities (“LBSS”) in accordance with SSAP No. 43R. In accordance with SSAP No. 43R, if the fair value of a LBSS is less than its amortized cost basis at the Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus date, the Company assesses whether the impairment is an OTTI. When an OTTI has occurred, the amount of OTTI recognized in earnings is the difference between the amortized cost basis of the security and the present value of its expected future cash flows, discounted at the effective interest rate implicit in the security.

If the Company intends to sell the LBSS, or if it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, an OTTI is considered to have occurred. The amount of the OTTI recognized is the difference between the amortized cost basis and the fair value of the security. In accordance with SSAP No. 43R, the amount of OTTI that is non-interest related shall be recorded through the AVR, and the amount of the OTTI that is interest related shall be recorded through the IMR.

If the Company does not intend to sell the LBSS, or if it is not more likely than not that it will be required to sell the security before recovery of its amortized cost basis, the Company employs a portfolio monitoring process and performs cash-flow based testing to determine if the present value of its expected future cash flows discounted at the effective interest rate implicit in the security is less than its amortized cost basis.

Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third parties, along with assumptions and judgments about the future performance of the underlying collateral.

Losses incurred on the respective portfolios are based on loss models using assumptions about key systematic risks, such as unemployment rates and housing prices, and loan-specific information, such as delinquency rates and loan-to-value ratios.

For the years ended December 31, 2024, 2023, and 2022, the Company recognized $0, $0, and $39, respectively, of other-than-temporary impairments on LBSS pursuant to SSAP No. 43R.

If the fair value of a bond, other than those subject to SSAP No. 43R, is less than its amortized cost basis at the Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus date, the Company assesses whether the impairment is an OTTI. OTTI has occurred when it is probable that all amounts due according to the contractual terms will not be collected or when a decision to see the bond at an amount below its carrying value has been made. When an OTTI has occurred, the amount of OTTI recognized in earnings is the difference between the amortized cost basis of the security and its fair value.

The Company performs quarterly procedures in determining whether a security is other than temporarily impaired. The process involves screening of all securities with a fair value less than the amortized cost basis. As part of this screening, the Company also incorporates a monitor and watch list maintained by investment managers. Inclusion

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

in this list may be driven by heightened risk of particular sectors driven by macro events or credit events on individual issuers or particular investments, such as a ratings downgrade. Based on the evidence, securities identified may be subject to further review to evaluate issuer-specific facts and circumstances, such as the issuer’s ability to meet current and future interest and principal payments, an evaluation of the issuer’s financial position and its near-term recovery prospects, difficulties being experienced by an issuer’s parent or affiliate, and management’s assessment of the outlook for the issuer’s sector. Upon completion of this screening process, the relevant information is provided to the Company’s Asset Valuation Committee, which is composed of investment and finance professionals, to exercise judgment to conclude on whether there is OTTI.

Should it be determined that a security is other than temporarily impaired, the Company records a loss through an appropriate adjustment in carrying value. For the years ended December 31, 2024, 2023, and 2022, the Company incurred no impairments of bonds, other than those subject to SSAP No. 43R disclosed above.

There are inherent risks and uncertainties in management’s evaluation of securities for OTTI. These risks and uncertainties include factors both external and internal to the Company, such as general economic conditions, an issuer’s financial condition or near-term recovery prospects, market interest rates, unforeseen events which affect one or more issuers or industry sectors, and portfolio management parameters, including asset mix, interest rate risk, portfolio diversification, duration matching, and greater-than-expected liquidity needs. All of these factors could impact management’s evaluation of securities for OTTI.

The following tables analyze the Company’s investment positions with unrealized losses segmented by type of security and period of continuous unrealized loss as of December 31, 2024 and 2023:

	2024
	Less than 12 months			Greater than 12 months			Total
	#	Fair value	Unrealized losses	#	Fair value	Unrealized losses	#	Fair value	Unrealized losses
U.S. Government	2	$244	$(6)	10	$6,129	$(1,669)	12	$6,373	$(1,675)
U.S. Political Subdivisions of States, Territories and Possessions	1	748	(2)	—	—		1	748	(2)
U.S. Special Revenue, Special Assessment Obligation	13	30,516	(183)	7	164	(38)	20	30,680	(221)
Industrial and Miscellaneous	84	99,363	(1,597)	454	92,915	(18,414)	538	192,278	(20,011)
Hybrid Securities	1	5,400	(135)	2	5	—	3	5,405	(135)

Total Bonds	101	$136,271	$(1,923)	473	$99,213	$(20,121)	574	$235,484	$(22,044)

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

	2023
	Less than 12 months			Greater than 12 months			Total
	#	Fair value	Unrealized losses	#	Fair value	Unrealized losses	#	Fair value	Unrealized losses
U.S. Government	1	$248	$—	10	$6,334	$(1,565)	11	$6,582	$(1,565)
U.S. Special Revenue, Special Assessment Obligation	—	—	—	6	155	(36)	6	155	(36)
Industrial and Miscellaneous	8	8,142	(54)	492	104,797	(18,795)	500	112,939	(18,849)
Hybrid Securities	—	—	—	3	2,909	(96)	3	2,909	(96)

Total Bonds	9	$8,390	$(54)	511	$114,195	$(20,492)	520	$122,585	$(20,546)

The unrealized losses of $22,044 on bonds as of December 31, 2024 are primarily attributable to higher interest rates and wider spread levels. As disclosed above, the Company’s bond portfolio consisted of 96.3% investment grade bonds as of December 31, 2024, which did not materially change from the 97.1% held at December 31, 2023. Full repayment of principal and interest is expected. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than par, which will equal amortized cost at maturity. Because the Company did not intend to sell these investments or lack the ability to hold them to recovery at December 31, 2024, these investments are not considered other-than-temporarily impaired.

5.	Mortgage Loans

The Company had no mortgage loans as of December 31, 2023. Beginning in 2024, the Company began investing in mortgage loans. During the year ended December 31, 2024, the Company purchased two commercial mortgage loans, one of which was sold prior to year-end. As of December 31, 2024, the Company held a single mortgage loan located in Puerto Rico. The carrying value of the Company’s mortgage loan was $8,009 as of December 31, 2024, and the mortgage loan had an interest rate of 6.75%. During the year ended December 31, 2024, the Company did not reduce interest rates on any outstanding mortgage loans. Mortgage loans are collateralized by the related properties. At the time the original loan was made during 2024, the loan to value ratio (“LTV”) was no more than 75%.

In those cases where mortgages have been restructured, appropriate allowances for losses are made. In those cases where, in management’s judgment, the mortgage loan’s value is impaired, appropriate losses are recorded.

A mortgage loan is considered impaired when it is probable that the principal or interest is not collectible in accordance with the contractual terms of the loan. The allowance for credit losses is estimated using the present value of expected cash flows discounted at the loan’s effective interest rate or the fair value of the collateral. A specific allowance for loan loss is established for an impaired loan if the present value of expected cash flows discounted at the loan’s effective interest rate, or the fair value of the loan collateral, less cost to sell, is less than the recorded amount of the loan. The Company did not have a specific allowance for loan loss at December 31, 2024. A general allowance for loan loss is established based on an assessment of past loss experience on groups of loans with similar characteristics and current economic conditions. The Company did not have a general allowance for loan loss established at December 31, 2024. While management believes that it uses the best information available to establish allowances, future adjustments may become necessary if economic conditions differ from the assumptions used in calculating them. At December 31, 2024, the Company individually and collectively evaluated loans with a net carrying value of $8,009.

As of December 31, 2024, the Company held no restructured loans. Should the Company hold any troubled debt, the Company may modify the terms of a loan by adjusting the interest rate, extending the maturity date, or both.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Delinquency status is determined based upon the occurrence of a missed contract payment. There were no loans past due greater than 180 days at December 31, 2024.

The Company accrues interest income on impaired loans to the extent it is deemed collectible. Otherwise, receipts on non-performing loans are not recognized as interest income until the loan is no longer impaired, is sold, or is otherwise made whole. Any cash collected during the period where the loan is impaired is applied to lower its carrying value. Other information is as follows:

		Residential		Commercial
	Agricultural	Insured	All Other	Insured	All Other	Mezzanine	Total

December 31, 2024
Recorded Investment
Current	$—	$—	$—	$—	$8,009	$—	$8,009
30 - 59 Days Past Due	—	—	—	—	—	—	—
60 - 89 Days Past Due	—	—	—	—	—	—	—
90 - 179 Days Past Due	—	—	—	—	—	—	—
180 + Days Past Due	—	—	—	—	—	—	—

Accruing Interest 90-179 Days Past Due
Recorded Investment	$—	$—	$—	$—	$—	$—	$—
Interest Accrued	—	—	—	—	—	—	—

Accruing Interest 180+ Days Past Due
Recorded Investment	$—	$—	$—	$—	$—	$—	$—
Interest Accrued	—	—	—	—	—	—	—

Interest Reduced
Recorded Investment	$—	$—	$—	$—	$—	$—	$—
Number of Loans	—	—	—	—	—	—	—
Percent Reduced	—	—	—	—	—	—	—

Participant or Co-lender in a Mortgage Loan Agreement	$—	$—	$—	$—	$8,009	$—	$8,009

The Company had no investments in impaired loans during 2024.

The Company did not have any mortgage loans derecognized as a result of foreclosure during 2024.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

The credit quality of the Company’s mortgage loans is assessed by the debt service coverage ratio (“DSC”) and LTV. LTV is calculated using the most recently available appraisal value divided by the carrying value. LTV is calculated at the time of origination and updated annually. The DSC is calculated as the net operating income divided by the total debt service, and is updated annually. The following tables show the recorded gross investment of the Company’s mortgage loans aggregated by LTV and DSC as of December 31, 2024:

	2024
	Debt Service Coverage Ratio
	>1.2x	1.0x to < 1.2x	<1.0x	Total
Loan to Value Ratio

0%-59.99%	$—	$—	$—	$—
60%-69.99%	—	—	—	—
70%-79.99%	8,009	—	—	8,009
80% or greater	—	—	—	—

Total (*)	$8,009	$—	$—	$8,009

6.	Investment Gains and Losses

Realized capital gains and losses on bonds are charged or credited to the IMR, net of tax, and amortized into operations over the remaining contractual life of the security sold. Realized gains and losses from all other investments are reported, net of tax, in the Statutory Statements of Operations but are not included in the computation of net gain from operations.

Changes in unrealized gains and losses on investments are reported as a component of capital and surplus, net of deferred income taxes.

Reported realized gains and losses for the years ended December 31, 2024, 2023, and 2022, respectively, are summarized as follows:

	Years Ended December 31,
	2024	2023	2022
Realized gains (losses):
Bonds	$(9)	$(174)	$(407)
Cash, cash equivalents, and short-term investments	—	—	(39)
Other invested assets	(213)	—	—
Mortgage loans	45	—	—
Reinsurance realized gains (losses)	256	(357)	(724)

Subtotal	79	(531)	(1,170)
Less capital gains tax expense (benefit)	61	(111)	(246)

Net realized gains (losses)	18	(420)	(924)
Less gains (losses) transferred to IMR (net of taxes)	(7)	(135)	(321)

Net realized gains (losses) after tax and IMR transfer	$25	$(285)	$(603)

Proceeds from the sale of bonds (excluding maturity proceeds) during 2024, 2023 and 2022 were $23,168, $15,941, and $1,665, respectively. Gross gains of $72 in 2024, $176 in 2023 and $0 in 2022 and gross losses of $81 in 2024, $350 in 2023 and $264 in 2022 were realized on those sales. Proceeds from prepayment penalty and/

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

or acceleration fees in bonds reported as investment income during 2024, 2023, and 2022 were $16, $0 and $203, respectively, with net realized losses of $43, $0 and $143 during 2024, 2023, and 2022, respectively.

Unrealized gains and losses and related deferred capital gains tax are as follows:

	Years Ended December 31,
	2024	2023	2022
Changes in Net Unrealized Capital Gains (Losses):
Other invested assets	$44	$48	$(817)

Subtotal	44	48	(817)
Deferred capital gains (losses) tax	9	10	(171)

Total	$35	$38	$(646)

7.	Net Investment Income

Major categories of net investment income for the years ended December 31, 2024, 2023 and 2022, respectively, are summarized as follows:

	Years Ended December 31,
	2024	2023	2022
Income:
Bonds	$12,221	$8,206	$8,424
Mortgage loans	256	—	—
Cash, cash equivalents, and short-term investments	2,121	271	226
Other invested assets	982	889	894
Other	435	239	187

Total gross investment income	16,015	9,605	9,731
Investment expenses	29	133	35

Net investment income before amortization of IMR	15,986	9,472	9,696
Amortization of IMR	(497)	(569)	(549)

Net investment income	$15,489	$8,903	$9,147

The Company’s policy is to exclude investment income due and accrued with amounts that are over 90 days past due or where the collection of income is uncertain. The Company did not have investment income due and accrued excluded from surplus for the years ended December 31, 2024, 2023 and 2022.

8.	Reinsurance

Effective May 1, 2015, the Company entered into a reinsurance treaty with Clear Spring Life, to assume annuity blocks of business on a 100% coinsurance with funds withheld basis. On April 20, 2016, the Company received assets in the amount of $229,250, subsequently ending the funds withheld aspect of the reinsurance arrangement with Clear Spring Life. At December 31, 2024 and 2023, the amount payable for reinsurance assumed was $930 and $2,414, respectively.

According to the reinsurance treaty, the Company pays Clear Spring Life an expense allowance equal to the option budget for each fixed annuity policy that has an allocation to an indexed account. In exchange, Clear Spring Life is committed to paying the Company a payoff (“reinsurance recovery”) equal to the quota share of index interest credited to each fixed annuity policy. Clear Spring Life retains the index risk on the fixed index

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

annuities and is responsible for purchasing the derivatives and performing the hedging activity. At December 31, 2024 and 2023, the Company had an asset of $312 and $370 representing the amount recoverable from Clear Spring Life arising under the reinsurance treaty.

The Company’s premium and annuity considerations for the years ended December 31, 2024 and 2023 were not subject to reinsurance. The Company did not cede any business during 2024, 2023 and 2022. The effects of reinsurance on benefits were as follows:

	Years Ended December 31,
	2024 Assumed	2023 Assumed	2022 Assumed
Life and annuity benefits	$1,252	$5,651	$4,856
Surrender benefits	12,635	19,125	16,087
Interest and adjustments on deposit-type contracts	(2,256)	(4,988)	(150)
Decrease in policy reserves	(9,382)	(8,834)	(17,110)
Commissions and expense allowances assumed	114	305	196

9.	Reserves

The reserves for annuity contracts are computed in accordance with presently accepted actuarial standards and are based on actuarial assumptions and methods (including use of published mortality tables and prescribed interest rates and methodologies) which produce reserves at least as great as those required by law and contract provisions.

Deduction of deferred fractional premiums upon death of the insured and return of any portion of the final premium for the period beyond the date of death are not applicable to the business of the Company. Surrender values are not promised in excess of reserves legally computed.

The Company has no substandard life insurance policies. As of December 31, 2024 and 2023, the Company had no insurance in-force for which the gross premiums are less than the net premiums according to the standard valuation set by the State of Delaware. The Company has no premium deficiency reserves as of December 31, 2024. The Company did not utilize anticipated investment income in determining the liability for premium deficiency reserves.

The Tabular Interest has been determined by formula as described in the NAIC instructions, except for some business which is determined from basic policy data for reserving. The Tabular less Actual Reserve Released has been determined by formula as described in the NAIC instructions. The Tabular Cost has been determined by formula as described in the NAIC instructions, except for universal life products which use cost of insurance and some business which uses basic policy data for reserving. The Tabular Interest on Funds not Involving Life Contingencies was determined from the interest credited to the deposits, except for certain guaranteed interest contracts which are determined by formula as described in the NAIC instructions.

Other than normal updates of reserves, there were no significant reserve changes for the year ended December 31, 2024 or 2023.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

10.	Withdrawal Characteristics of Annuity Actuarial Reserves and Deposit-Type Liabilities

As of December 31, 2024, the withdrawal characteristics of the Company’s individual annuity reserves and deposit-type contracts are summarized as follows:

Individual Annuities	December 31, 2024
	General Account	Separate Account Nonguaranteed	Total	Percent
Subject to discretionary withdrawal:
With market value adjustment	$320,632	$166	$320,798	83.2%
At book value less current surrender charge of 5% or more	—	—	—	— %

Total with market value adjustment	320,632	166	320,798	83.2%
At book value without adjustment (minimal or no charge or adjustment)	64,967	—	64,967	16.8%
Not subject to discretionary withdrawal	—	—	—	— %

Total gross individual annuity reserves	385,598	166	385,764	100.0%

Less reinsurance ceded	—	—	—

Net individual annuity reserves	$385,598	$166	$385,764

Amount included at book value less surrender charge of 5% or more that will be at book value without adjustment in the next year	$—	$—	$—

Deposit-Type Contracts (no life contingencies)	December 31, 2024
	General Account	Total	Percent
Subject to discretionary withdrawal:
With market value adjustment	$13,316	$13,316	100.0%
At book value less current surrender charge of 5% or more	—	—	— %

Total with market value adjustment	13,316	13,316	100.0%
At book value without adjustment (minimal or no charge or adjustment)	—	—	— %
Not subject to discretionary withdrawal	—	—	— %

Total gross deposit-type contract liabilities	13,316	13,316	100.0%

Less reinsurance ceded	—	—

Total net deposit-type contract liabilities	$13,316	$13,316

Amount included at book value less surrender charge of 5% or more that will be at book value without adjustment in the next year	$—	$—

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Below is the reconciliation of the annuity actuarial reserves, deposit-type contract funds, and other liabilities without life or disability contingencies from the General Account and Separate Account of the Company as of December 31, 2024:

December 31, 2024
Life & Accident & Health Annual Statement:
Exhibit 5, Annuities Section, Total (net)	$385,598
Exhibit 5, Supplementary Contracts with Life Contingencies Section, Total (net)	—
Exhibit 7, Deposit-Type Contracts	13,316

Subtotal General Account	398,914

Separate Account Annual Statement:
Exhibit 3, Annuities Section, Total (net)	166

Subtotal Separate Account	166

Combined Total	$399,080

As of December 31, 2023, the withdrawal characteristics of the Company’s individual annuity reserves and deposit-type contracts are summarized as follows:

Individual Annuities	December 31, 2023
	General Account	Separate Account Nonguaranteed	Total	Percent
Subject to discretionary withdrawal:
With market value adjustment	$43,540	$36	$43,576	45.4%
At book value less current surrender charge of 5% or more	—	—	—	— %

Total with market value adjustment	43,540	36	43,576	45.4%
At book value without adjustment (minimal or no charge or adjustment)	52,354	—	52,354	54.6%
Not subject to discretionary withdrawal	—	—	—	— %

Total gross individual annuity reserves	95,893	36	95,929	100.0%

Less reinsurance ceded	—	—	—

Net individual annuity reserves	$95,893	$36	$95,929

Amount included at book value less surrender charge of 5% or more that will be at book value without adjustment in the next year	$—	$—	$—

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Deposit-Type Contracts (no life contingencies)	December 31, 2023
	General Account	Total	Percent
Subject to discretionary withdrawal:
With market value adjustment	$15,572	$15,572	100.0%
At book value less current surrender charge of 5% or more	—	—	— %

Total with market value adjustment	15,572	15,572	100.0%
At book value without adjustment (minimal or no charge or adjustment)	—	—	— %
Not subject to discretionary withdrawal	—	—	— %

Total gross deposit-type contract liabilities	15,572	15,572	100.0%

Less reinsurance ceded	—	—

Total net deposit-type contract liabilities	$15,572	$15,572

Amount included at book value less surrender charge of 5% or more that will be at book value without adjustment in the next year	$—	$—

Below is the reconciliation of the annuity actuarial reserves, deposit-type contract funds, and other liabilities without life or disability contingencies from the General Account and Separate Account of the Company as of December 31, 2023:

December 31, 2023
Life & Accident & Health Annual Statement:
Exhibit 5, Annuities Section, Total (net)	$95,893
Exhibit 5, Supplementary Contracts with Life Contingencies Section, Total (net)	—
Exhibit 7, Deposit-Type Contracts	15,572

Subtotal General Account	$111,465

Separate Account Annual Statement:
Exhibit 3, Annuities Section, Total (net)	$36

Subtotal Separate Account	$36

Combined Total	$111,501

There are no supplementary contracts with life contingencies included in the tables above at December 31, 2024 and December 31, 2023.

11.	Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and therefore, represents an exit price. Fair value estimates are significantly affected by the assumptions used, including the discount rate and estimates of future cash flow. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in some cases, could not be realized in the immediate settlement of the instruments. Certain financial liabilities (including noninvestment-type

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

insurance contracts) and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value to the Company.

The Company’s financial assets and liabilities have been classified, for disclosure purposes, based on a hierarchy defined by SSAP No. 100R, Fair Value (“SSAP No. 100R”). The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

Level 1:	Fair value is based on unadjusted quoted prices for identical assets or liabilities in active markets accessible at the measurement date.

Level 2:	Fair value is based on quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads and yield curves.

Level 3:	Fair value is based on valuations derived from techniques in which one or more significant inputs are unobservable (supported by little or no market activity). Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument. From time to time, there may be movements between levels as inputs become more or less observable, which may depend on several factors including the activity of the market for the specific security, the activity of the market for similar securities, the level of risk spreads and the source of the information from which we obtain the information. Transfers in or out of any level are measured as of the beginning of the period.

Valuation of Financial Instruments held at Fair Value by Fair Value Hierarchy Levels

The following table presents the Company’s assets and liabilities measured at fair value in the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus as of December 31, 2024 and December 31, 2023:

Description for Each Class of Asset	December 31, 2024
	Level 1	Level 2	Level 3	Net asset Value	Total
Assets at fair value:
Preferred stocks
Industrial & miscellaneous	$—	$1	$—	$—	$1
Other invested assets
Industrial & miscellaneous	—	195	—	—	195

Total assets at fair value	$—	$196	$—	$—	$196

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Description for Each Class of Asset	December 31, 2023
	Level 1	Level 2	Level 3	Net asset Value	Total
Assets at fair value:
Other invested assets
Industrial & miscellaneous	$—	$924	$—	$—	$924

Total assets at fair value	$—	$924	$—	$—	$924

At the beginning of each reporting period, the Company evaluates whether or not any event has occurred or circumstances have changed that would cause an instrument to be transferred between levels. There were no transfers out of or into Level 3 in 2024 and in 2023.

Aggregate Fair Value of all Financial Instruments

For financial instruments, the carrying value and fair value, including level within the fair value hierarchy, at December 31, 2024 and 2023 are as follows:

Type of Financial Investment	December 31, 2024
	Aggregate fair value	Carrying value	Level 1	Level 2	Level 3	Net asset value	Not practicable (Carrying value)
Assets:
Bonds	$380,794	$401,371	$—	$380,794	$—	$—	$—
Preferred stocks	1	1	—	1	—	—	—
Mortgage Loans	8,000	8,009	—	8,000	—	—	—
Cash, cash equivalents, and short-term investments	24,770	24,768	21,275	3,495	—	—	—
Other invested assets (a)	11,209	10,826	—	11,209	—	—	—

Total assets	$424,774	$444,975	$21,275	$403,499	$—	$—	$—

Type of Financial Investment	December 31, 2023
	Aggregate fair value	Carrying value	Level 1	Level 2	Level 3	Net asset value	Not practicable (Carrying value)
Assets:
Bonds	$128,801	$149,242	$—	$128,801	$—	$—	$—
Cash and cash equivalents	13,878	13,878	13,878	—	—	—	—
Other invested assets (a)	9,810	10,036	—	9,810	—	—	—

Total assets	$152,489	$173,156	$13,878	$138,611	$—	$—	$—

(a)	The other invested assets line in the tables above excludes equity method investments with carrying values of $2,812 and $0 as of December 31, 2024 and 2023, respectively.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

The methods and assumptions that the Company uses in determining the estimated fair value of its financial instruments are summarized below:

Bonds - The Company determines the fair value of its publicly-traded fixed maturity securities using three primary pricing methods: third-party pricing services, non-binding broker quotes, and pricing models. Prices are first sought from third-party pricing services, with the remaining unpriced securities priced using one of the other two methods. Third-party pricing services derive the security prices through recently reported trades for identical or similar securities with adjustments for trading volumes and market observable information through the reporting date. In the event that there are no recent market trades, pricing services and brokers may use pricing models to develop a security price based on future expected cash flows discounted at an estimated market rate using collateral performance and vintages. The Company generally does not adjust quotes or prices obtained from brokers or pricing services.

Structured securities, such as ABS, RMBS and CMBS, are priced using third-party pricing services, a fair value model, or independent broker quotations. Typical inputs used by these three pricing methods include, but are not limited to, reported trades, benchmark yields, issuer spreads, bids and/or estimated cash flows and prepayment speeds. In addition, estimates of expected future prepayments are factors in determining the price of ABS, RMBS and CMBS. These estimates are based on the underlying collateral and structure of the security, as well as prepayment speeds previously experienced in the market at interest rate levels projected for the underlying collateral. Actual prepayment experience may vary from these estimates.

The Company takes into consideration both qualitative and quantitative factors as part of its analysis, including but not limited to, an overall analysis of portfolio fair value movement against general movements in interest rates and spreads. The Company also compares price movement trends, considering the reasons for both significant price movements between periods and a lack of movement where the Company has become aware of securities that experienced a positive or negative credit change or other event that would suggest the price provided has not captured market activity.

Preferred stocks - The fair values of preferred stocks are determined using prices provided by third party pricing services or broker quotes. The fair value cannot exceed the stated call price. For privately placed preferred stocks without readily ascertainable fair value, such values are determined utilizing a discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

Mortgage loans on real estate - The fair value of mortgage loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Cash, cash equivalents, and short-term investments - The carrying value for cash, cash equivalents, and short-term investments approximates fair value due to the short-term nature and liquidity of the balances.

Other Invested Assets - The fair values of other invested assets, which consist of non-rated residual tranches on asset-backed securities, collateral loans, and surplus notes, are determined as follows:

Collateral loans - The fair value of collateral loans is determined using interest and principal at a yield of interpolated swaps plus a spread. Due to call features present in these securities, the fair value of collateral loans typically approximates carry value.

Non-rated residual tranches - The Company holds residual tranches that are priced by third party pricing services. The total fair value of such investments is $1,837 and $1,336 at December 31, 2024 and December 31, 2023.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

Surplus notes - The fair value of surplus notes is obtained from independent pricing services or pricing models that discount cash flows at a yield of interpolated swaps plus a spread.

Deposit-type contracts - For deposit-type contracts, the carrying value is payable upon demand, net of surrender charges. The account value of deposit-type contracts approximates fair value. In accordance with SSAP No. 100R, at December 31, 2024 and 2023, the Company had $13,316 and $15,572, respectively, of deposit-type contracts with no stated maturity date that are excluded from the fair value disclosure for financial instruments.

12.	Federal Income Taxes

The Inflation Reduction Act (“IRA”) was enacted on August 16, 2022 and included a new corporate alternative minimum tax (“CAMT”). The IRA and CAMT are effective for tax years beginning after 2022. The Company is a non-applicable reporting entity as it relates to the CAMT.

The components of the Company’s DTAs and DTLs as of December 31, 2024 and December 31, 2023 were as follows:

	December 31, 2024			December 31, 2023			Change
Description	Ordinary	Capital	Total	Ordinary	Capital	Total	Ordinary	Capital	Total
Gross deferred tax assets	$7,064	$1,537	$8,601	$1,635	$973	$2,608	$5,429	$564	$5,993
Statutory valuation allowance adjustments	—	—	—	—	—	—	—	—	—

Adjusted gross deferred tax assets	7,064	1,537	8,601	1,635	973	2,608	5,429	564	5,993
Deferred tax assets nonadmitted	2,758	1,380	4,138	355	816	1,171	2,403	564	2,967

Subtotal net admitted deferred tax assets	4,306	157	4,463	1,280	157	1,437	3,026	—	3,026
Deferred tax liabilities	439	—	439	568	—	568	(129)	—	(129)

Net admitted deferred tax assets / (Net deferred tax liabilities)	$3,867	$157	$4,024	$712	$157	$869	$3,155	$—	$3,155

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

The following table provides component amounts of the Company’s calculation by tax character in accordance with paragraphs 11.a, 11.b.i, 11.b.ii and 11.c of SSAP No. 101:

	2024			2023			Change
Description	Ordinary	Capital	Total	Ordinary	Capital	Total	Ordinary	Capital	Total
Federal income taxes paid in prior years recoverable through loss carrybacks	$—	$—	$—	$—	$—	$—	$—	$—	$—
Adjusted gross deferred tax assets expected to be realized after application of the threshold limitation	3,867	157	4,024	712	157	869	3,155	—	3,155
Adjusted gross deferred tax assets expected to be realized following the balance sheet date	3,867	157	4,024	712	157	869	3,155	—	3,155
Adjusted gross deferred tax assets allowed per limitation threshold	XXX	XXX	8,852	XXX	XXX	8,876	XXX	XXX	(24)
Adjusted gross deferred tax assets offset by gross deferred tax liabilities	439	—	439	568	—	568	(129)	—	(129)

Deferred tax assets admitted as the result of application of SSAP 101	$4,306	$157	$4,463	$1,280	$157	$1,437	$3,026	$—	$3,026

Description	2024	2023
Ratio percentage used to determine recovery period and threshold limitation amount	879%	2,909%
Amount of adjusted capital and surplus used to determine recovery period and threshold limitation above	$59,015	$59,172

The following table provides the impact of tax planning strategies on adjusted gross and net admitted DTAs, as used in the Company’s SSAP No. 101 calculation.

	December 31, 2024		December 31, 2023		Change
	Ordinary	Capital	Ordinary	Capital	Ordinary	Capital
Adjusted gross deferred tax assets	7,064	1,537	1,635	973	5,429	564
Percentage of adjusted gross deferred tax assets by tax character attributable to the impact of tax planning strategies	— %	— %	— %	— %	— %	— %
Net admitted adjusted gross deferred tax asset	4,306	157	1,280	157	3,026	—
Percentage of net admitted adjusted gross deferred tax assets by tax character admitted because of the impact of tax planning strategies	— %	— %	— %	— %	— %	— %

The Company’s tax planning strategies do not include the use of reinsurance.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

The Company had no temporary difference for which a DTL was not established.

The following tables provide the significant components of the Company’s income taxes incurred and the changes in DTAs and DTLs.

	December 31, 2024	December 31, 2023	December 31, 2022
Current Income Tax
Federal tax expense from operations	$4,027	$1,177	$1,041
Federal income tax expense (benefit) on net capital gains	61	(111)	(247)

Current income tax expense	$4,088	$1,066	$794

The significant components of the Company’s DTAs and DTLs as of December 31, 2024 and 2023 were as follows:

	December 31, 2024	December 31, 2023	Change
Deferred tax assets:
Ordinary
Policyholder reserves	$6,119	$1,572	$4,547
Investments	—	63	(63)
Deferred acquisition costs	945	—	945

Total ordinary deferred tax assets	7,064	1,635	5,429
Statutory valuation allowance adjustment	—	—	—
Nonadmitted	2,758	355	2,403

Admitted ordinary deferred tax assets	4,306	1,280	3,026

Capital
Investments	1,537	973	564

Subtotal	1,537	973	564
Statutory valuation allowance adjustment	—	—	—
Nonadmitted	1,380	816	564

Admitted capital deferred tax assets	157	157	—

Admitted deferred tax assets	4,463	1,437	3,026

Deferred tax liabilities:
Ordinary
Investments	175	40	135
Policyholder reserves	264	528	(264)

Subtotal	439	568	(129)
Capital
Investments	—	—	—

Subtotal	—	—	—

Deferred tax liabilities	439	568	(129)
Net admitted deferred tax assets / Deferred tax liabilities	4,024	869	3,155

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

The change in net deferred income taxes is comprised of the following (this analysis is exclusive of non-admitted assets as the change in non-admitted assets is reported separately from the change in net deferred income taxes in the surplus section of the annual statement):

Description	December 31, 2024	December 31, 2023	Change
Total deferred tax assets	$8,601	$2,608	$5,993
Total deferred tax liabilities	439	568	(129)

Net deferred tax assets / Deferred tax liabilities	8,162	2,040	6,122
Statutory valuation allowance	—	—	—

Net deferred tax assets / Deferred tax liabilities	$8,162	$2,040	$6,122

Tax effect of unrealized (gains)/losses			9

Prior period adjustment			—

Change in net deferred income tax			6,131

The provision for federal income taxes incurred for the current year is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The significant items causing this difference for the years ended December 31, 2024, 2023 and 2022 were as follows:

	December 31, 2024			December 31, 2023			December 31, 2022
Description	Amount	Tax Effect @ 21%	Effective Tax Rate	Amount	Tax Effect @ 21%	Effective Tax Rate	Amount	Tax Effect @ 21%	Effective Tax Rate
Net income before taxes	$(10,223)	$(2,147)	21.00%	$2,640	$554	21.00%	$1,780	$374	21.00%
Investment related	492	104	(1.01)%	568	119	4.52%	548	113	6.46%
Other	1	—	—%	3	1	0.02%	—	—	—%

Total statutory income taxes	$(9,730)	$(2,043)	19.99%	$3,211	$674	25.54%	$2,328	$487	27.46%

Federal income taxes incurred		$4,088	(39.98)%		$1,066	40.39%		$794	44.69%
Change in net deferred income taxes		(6,131)	59.97%		(392)	(14.85)%		(307)	(17.23)%

Total statutory income taxes		$(2,043)	19.99%		$674	25.54%		$487	27.46%

As of December 31, 2024, the Company does not have any net operating loss carry-forwards.

As of December 31, 2024, the Company does not have any capital loss carry-forwards.

As of December 31, 2024, the Company does not have capital income tax expense in the preceding years that will be available for recoupment in the event of future losses.

The Company has no deposits admitted under Section 6603 of the Internal Revenue code.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

The application of SSAP No.101 requires a company to evaluate the recoverability of DTAs and, if necessary, to establish a valuation allowance to reduce the DTA to an amount which is more likely than not to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary and, if so, the amount of such valuation allowance. Although the realization is not assured, management believes it is more likely than not that DTAs will be realized. Therefore, the Company did not record a valuation allowance as of December 31, 2024 and December 31, 2023.

Tax years prior to 2021 are closed for audit or examination under the applicable statute of limitations. The Company is not currently under examination by the Internal Revenue Service. The Company does not believe it has any uncertain tax positions (“UTPs”) for its federal income tax return that would be material to its financial condition, results of operations, or cash flows. Therefore, the Company did not record a liability for any UTPs.

Clear Spring Life is the common parent corporation of an “affiliated group” of corporations (the “Affiliated Group”) as that term is defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), of which the Company is a member and which is eligible to file a U.S. federal income tax return on a consolidated basis. The Affiliated Group files U.S. federal income tax returns on a consolidated basis. The Tax Sharing Agreement will stay in effect from year to year unless terminated as provided therein. Clear Spring Life is required under the Code and Treasury Regulations as the parent corporation of the Affiliated Group to pay the U.S. federal income taxes shown as due on the consolidated return. The Tax Sharing Agreement was non-objected to by the Texas Department on August 3, 2015 and approved by the Delaware Department on August 20, 2015. An Addendum to the Tax Sharing Agreement was non-objected to by the Texas Department on July 12, 2016 and approved by the Delaware Department on June 29, 2016 and made effective August 20, 2015.

13.	Capital and Surplus and Dividend Restrictions

As of December 31, 2024 and 2023, the Company is authorized to issue 6,000,000 shares of common stock with a par value of $1 per share; 3,000,000 shares of common stock are issued and outstanding.

On December 19, 2024, the Delaware Department approved the Company’s request to record a capital contribution receivable from Clear Spring Life in accordance with SSAP No. 72, Surplus and Quasi-Reorganizations. The Company recorded a capital contribution receivable of $15,000 within Receivables from parent, subsidiaries, and affiliates as of December 31, 2024. As disclosed in Note 15, the contribution was subsequently received in cash on February 13, 2025.

The Company is subject to statutory and regulatory restrictions imposed by the State of Delaware on insurance companies which limits the amount of cash dividends that may be paid to the stockholders. Under Delaware law, cash dividends may be paid only from earned surplus. Additionally, the maximum aggregate amount of ordinary dividends that the Company may declare or pay during any twelve month period is the greater of (1) 10% of its statutory surplus, or (2) net gains from operations before net realized capital gains (losses) provided that unassigned surplus is positive and sufficient to cover the payment, each as reported in the prior year’s annual statement, unless written approval is obtained from the Delaware Department granting a greater amount (extraordinary dividend). At December 31, 2024, the Company reported surplus as regards policyholders of $60,040, loss from operations before net realized capital gains of ($14,330), and unassigned surplus of ($4,660). As of December 31, 2024, the Company may declare an ordinary dividend to shareholders without prior approval from the Delaware Department in the maximum amount of $0.

The Company did not pay a dividend during 2024 or 2023.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

As of December 31, 2024, the Company no longer had net negative IMR; thus, the Company no longer had special surplus funds. During 2023, the Company reclassified $242 from unassigned funds to aggregate write-ins for special surplus funds in accordance with the interpretive guidance established within INT 23-01.

Risk-Based Capital

Life and health insurance companies are subject to certain Risk-based Capital (“RBC”) requirements as specified by the NAIC. The RBC requirements provide a method for measuring the minimum acceptable amount of adjusted capital that a life insurer should have, as determined under statutory accounting principles, taking into account the risk characteristics of its investments and products. The Company exceeded the minimum RBC requirements at December 31, 2024 and 2023.

14.	Commitments and Contingencies

Lease Commitments

The Company does not have any lease commitments at December 31, 2024 and 2023.

Guaranty Fund Assessments

Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Most of these laws provide, however, that an assessment may be excused or deferred if it would threaten an insurer’s solvency and further provide annual limits on such assessments. Part of the assessments paid by the Company pursuant to these laws may be used as credits for a portion of the associated premium taxes.

As of December 31, 2024 and 2023, the Company did not have any guaranty fund liabilities or assets related to assessments from insolvencies of entities that wrote long-term care contracts.

The Company has not established any asset for premium tax credits or policy surcharges as their recoveries are not estimable.

Contingent Commitments

There were outstanding commitments of $823 and $0 to limited partnerships at December 31, 2024 and December 31, 2023, respectively

Litigation and Other Matters

The Company may be involved in various lawsuits in the normal course of business. The status of legal actions is actively monitored by management. If management believed, based on available information, that an adverse outcome upon resolution of a given legal action was probable and the amount of that adverse outcome was reasonably estimable, a loss would be recognized and a related liability recorded. The Company is not aware of any contingent liabilities arising from litigation or other matters that could have a material effect upon the financial condition, results of operations, or cash flows of the Company.

15.	Subsequent Events

The Company has evaluated events and transactions that occurred from January 1, 2025 to April 9, 2025, the date these financial statements were available to be issued. There have been no Type I or Type II events or transactions

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

NOTES TO STATUTORY FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND

FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(In thousands of dollars, except share and per share data)

that occurred subsequent to December 31, 2024 having a material effect on the financial statements, except as discussed below.

On February 13, 2025, the Company received cash from Clear Spring Life in settlement of the capital contribution receivable recorded by the Company as of December 31, 2024. Refer to Note 13 for additional information on this capital contribution.

Effective January 1, 2025, the Administrative Services Agreement between the Company and Clear Spring Life was terminated.

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 1 - SELECTED FINANCIAL DATA

ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands of dollars)

Investment income earned:
U.S. Government bonds	$125
Other bonds (unaffiliated)	12,096
Bonds of affiliates	—
Preferred stocks (unaffiliated)	—
Preferred stocks of affiliates	—
Common stocks (unaffiliated)	—
Common stocks of affiliates	—
Mortgage loans	256
Real estate	—
Premium notes, policy/certificate loans, and liens	—
Collateral loans (not included in codification)	—
Cash on hand and on deposit	—
Short-term investments	2,121
Other invested assets	982
Derivative instruments	—
Assumed investment income	435
Aggregate write-ins for investment income	—

Gross investment income	$16,015

Real estate owned - book value less encumbrances	$—

Mortgage loans - book value:
Farm mortgages	$—
Residential mortgages	—
Commercial mortgages	8,009

Total mortgage loans	$8,009

Mortgage loans by standing - book value:
Good standing	$8,009
Good standing with restructured terms	—
Interest overdue more than 90 days, not in foreclosure	—
Foreclosure in process	—

Other long-term assets - carrying value	$4,994

Collateral loans	$8,587
Surplus note	57

Bonds and stocks of parents, subsidiaries, and affiliates - book value:
Bonds	$—
Other invested assets	—
Common stocks	—

Bonds and short-term investments by NAIC designation and maturity:
Bonds and short-term investments by maturity - carrying value:
Due within one year or less	$43,232
Over 1 year through 5 years	211,215
Over 5 years through 10 years	82,756
Over 10 years through 20 years	35,951
Over 20 years	31,710

Total by maturity	$404,864

(continued)	123

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 1 - SELECTED FINANCIAL DATA

ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands of dollars)

Bonds and short-term investments by NAIC designation - carrying value:
NAIC 1	$191,901
NAIC 2	197,992
NAIC 3	10,820
NAIC 4	4,151
NAIC 5	—
NAIC 6	—

Total by NAIC designation	$404,864

Total bonds publicly traded	$143,219
Total bonds privately placed	261,645

Preferred stocks - carrying value	$1
Common stocks- market value	—
Short-term investments - book value	3,493
Options, caps, & floors owned - carrying value	—
Options, caps, & floors written and in force - carrying value	—
Collar, swap, & forward agreements open - carrying value	—
Futures contracts open - current value	—
Cash on deposits	9,768
Cash equivalents	11,507

Life insurance in-force:
Industrial	$—
Ordinary	—
Credit life	—
Group life	—
Amount of accidental death insurance in-force under ordinary policies	—

Life insurance policies with disability provisions in-force:
Industrial	$—
Ordinary	—
Credit life	—
Group life	—

Supplementary contracts in-force:
Ordinary - not involving life contingencies:
Amount on deposit	$—
Income payable	—
Ordinary - involving life contingencies:	—
Income payable	—
Group - not involving life contingencies:	—
Amount on deposit	—
Income payable	—
Group - involving life contingencies:	—
Income payable	—

(continued)	124

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 1 - SELECTED FINANCIAL DATA

ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands of dollars)

Annuities:
Ordinary:
Immediate - amount of income payable	$—
Deferred - fully paid account balance	368,426
Deferred - not fully paid - account balance
Group:
Amount of income payable	$—
Fully paid account balance	—
Not fully paid - account balance	—

Accident and health insurance - premiums in force:
Ordinary	$—
Group	—
Credit	—

Deposit funds and dividend accumulations:
Deposit funds - account balance	$—
Dividend accumulations - account balance	—

Claim payments 2024:
Group accident and health, year ended December 31, 2024:
2024	$—
2023	—
2022	—
2021	—
2020	—
Prior	—

Other accident and health:
2024	$—
2023	—
2022	—
2021	—
2020	—
Prior	—

Other coverages that use developmental methods to calculate claim reserves:
2024	$—
2023	—
2022	—
2021	—
2020	—
Prior	—

See accompanying independent auditors’ report

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 2 - SUMMARY INVESTMENT SCHEDULE

ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands of dollars)

	Gross investment holdings		Admitted assets as reported in the annual statement
Investment holdings	Amount	Percentage	Amount	Percentage
Long-Term Bonds:
U.S. governments	$8,047	1.80%	$8,047	1.80%
U.S. political subdivisions of states, territories, and possessions, guaranteed	$750	0.17%	$750	0.17%
U.S. special revenue and special assessment obligations	45,532	10.17%	45,532	10.17%
Industrial and miscellaneous	341,503	76.26%	341,503	76.26%
Hybrid securities	5,539	1.24%	5,539	1.24%
Preferred Stocks:
Industrial and miscellaneous (Unaffiliated)	1	— %	1	— %
Mortgage Loans:
Commercial Mortgages	8,009	1.79%	8,009	1.79%
Cash, cash equivalents and short-term investments:
Cash	9,768	2.18%	9,768	2.18%
Cash equivalents	11,507	2.57%	11,507	2.57%
Short-term investments	3,493	0.78%	3,493	0.78%
Other invested assets	13,638	3.05%	13,638	3.05%

Total invested assets	$447,787	100.00%	$447,787	100.00%

See accompanying independent auditors’ report

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 3 - SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES

ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands of dollars)

1.	The Company’s total general account admitted assets were $472,575 as filed in the 2024 Annual Statement.

2.	Information regarding the ten largest exposures to a single issuer/borrower/investment as a percentage of admitted assets is as follows:

Issuer	Type	Amount	Percentage of total admitted assets
FREMF MORTGAGE TRUST	Bonds	$32,739	6.9%
FORTEGRA FINANCIAL CORP	Bonds	20,534	4.3%
FP SOLAR FINANCE HOLDINGS LLC	Bonds	15,384	3.3%
CCAS LLC	Bonds	15,170	3.2%
WILLOW TREE CLO	Bonds	13,000	2.8%
CRSO TRUST CRSO 23 BRND	Bonds	11,636	2.5%
ELDRIDGE INDUSTRIES LLC	Bonds	10,000	2.1%
VIRGIN ATLANTIC AIRWAYS LTD	Bonds	9,750	2.1%
DEERPATH CAPITAL CLO LTD DPATH	Bonds/Other Invested Assets	9,043	1.9%
WT HOLDINGS INC	Bonds	8,695	1.8%

3.	The amounts and percentages of the Company’s total admitted assets held in bonds and short-term investments at December 31, 2024 by NAIC rating are as follows:

Bonds
NAIC Rating	Amount	Percentage of total admitted assets
NAIC-1	$191,644	40.6%
NAIC-2	198,249	42.0%
NAIC-3	10,820	2.3%
NAIC-4	4,151	0.9%
NAIC-5	—	— %
NAIC-6	—	— %

4.	The Company holds admitted assets in foreign investments of approximately $71,862 or 15.2% of total admitted assets.

5.	The amounts and percentage of the Company’s total admitted assets held in foreign investments at December 31, 2024 by NAIC rating were as follows:

	Amount	Percentage of total admitted assets
Countries rated NAIC-1	$66,862	14.1%
Countries rated NAIC-2	1,847	0.4%
Countries rated NAIC-3 and below	3,153	0.7%

(continued)	127

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 3 - SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES

ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands of dollars)

6. The largest foreign investment exposures in a single country categorized by NAIC sovereign rating:

	Amount	Percentage of total admitted assets
Countries rated NAIC-1:
Country:
Cayman Islands	$44,723	9.5%
United Kingdom	9,761	2.1%
Countries rated NAIC-2:
Country:
Turks and Caicos Islands	1,522	0.3%
Italy	323	1.0%
Countries rated NAIC-3 or below:
Country:
Tajikistan	1,811	0.4%
Egypt	1,326	0.3%

7.	The Company had no unhedged foreign currency exposure at December 31, 2024. (Omitting interrogatories #8 and #9).

10.	The ten largest nonsovereign (i.e., nongovernmental) foreign issues:

Issuer	NAIC rating	Amount	Percentage of total admitted assets
WILLOW TREE CLO	2CFE	$13,000	2.8%
VIRGIN ATLANTIC AIRWAYS LTD	2BZ	9,750	2.1%
DEERPATH CAPITAL CLO LTD DPATH	1FFE	9,043	1.9%
ROCKFORD TOWER CLO	2CFE	6,203	1.3%
HILDENE CLO	1DFE	5,584	1.2%
ELMWOOD CLO	2CFE	5,000	1.1%
SILVER ROCK CLO LTD	2CFE	4,786	1.0%
GUGGENHEIM CORPORATE FUNDING	2CFE	2,642	0.6%
GOLUB CAPITAL PARTNERS CLO LTD	2CFE	2,000	0.4%
ANCHORAGE CREDIT FUNDING LTD	2AFE	2,000	0.4%

11.	Assets in Canadian investments are less than 2.5% of total admitted assets; therefore detail is not provided.

12.	The Company does not have investments with contractual sales restrictions at December 31, 2024.

13.	Assets in equity investments are less than 2.5% of total admitted assets; therefore detail is not provided.

14.	Assets in nonaffiliated, privately placed equities are less than 2.5% of total admitted assets; therefore detail is not provided.

15.	The Company does not have general partnership interests at December 31, 2024.

16.	Assets in mortgage loans are less than 2.5% of total admitted assets; therefore detail is not provided. (Omitting interrogatory #17).

(continued)	128

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 3 - SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES

ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands of dollars)

18.	The Company does not have investments in real estate at December 31, 2024.

19.	The Company does not have investments in mezzanine real estate loans at December 31, 2024.

20.	The Company does not have repurchase or reverse repurchase agreements at December 31, 2024.

21.	The Company does not have warrants not attached to other financial instruments, options, caps, and floors at December 31, 2024.

22.	The Company does not have potential exposure for collars, swaps, and forwards at December 31, 2024.

23.	The Company does not have potential exposure for futures contracts at December 31, 2024.

See accompanying independent auditors’ report

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 4 - SUPPLEMENTAL SCHEDULE OF REINSURANCE DISCLOSURES ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

The following information regarding reinsurance contracts is presented to satisfy the disclosure requirements in SSAP No. 61R, Life, Deposit-Type and Accident and Health Reinsurance, which apply to reinsurance contracts entered into, renewed or amended on or after January 1, 1996.

1.1

Is the Company a party to any reinsurance contracts (or multiple contracts with the same reinsurer or its affiliates) that are subject to Appendix A-791, Life and Health Reinsurance Agreements, and include a provision that limits the reinsurer’s assumption of significant risks identified in Appendix A-791?

(Examples of risk-limiting features include provisions such as a deductible, a loss ratio corridor, a loss cap, an aggregate limit or similar effect.)

Yes ☐ No ☒

1.2	If the response to 1.1 is yes, indicate the number of reinsurance contracts to which such provisions apply:

1.3	If the response to 1.1 is yes, indicate if deposit accounting was applied for all contracts subject to Appendix A-791 that limit significant risks:

Yes ☐ No ☐ N/A ☒

2.1

Has the Company reinsured any risk with any other entity under a reinsurance contract (or multiple contracts with the same reinsurer or its affiliates) that is not subject to Appendix A-791, for which reinsurance accounting was applied and includes a provision that limits the reinsurer’s assumption of risk?

(Examples of risk-limiting features include provisions such as a deductible, a loss ratio corridor, a loss cap, an aggregate limit or other provisions that result in similar effects.)

Yes ☐ No ☒

2.2	If the response to 2.1 is yes, indicate the number of reinsurance contracts to which such provisions apply:

2.3	If the response to 2.1 is yes, indicate whether the reinsurance credit was reduced for the risk-limiting features:

Yes ☐ No ☐ N/A ☒

3.

Does the Company have any reinsurance contracts (other than reinsurance contracts with a federal or state facility) that contain one or more of the following features which result in delays in payment in form or in fact:

(a)	Provisions that permit the reporting of losses to be made less frequently than quarterly;

(b)	Provisions that permit settlements to be made less frequently than quarterly;

(c)	Provisions that permit payments due from the reinsurer to not be made in cash within ninety (90) days of the settlement date (unless there is no activity during the period); or

(d)	The existence of payment schedules, accumulating retentions from multiple years, or any features inherently designed to delay timing of the reimbursement to the ceding entity.

Yes ☐ No ☒

(continued)	130

GAINBRIDGE LIFE INSURANCE COMPANY

(A Wholly-Owned Subsidiary of Clear Spring Life and Annuity Company)

SCHEDULE 4 - SUPPLEMENTAL SCHEDULE OF REINSURANCE DISCLOSURES ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

4.

Has the Company reflected reinsurance accounting credit for any contracts that are not subject to Appendix A-791 and not yearly renewable term reinsurance, which meet the risk transfer requirements of SSAP No. 61R?

Yes ☐ No ☐ N/A ☒

5.1

Has the Company ceded any risk in a reinsurance agreement that is not subject to Appendix A-791 and not yearly renewable term reinsurance, under any reinsurance contract (or multiple contracts with the same reinsurer or its affiliates) during the period covered by the financial statements, and either:

(a)	Accounted for that contract as reinsurance under statutory accounting principles (SAP) and as a deposit under generally accepted accounting principles (GAAP); or

(b)	Accounted for that contract as reinsurance under GAAP and as a deposit under SAP?

Yes ☐ No ☒ N/A ☐

5.2	If the response to 5.1 is yes, include relevant information regarding GAAP to SAP differences to explain why the contract(s) is treated differently for GAAP and SAP below:

N/A

See accompanying independent auditors’ report

Appendix A - Monthly Annuity Payments for Settlement Option (2)

The following table shows minimum monthly annuity payment amounts for each $1,000 of proceeds for Settlement Option (2), based on the Annuitant’s age and sex, with Guaranteed Annuity Payment Periods of 5 years and 10 years. Age, as used in the table, means the number of complete years from the date of birth of the Annuitant(s) at the time when the Settlement Option is elected.

SETTLEMENT OPTION (2)

SINGLE LIFE ANNUITY WITH GUARANTEED ANNUITY PAYMENT PERIOD OF 5 YEARS AND

SINGLE LIFE ANNUITY WITH GUARANTEED ANNUITY PAYMENT PERIOD OF 10 YEARS

MINIMUM MONTHLY PAYMENT RATES PER $1,000 OF PROCEEDS

	Male		Female			Male		Female
Age	5-Year Certain & Life	10-Year Certain & Life	5-Year Certain & Life	10-Year Certain & Life	Age	5-Year Certain & Life	10-Year Certain & Life	5-Year Certain & Life	10-Year Certain & Life
45	2.34	2.34	2.18	2.18	74	5.43	5.16	4.85	4.70
46	2.39	2.38	2.22	2.22	75	5.66	5.33	5.05	4.88
47	2.44	2.43	2.26	2.26	76	5.90	5.51	5.28	5.07
48	2.49	2.48	2.30	2.30	77	6.15	5.70	5.52	5.26
49	2.54	2.53	2.35	2.35	78	6.42	5.89	5.78	5.46
50	2.59	2.59	2.40	2.39	79	6.71	6.09	6.05	5.67
51	2.65	2.64	2.44	2.44	80	7.01	6.29	6.35	5.89
52	2.71	2.70	2.50	2.49	81	7.33	6.49	6.66	6.11
53	2.78	2.77	2.55	2.55	82	7.67	6.68	7.00	6.33
54	2.84	2.83	2.61	2.60	83	8.02	6.88	7.36	6.55
55	2.91	2.90	2.67	2.66	84	8.39	7.07	7.74	6.77
56	2.99	2.97	2.73	2.72	85	8.78	7.26	8.15	6.99
57	3.07	3.05	2.80	2.79	86	9.19	7.44	8.57	7.20
58	3.15	3.13	2.87	2.86	87	9.61	7.62	9.02	7.40
59	3.24	3.22	2.94	2.93	88	10.04	7.79	9.48	7.60
60	3.33	3.31	3.02	3.01	89	10.49	7.95	9.95	7.79
61	3.43	3.40	3.10	3.09	90	10.94	8.09	10.43	7.96
62	3.54	3.50	3.19	3.17	91	11.41	8.23	10.92	8.12
63	3.65	3.60	3.29	3.27	92	11.89	8.35	11.42	8.26
64	3.77	3.72	3.38	3.36	93	12.38	8.45	11.94	8.37
65	3.89	3.83	3.49	3.46	94	12.89	8.53	12.47	8.47
66	4.03	3.95	3.60	3.57	95	13.41	8.59	13.02	8.55
67	4.17	4.08	3.72	3.69	96	13.93	8.65	13.58	8.61
68	4.32	4.22	3.85	3.81	97	14.45	8.68	14.13	8.66
69	4.48	4.36	3.99	3.94	98	14.94	8.71	14.65	8.70
70	4.65	4.51	4.14	4.07	99	15.37	8.73	15.12	8.72
71	4.83	4.66	4.30	4.22	100	15.75	8.74	15.54	8.73
72	5.02	4.82	4.47	4.37
73	5.22	4.98	4.65	4.53

Appendix B -

State Variations

The Contract is no longer offered for sale by the Company. The remaining Contract owners were issued Contracts that do not vary from their general description in the Prospectus.

Appendix C - Index Disclaimers

S&P Dow Jones Indices LLC, which is the provider of the S&P 500® Price Return Index and the S&P 500® Total Return Index, requires that the following disclaimer be included in this Prospectus:

The S&P 500® Price Return Index and the S&P 500® Total Return Index (together, the “Index”) is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by Gainbridge Life Insurance Company (“Gainbridge Life”). S & P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc.(“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Gainbridge Life. It is not possible to invest directly in an index. The OneUpTM RILA is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the OneUpTM RILA particularly or the ability of the S&P 500® to track general market performance. Past performance of an index is not an indication or guarantee of future results. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Gainbridge Life or the OneUpTM RILA. S&P Dow Jones Indices has no obligation to take the needs of Gainbridge Life or the owners of the OneUpTM RILA into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the OneUpTM RILA. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment adviser, commodity trading, advisory, commodity pool operator, broker dealer, fiduciary, promoter” (as defined in the Investment Company Act of 1940, as amended), “expert” as enumerated within 15 U.S.C. § 77k(a) or tax advisor. Inclusion of a security, commodity, crypto currency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, commodity, crypto currency or other asset, nor is it considered to be investment advice or commodity trading advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GAINBRIDGE LIFE, OWNERS OF THE ONEUPTM RILA, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOR DOES S&P DOW JONES INDICES HAVE ANY CONTROL OVER, THE ONEUPTM RILA REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GAINBRIDGE LIFE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Dealer Prospectus Delivery Obligation

All dealers that effect transactions in these securities are required to deliver a Prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows (except for the Securities and Exchange Commission Filing Fee, all amounts shown are estimates):

Securities and Exchange Commission Registration Fees	$27,532.50
Printing and engraving	$100,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$200,000

Total Expenses (approximate)	$377,532.50

Item 14.	Indemnification

Pursuant to Section 145 of the Delaware Corporation Law, Article 8 of the Amended and Restated By-laws of Gainbridge Life provides for the indemnification of the Company’s directors, officers and employees. Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Gainbridge Life pursuant to the certificate of incorporation, by-laws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by one or more of its directors, officers, controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Gainbridge Life will submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933, unless in the opinion of their counsel the matter has been settled by controlling precedent, and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

1	Form of Underwriting and Sales Agreement (Incorporated herein by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 1

1.1	Form of Agency and Distribution Agreement (Incorporated herein by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 1.1

1.2	Form of Insurance Networking Agreement (Incorporated herein by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 1.2

1.3	Agency and Distribution Services Agreement between Gainbridge Life Insurance Company and Group 1001 Insurance Marketing, LLC (Incorporated herein by reference to Post-effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on March 5, 2024); Exhibit 1.3

1.4	Reciprocal Demand Loan Agreement between Gainbridge Life Insurance Company and Clear Spring Life and Annuity Company.(Incorporated by refence to Post-effective Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-266211, filed on April 15, 2024); Exhibit 1.4

3(i)	Certificate of Incorporation of Gainbridge Life Insurance Company (Incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 3(i)

3(ii)	By-laws of Gainbridge Life Insurance Company (Incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 3(ii)

4.1	Form of Contract of Modified Single Premium Individual Deferred Annuity (Incorporated herein by reference to Pre- effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 4.1

4.2	Form of Application (Incorporated herein by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 4.2

4.3	Form of Term Point-to-Point with Buffer Indexed Strategy Endorsement (Incorporated herein by reference to Pre- effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 4.3

4.4	Form of Term Point-to-Point with Coupon Indexed Strategy Endorsement (Incorporated herein by reference to Pre- effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 4.4

4.5	Form of Term Point-to-Point with Floor Indexed Strategy Endorsement (Incorporated herein by reference to Pre- effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 4.5

4.6	Form of Terminal Illness / Nursing Home Confinement Endorsement (Incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 4(6)

4.7	Resolution related to the Establishment and Administration of the Separate Account (Incorporated herein by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 4.7

5	Opinion of Legal Counsel*

8	Not Applicable

9	Not Applicable

10.1	Administrative Services Agreement by and between Clear Spring Life and Annuity Company and Clear Spring Life Insurance Company (nka Gainbridge Life Insurance Company) (incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 10.1

10.1(i)	Addendum to Administrative Services Agreement by and between Clear Spring Life and Annuity Company and Clear Spring Life Insurance Company (nka Gainbridge Life Insurance Company) (incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 10.1 (i)

10.1(ii)	Addendum 2 to Administrative Services Agreement by and between Clear Spring Life and Annuity Company and Clear Spring Life Insurance Company (nka Gainbridge Life Insurance Company) (incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 10.1 (ii)

10.1(iii)	Books and Records under Administrative Services Agreement (incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 10.1 (iii)

10.2	Amended and Restated Indemnity Retrocession Agreement by and between Clear Spring Life and Annuity Company and Clear Spring Life Insurance Company(nka Gainbridge Life Insurance Company) (incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 10.2

10.2(i)	Amended and Restated Addendum to Amended and Restated Retrocession Agreement by and between Clear Spring Life and Annuity Company and Clear Spring Life Insurance Company (nka Gainbridge Life Insurance Company) (incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 10.2(i)

10.3	Tax Sharing Agreement by and between Clear Spring Life and Annuity Company and Clear Spring Life Insurance Company (nka Gainbridge Life Insurance Company) (incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 10.3

10.3(i)	Addendum to Tax Sharing Agreement by and between Clear Spring Life and Annuity Company and Clear Spring Life Insurance Company (nka Gainbridge Life Insurance Company) (incorporated herein by reference to the Registration Statement on Form S-1, File No. 333-266211, filed on July 19, 2022); Exhibit 10.3(i)

21	Not Applicable

22	Not Applicable

23.1	Consents of Experts*

23.2	Consent of Legal Counsel (included in Opinion of Legal Counsel filed as Exhibit 5)*

24.1	Powers of Attorney*

24.2	Resolution of board of directors authorizing the use of powers of attorney for officer signatures (Incorporated herein by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 24.2

24.3	Annual Authorization of SEC Powers of Attorney*

96	Not Applicable

99	Not Applicable

101	Not Applicable

107	Calculation of Filing Fee Table (Incorporated herein by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-266211, filed on May 4, 2023); Exhibit 107

*	Filed herewith
(b)	Financial Statement Schedules Not Applicable

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low or high end estimated offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

3

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing materials or information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zionsville, State of Indiana on the 17th day of April 2025.

GAINBRIDGE LIFE INSURANCE COMPANY (Registrant)

By:	/s/ Daniel J. Towriss*
Daniel J. Towriss
Chief Executive Officer and President of Gainbridge Life Insurance Company (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Daniel J. Towriss* Daniel J. Towriss	Chief Executive Officer and President (Principal Executive Officer)	April 17, 2025

/s/ Ellyn M. Nettleton* Ellyn M. Nettleton	Chief Accounting Officer and Treasurer (Principal Accounting Officer)	April 17, 2025

/s/ Fang L. Wang* Fang L. Wang	Chief Financial Officer (Principal Financial Officer)	April 17, 2025

/s/ Dennis A. Cullen* Dennis A. Cullen	Director	April 17, 2025

/s/ Michael K. Moran* Michael K. Moran	Director	April 17, 2025

/s/ Curtis P. Steger* Curtis P. Steger	Director	April 17, 2025

*By: /s/ Ryan T. Cloud Ryan T. Cloud	Attorney-in-Fact for:	April 17, 2025
(1) Daniel J. Towriss, Chief Executive Officer and President;
(2) Ellyn M. Nettleton, Chief Accounting Officer and Treasurer;
(3) Fang. L Wang, Chief Financial Officer;
(4) Dennis A. Cullen, Director;
(5) Michael K. Moran, Director; and
(6) Curtis P. Steger, Director

5

Exhibit Index

5	Opinion of Counsel

23.1	Consents of Experts

24.1	Powers of Attorney

24.3	Annual Authorization of SEC Powers of Attorney

6